As filed with the Securities and Exchange Commission on May 26, 2004
Registration Number 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Fidelity National Information Services, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	7374	37-1490331
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

601 Riverside Avenue

Jacksonville, Florida 32204
(904) 854-8100
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Registrant’s Principal Executive Offices)

William P. Foley, II

Chief Executive Officer
Fidelity National Information Services, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204
(904) 854-8100
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
of Agent for Service)

Copies to:

Robert S. Rachofsky LeBoeuf, Lamb, Greene & MacRae, L.L.P. 125 West 55th Street New York, NY 10019-5389 (212) 424-8000	Jeffrey Small Davis Polk & Wardwell 450 Lexington Avenue New York, NY 10017 (212) 450-4000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum
Title of Each Class of	Aggregate Offering	Amount of
Securities to be Registered	Amount(1)(2)	Registration Fee

Common Stock, par value $0.0001 per share	$500,000,000	$63,350

(1)	Includes shares subject to underwriters’ over-allotment option.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) promulgated under the Securities Act of 1933.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Issued                         , 2004

                                     Shares

[FIS Logo]

COMMON STOCK

Fidelity National Information Services, Inc. is offering                      shares of its common stock. This is our initial public offering and no public market currently exists for our shares. We anticipate that the initial public offering price will be between $          and $          per share. We are currently a wholly owned subsidiary of Fidelity National Financial, Inc., or FNF. We expect that upon the completion of this offering, FNF will beneficially own      % of our common stock.

We intend to apply for listing of our common stock on the New York Stock Exchange under the symbol “FIS.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 7.

PRICE $             A SHARE

		Underwriting	Proceeds to
	Price to	Discounts and	Fidelity National
	Public	Commissions	Information Services, Inc.

Per Share	$	$	$
Total	$	$	$

We have granted the underwriters the right to purchase up to an additional            shares to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on                     , 2004.

MORGAN STANLEY	BEAR, STEARNS & CO. INC.

                    , 2004

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

      Through and including                     , 2004 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

      For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

i

PROSPECTUS SUMMARY

      This summary highlights some of the information about FIS contained elsewhere in this prospectus and may not contain all of the information that may be important to you. In this prospectus, “FIS,” “we,” and “our” refer to Fidelity National Information Services, Inc. and its subsidiaries, unless the context suggests otherwise. References in this prospectus to “dollars” or “$” are to the lawful currency of the United States of America, unless the context otherwise requires. You should read the following summary together with the entire prospectus, including the more detailed information in our combined financial statements and related notes appearing elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed in “Risk Factors.”

Overview

      We are a leading provider of technology solutions, processing services, and information-based products and services to the financial services and real estate industries. Over 2,400 financial institutions use our products and services, including 45 of the 50 largest banks in the U.S. We process nearly 50% of all U.S. residential mortgage volume, and over 235 million deposit accounts and non-mortgage consumer loans and leases are processed on our core processing platform. We also provide customized business process outsourcing related to aspects of the origination and management of mortgage loans to national lenders and loan servicers. Our information products and services, including our property data products and real estate-related services, are used by mortgage lenders, mortgage investors and real estate professionals to complete residential real estate transactions throughout the U.S. We provide information products and services that span the entire home purchase and ownership life cycle, from contact through closing, refinancing and resale. We operate in three primary business segments: Financial Institution Software and Services, Lender Outsourcing Solutions and Information Products and Services.

      We are currently a wholly owned subsidiary of FNF. After the completion of this offering, FNF will beneficially own                      shares of our common stock, representing           % of our outstanding common stock, assuming the over-allotment option is not exercised. FNF has informed us that following this offering it plans to make a distribution to its stockholders of its remaining shares of our common stock, which we refer to as the distribution.

Competitive Strengths

      We believe that our competitive strengths include the following:

      Leading proprietary technology. We have a significant number of high quality software applications and services that have been developed over many years with substantial input from our customers. We have made, and continue to make, substantial investments in our products and services to ensure that they remain competitive in the marketplace.

      Comprehensive, integrated business solutions. We offer our customers a wider range of flexible service arrangements than are typically offered by our competitors for the deployment and support of our software, from traditional license and maintenance fee approaches to managed processing arrangements, either at the customer’s site or at an FIS location. We believe that by providing customized, flexible solutions, we are able to significantly improve the effectiveness of our products and services and our customer retention.

      Excellent relationships with our customers. Over 2,400 financial institutions use our products and services, including 45 of the largest 50 U.S. banks. As the breadth of our product offerings expands, we have found that our access to key personnel at financial institutions is increasing. In order to more effectively manage the strategic opportunities presented by our increased access across business lines to our financial institution customers, we actively coordinate these significant relationships on an executive and operational level. As we have grown, we have gained the size and capability that lead institutions to trust us with the management and outsourcing of their critical applications.

      Strong value proposition for our customers. We serve our customers with products and services that enhance their competitive position and provide them with additional revenue opportunities. We also understand the needs of our customers and have successfully created innovative products and services that can reduce our customers’ operating costs. We believe that our high quality products and services and our innovative approach to meeting the needs of our customers allows us to provide a compelling value proposition to our customers.

      Proven management team. Our CEO has a history of entrepreneurial accomplishments and has successfully led FNF through a significant period of sustained growth. The managers of our operating businesses are proven innovators and pioneers in the industry, as well as individuals who have nurtured successful businesses throughout numerous business cycles and significant periods of industry change.

Strategy

      Our strategies for achieving profitable growth include the following:

      Expand our technology leadership. We intend to continue to build on the reputation, reliability and functionality of our software applications. To accomplish this, our strategies are to maintain high-quality functionality for our software applications, in part through developing software applications that feature enhanced capabilities such as straight-through processing and real-time processing; to provide superior application and technology migration support; and to ensure that our software applications are able to integrate with existing and new add-on products used by our customers.

      Take advantage of our cross-selling opportunities. We coordinate our sales efforts through a part of our organization called our Office of the Enterprise to take advantage of information we obtain about the needs of our financial institution customers in order to cross-sell our products and services. We have begun to take advantage of the significant customer relationships of our recently acquired businesses to cross-sell our other products and services to those customers.

      Expand our leadership position in information products and services. We are one of the leading providers of information products and services to the real estate industry. We believe that our technological capabilities and market leadership have provided us with a competitive advantage in terms of our product offerings and our ability to meet the needs of our customers. We intend to maintain and expand this market position, allowing us to continue to strengthen our relationships with our existing customers and expand our customer base. We also intend to continue integrating our property data and real estate-related information products and services into our other businesses.

      Broaden our product portfolio and market opportunities through acquisitions. While we will continue to invest in developing and enhancing our existing business solutions, we also intend to continue to acquire technologies and products that will allow us to further broaden our product offerings and continue to enhance the functionality of our business solutions. We may also consider acquisitions that would expand our existing customer base for a product or service, or acquiring businesses that have a product or customer base in markets in which we do not currently compete, particularly if these acquisitions would allow us to obtain revenue growth through leveraging our existing capabilities or scale. We will continue to utilize our ability to integrate newly acquired businesses and we will continue to be disciplined and strategic in making acquisitions.

      Grow our international business. We believe that we are well-positioned to leverage our financial institution software and services into international markets. With the international customers and presence we obtained through our recent acquisition of Sanchez Computer Associates, Inc., or Sanchez, we believe we are approaching a size and market presence in several international markets that will allow us to effectively compete in what we believe will be a growing market for our products and services. Our international strategy will include focusing on those products, services and customers that will allow us to leverage our existing scale and expertise.

Company History

      The predecessors to our parent company, FNF, were primarily title insurance companies. During the 1990s, FNF acquired and developed complementary real estate-related information products and services and loan default management businesses as an adjunct to its title insurance business.

      The growth of these complementary businesses accelerated in 2001. Since January 2001, FNF has completed over 25 acquisitions in our business lines. Although many of these acquisitions added important products or services to our offerings, the most significant steps in our recent growth were the acquisitions of the financial services division of ALLTEL Information Services, Inc., which we renamed Fidelity Information Services, Inc., or FI, and which forms the core of our bank processing and mortgage processing applications and service businesses; VISTA Information Solutions, Inc., which we renamed Fidelity National Information Solutions, Inc., or FNIS, and which provides information products and services; Sanchez, which provides software and outsourcing solutions to banks and other financial institutions; and Aurum Technology, Inc., or Aurum, which provides outsourced and in-house information technology solutions to banks and other financial institutions.

      This offering is an initial step by FNF to separate its title insurance business from our complementary businesses, which separation will be complete upon FNF’s consummation of the distribution.

Benefits of the Distribution

      The distribution will provide us with several key benefits. First, it will facilitate our ability to grow through acquisitions, which has been an important part of our strategy. Subject to certain limits imposed under the tax disaffiliation agreement we will enter into with FNF, we will be able to more effectively use our common stock to pay for any future acquisitions and for other business purposes. Further, the combination of this offering and the distribution should enable us to raise funds for investment in our business with less dilution to our stockholders. As an independent company with our own board of directors, we expect to be able to grow our business more efficiently, with more focused decision making. Finally, we will be able to offer our management and employees incentives more directly linked to our performance, which may help us attract and retain skilled personnel.

      The distribution is subject to various conditions and we cannot assure you that the conditions to the distribution will be satisfied or that FNF will consummate the distribution. In any event, FNF has no obligation to consummate the distribution, whether or not these conditions are satisfied.

      Our principal executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204, and our telephone number is (904) 854-8100.

THE OFFERING

Issuer	Fidelity National Information Services, Inc.

Common stock offered	shares

Common stock to be outstanding immediately after this offering	shares

Common stock to be held by FNF immediately after this offering	shares

Over-allotment option	shares to be offered by us if the underwriters exercise their over-allotment option in full.

Use of proceeds	We estimate that our net proceeds from this offering (at an assumed offering price of $ per share of common stock, the midpoint of the range set forth on the cover page of this prospectus and after deducting estimated underwriting discounts and commissions and our estimated offering expenses) will be approximately $ million. We estimate that our net proceeds will be approximately $ million if the underwriters exercise their over- allotment option in full. We intend to use approximately $250 million of net proceeds to fund a dividend payment to FNF, which will be declared prior to the completion of this offering, and the remaining net proceeds for general corporate purposes, primarily for working capital and acquisitions.

Dividend policy	We do not intend to pay dividends on our common stock. Instead, we currently intend to retain any future earnings for use in the operation and expansion of our business.

Proposed New York Stock Exchange symbol	We intend to apply to list the common stock on the New York Stock Exchange under the symbol “FIS.”

      The number of shares of our common stock identified above as outstanding after this offering does not include options that we will grant to our employees and directors in connection with this offering or grants of our restricted common stock or options to purchase our common stock that we will exchange for certain FNF restricted stock or options held by our employees and directors at the time of the distribution. In connection with this offering, we will grant employees and directors options to purchase an aggregate of approximately                      shares of our common stock at an exercise price equal to the initial public offering price. See “Management — Omnibus Incentive Plan” and “— Treatment of FNF Stock Options and Restricted Shares.”

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

      The following table sets forth our summary historical financial information. The summary historical financial information for each of the years in the three-year period ended December 31, 2003 has been derived from our combined financial statements and related notes, which have been audited by KPMG LLP, an independent registered public accounting firm. The audited combined financial statements as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003 are included elsewhere in this prospectus. The summary historical financial information as of March 31, 2004 and for the three months ended March 31, 2004 and 2003 has been derived from our unaudited condensed combined financial statements, which are included elsewhere in this prospectus. You should read this financial information in conjunction with the audited and unaudited combined financial statements included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical combined financial information has been prepared from the historical results of operations and bases of the assets and liabilities of the operations to be transferred to us and gives effect to allocations of certain corporate expenses from FNF. Our historical combined financial information may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented. Further, as a result of our acquisitions, the results in the periods shown below may not be directly comparable. Our results of interim periods are not necessarily indicative of results for the entire year.

	Three Months ended
	March 31,		Year ended December 31,

	2004	2003	2003	2002	2001(1)

	(unaudited) (in thousands)
STATEMENT OF EARNINGS DATA
Revenue
Financial institution software and services	$258,753	$8,562	$717,816	$13,763	$2,432
Lender outsourcing solutions	134,308	106,751	658,786	244,098	144,706
Information products and services	144,622	118,126	565,160	392,234	267,484
Other	882	960	3,314	3,598	3,169

Total revenue	538,565	234,399	1,945,076	653,693	417,791
Operating income	78,392	38,101	367,734	96,955	54,911
Earnings before income taxes and minority interest	78,187	37,576	361,982	106,119	53,798
Income tax expense	30,493	14,053	140,449	39,582	22,003
Minority interest	402	4,994	14,518	8,359	778

Net earnings	$47,292	$18,529	$207,015	$58,178	$31,017

	As of March 31, 2004

		As
	Actual	Adjusted(2)

BALANCE SHEET DATA (at end of period)
Cash and cash equivalents	$114,222
Total assets	2,815,674
Total long-term debt	48,631
Minority interest	9,325
Total equity	2,303,601

(1)	Effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” and as a result, have ceased to amortize goodwill. Goodwill amortization in 2001 was $5,973.

(2)	The as adjusted column reflects our sale of shares in this offering at an assumed offering price of $ per share of common stock, the midpoint of the range set forth on the cover page of this prospectus and after deducting underwriting discounts and commissions and our estimated offering expenses, and the payment of $ million as a dividend to FNF, as described under “Use of Proceeds.”

     The following summary unaudited pro forma financial information for the three months ended March 31, 2004 and the year ended December 31, 2003 gives effect to specified acquisitions we have made as though each had occurred on January 1, 2003. The unaudited pro forma financial information should not be construed to be indicative of our financial position or results of operations had these transactions been consummated on the dates assumed, and does not in any way represent a projection or forecast of our financial position or results of operations for any future period or date. See “Unaudited Pro Forma Financial Information.”

	Three Months ended	Year ended
	March 31, 2004	December 31, 2003
	Pro Forma	Pro Forma

	(unaudited)

	(in thousands except per share amounts)
PRO FORMA EARNINGS DATA
Total revenue	$594,607	$2,465,846
Earnings before income taxes and minority interest	65,962	343,167
Net earnings	$38,103	$200,398

Basic earnings per share	$	$

Weighted average shares outstanding

RISK FACTORS

      An investment in our common stock involves a number of risks. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before investing in our common stock. These risks could materially affect our business, results of operations or financial condition and cause the trading price of our common stock to decline. You could lose part or all of your investment.

Risks Relating to Our Business

          Our historical financial information may not be representative of our results as a consolidated, stand-alone company.

      Our historical financial statements may not be indicative of our future performance as a consolidated, stand-alone company. We have made numerous and large acquisitions in recent years, the largest of which was our acquisition of FI in 2003. These acquired businesses are not included in our historical financial statements prior to their acquisition and, once included, make comparisons of different periods in our historical financial statements difficult. For example, the FI acquisition makes our 2003 historical results of operations in many respects not comparable to prior periods.

      Because our businesses were either wholly owned subsidiaries of FNF, or were operated as divisions of wholly owned subsidiaries of FNF, our historical financial statements include assets, liabilities, revenues and expenses directly attributable to our operations and allocations to us of certain corporate expenses of FNF. These corporate expenses have been allocated to us on the basis that management considers to reflect most fairly or reasonably the utilization of the services provided to or the benefit obtained by businesses comprising our company. However, our historical financial statements do not necessarily reflect what our financial position and results of operations would have been if we had been operated as a stand-alone public entity during the periods covered, and may not be indicative of future results of operations or financial position.

      Our historical financial statements presented in this prospectus do not reflect the debt or interest expense we might have incurred if we had been a stand-alone entity. Our historical financial statements also do not include 100% of the historical compensation and benefits of certain individuals who will be our officers; as described above, our financial information instead reflects an allocation based on the historical division of their time between our operations and other operations of FNF. At such time as these individuals become sole employees of ours, the related compensation and benefits expenses to us will likely increase from the amounts historically allocated. Some of the costs of FNF allocated to us may incorporate more advantageous pricing available to an entity with the scale and purchasing power of FNF than would be available to us as a stand-alone entity. We may incur rebranding costs, although we do not expect these costs to be significant. In addition, we will incur other expenses, not reflected in our historical financial statements, as a result of being a separate publicly traded company.

      Our historical financial statements should be read in conjunction with the historical financial statements of acquired businesses included in this prospectus, our Unaudited Pro Forma Financial Information and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

          If we fail to adapt our products and services to changes in technology or in the marketplace, we could lose existing customers and be unable to attract business.

      The markets for our products and services are characterized by constant technological changes, frequent new product introductions and evolving industry standards. Our future success will be significantly affected by our ability to enhance our current products and services and to develop and introduce new products and services that address the increasingly sophisticated needs of our customers and their clients. There can be no assurance that we will be successful in developing, marketing, licensing and selling new products and services that meet these changing demands, that we will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products and services, or that our new products and services and their enhancements will adequately meet the demands of the marketplace and achieve market acceptance.

      We are currently engaged in significant efforts to upgrade two of our most important products: our core bank processing software and our mortgage processing software. These products were acquired upon our acquisition of FI in 2003. We have recently begun development work to implement changes necessary for these products to keep pace with the marketplace and the requirements of our customers. We expect to spend approximately $92 million on the development of our core bank processing software and $50 million on the development of our mortgage servicing platform. We expect the development work on the core bank processing software and our mortgage servicing platform to take two to three years to complete. If we are unsuccessful in completing or gaining market acceptance of these and other upgrade efforts, it would likely have a material adverse effect on our ability to retain existing customers or attract new ones.

          Decreased lending and real estate activity may reduce demand for certain of our products and services.

      Revenues from our Information Products and Services and our Lender Outsourcing Solutions segments are closely related to the level of real estate transactions, such as real estate sales and mortgage refinancings. Real estate sales are affected by a number of factors, including mortgage interest rates, the availability of funds to finance purchases and general economic conditions. Prevailing mortgage interest rates have declined to record lows in recent years, and the volume of real estate transactions has experienced record highs. We do not expect these trends to continue, and the volume of refinancing transactions in particular has begun to decline and is likely to continue to decline from 2003 and early 2004 levels. This and related declines are likely to result in reduction of revenues in some of our businesses. Some of our products, including our automated title agent process that accounted for substantial revenues in our Lender Outsourcing Solutions segment in 2003, are currently used exclusively for refinancing transactions. Our revenues in future periods will continue to be subject to these and other factors which are beyond our control and, as a result, are likely to fluctuate.

          If we were to lose any of our largest customers, our results of operations could be significantly affected.

      A small number of customers has accounted for a significant portion of our revenues, and we expect that a limited number of customers will continue to represent a significant portion of our revenues for the foreseeable future. In 2003, one of our customers accounted for approximately 16.6% of our total revenues and 40.2% of the revenues of our Lender Outsourcing Solutions segment, due primarily to this customer’s use of our automated process for performing title agency services in a period of particularly high refinancing activity. For the three months ended March 31, 2004, this customer accounted for 8.1% of our total revenues and 20.9% of the revenues in our Lender Outsourcing Solutions segment. In 2003, our next largest customer represented 4.0% of our combined revenues. Our relationships with these customers are important to our future operating results, and deterioration in any of those relationships could significantly reduce our revenues.

          We may be unsuccessful in identifying suitable acquisition candidates or in financing acquisitions which could adversely affect our growth.

      Our growth strategy is built upon organic growth and taking advantage of opportunities to acquire complementary businesses, products and services. This strategy depends on the availability of acquisition candidates with businesses that can be successfully integrated into our existing business and that will provide us with the ability to realize synergies. We may be unable to identify such targets that will be suitable for acquisition. In addition, if we identify a suitable acquisition candidate, our ability to successfully implement the acquisition would depend on a variety of factors, including our ability to use our stock in making the acquisition and/or our ability to finance the acquisition. Our ability to use our stock in making acquisitions will be restricted during the period ending two years following the distribution in the absence of an opinion from a nationally recognized law firm or accounting firm, or a ruling from the Internal Revenue Service, that such acquisition will not cause the distribution to be taxable to FNF. Our ability to finance our acquisitions is subject to a number of factors, including the availability of adequate cash from operations, acceptable financing terms and the terms of our debt investments. Each of these factors may inhibit our ability to pursue attractive acquisition targets. If we are unable to identify suitable acquisition candidates or unable to finance acquisitions we may experience a lower rate of growth.

          We face challenges integrating the companies and businesses that we have acquired or will acquire in the future.

      Our company consists primarily of businesses acquired by FNF in recent years, including the acquisition of FI in 2003. We have also recently closed our acquisitions of Sanchez and Aurum and have begun those integrations. Acquisitions will continue to be part of our growth strategy. We face many challenges in effectively integrating acquired companies and businesses. We believe that one of our most significant challenges is to integrate acquired companies and businesses in such a way that we can realize cross-selling opportunities and other synergies. We face other integration challenges such as eliminating redundant operations, facilities and systems, coordinating management and personnel, retaining key employees, managing different corporate cultures and achieving cost reductions. There can be no assurances that we will be able to integrate our businesses successfully or realize the benefits of bringing them together, and the integration process may disrupt our business and divert resources.

          Consolidation in the banking and financial services industry could adversely affect our business by eliminating our existing and potential customers and by making us overly dependent on a limited number of customers.

      There has been and continues to be substantial merger, acquisition and consolidation activity in the banking and financial services industry. Mergers or consolidations of banks and financial institutions in the future could reduce the number of our customers and potential customers, which could adversely affect our revenues even if these events do not reduce the aggregate number of customers and banking and other activities of the consolidated entities. Customers of ours who merge with or are acquired by other entities who are not our customers, or who use fewer of our products and services, may discontinue or reduce their use of our products and services. In addition, it is possible that the larger banks or financial institutions resulting from mergers or consolidations could decide to perform for themselves some or all of the services which we currently provide or could provide. Any of these key developments could have a material adverse effect on our business and results of operations.

          We operate in a competitive business environment, and if we are unable to compete effectively we may face price reductions and decreased demand for our products.

      The market for our products and services is intensely competitive. Our competitors vary in size and in the scope and breadth of the products and services they offer. Some of our competitors have substantial resources. Since many of our larger potential customers have historically developed their key applications in-house and therefore view their system requirements from a make-versus-buy perspective, we often compete against our potential customers’ in-house capacities. In addition, we expect that the markets in which we compete will continue to attract new competitors and new technologies. There can be no assurance that we will be able to compete successfully against current or future competitors or that competitive pressures faced by us will not materially adversely affect our business, financial condition and results of operations.

          We have a long sales cycle for our products, the implementation of which requires significant capital commitments by our customers which they may be unwilling or unable to make.

      The implementation of our products often involves significant capital commitments by our customers, particularly those with smaller operational scale. Potential customers generally commit significant resources to an evaluation of available software and require us to expend substantial time, effort and money educating them as to the value of our software and services. We incur substantial costs in order to obtain each new customer. We may expend significant funds and management resources during the sales cycle and ultimately fail to close the sale. Our sales cycle may be delayed due to our customers’ budgetary constraints. If we are unsuccessful in closing sales after expending significant funds and management resources or if we experience delays, it could have a material adverse effect on our business, financial condition and results of operations.

          We may experience software defects, development delays and installation difficulties, which would harm our business and reputation and expose us to potential liability.

      Our services and products are based on sophisticated software and computing systems and we may encounter delays when developing new products and services. Further, the software underlying our products and services has occasionally contained and may in the future contain undetected errors or defects when first introduced or when new versions are released. In addition, we may experience difficulties in installing or integrating our products and technologies on platforms used by our customers. Defects in our software products, errors or delays in the processing of electronic transactions or other difficulties could result in:

•	interruption of business operations;

•	delay in market acceptance;

•	additional development and remediation costs;

•	diversion of technical and other resources;

•	loss of customers;

•	negative publicity; or

•	exposure to liability claims.

      Although we attempt to limit our potential liability through disclaimers and limitation-of-liability provisions in our license and customer agreements, we cannot be certain that these measures will be successful in limiting our liability.

          If we lose the service of our senior management and key personnel, we may not be able to execute our business strategy, manage our growth and compete effectively.

      Our future success depends significantly on the continued contributions of members of our senior management team. In particular, our chief executive officer, William P. Foley, II, and our chief financial officer, Alan L. Stinson, are critical to the overall management of our company as well as our strategic direction and our growth. In addition, we have assembled a group of key personnel through acquisitions in recent years. Loss of the services of these employees could significantly delay or prevent the achievement of our development and strategic objectives and our capability to compete effectively. In addition, Mr. Foley will be required to continue to devote substantial time to the affairs of FNF in his capacity as chairman of the board and chief executive officer of FNF for so long as he serves in such capacities.

          Security breaches or computer viruses could harm our business.

      As part of our transaction processing business, we electronically receive, process, store and transmit sensitive business information of our customers. Unauthorized access to our computer systems could result in the theft or publication of confidential information, the deletion or modification of records or otherwise cause interruptions in our operations. These concerns about security are increased when we transmit information over the Internet. Computer viruses have also been distributed and have rapidly spread over the Internet. Computer viruses could infiltrate our systems, disrupting our delivery of services and making our products unavailable. Any inability to prevent security breaches or computer viruses could also cause existing customers to lose confidence in our systems and terminate their agreements with us, and could inhibit our ability to attract new customers.

          Misappropriation of our intellectual property and proprietary rights could impair our competitive position.

      Our ability to compete depends upon proprietary systems and technology. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our services or to obtain and use information that we regard as proprietary. Policing unauthorized use of our proprietary rights is difficult. We cannot make any assurances that the steps we have taken will prevent misappropriation of technology or that the agreements entered into for that purpose will be enforceable. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our products and services are made available online. Misappropriation of our intellectual property or potential litigation could have a material adverse effect on our results of operations or financial condition.

We may be found to infringe the proprietary rights of others.

      As our information technology products and services develop, we may become increasingly subject to infringement claims. Any claims, whether with or without merit, could:

•	be expensive and time consuming to defend;

•	cause us to cease making, licensing or using products that incorporate the challenged intellectual property;

•	require us to redesign our products, if feasible;

•	divert management’s attention and resources; and

•	require us to enter into royalty or licensing agreements in order to obtain the right to use necessary technologies.

      There can be no assurance that third parties will not assert infringement claims against us in the future with respect to our current or future products and services.

          If we fail to comply with privacy regulations imposed on providers of services to financial institutions, our business could be harmed.

      As a provider of services to financial institutions, we are bound by the same limitations on disclosure of the information we receive from our customers as apply to the financial institutions themselves. If we fail to comply with these regulations, we could be exposed to suits for breach of contract or to governmental proceedings, damage our customer relationships, harm our reputation and inhibit our ability to obtain new customers. In addition, if more restrictive privacy laws or rules are adopted in the future on the Federal or State level, or, with respect to our international operations, by authorities in foreign jurisdictions on the national, provincial, state or other level, then it could have an adverse impact on us.

          We have recently expanded, and intend to expand further, our international operations, where we have less experience which could result in challenges in successfully operating such businesses.

      In 2003, our sales outside of the U.S. represented approximately 3.2% of our revenues. In April 2004, we acquired Sanchez, in part in order to expand our international operations, particularly in our Financial Institution Software and Services segment. There can be no assurance that we will be able to compete successfully against current or future international competitors or that our relative inexperience with international operations will not limit or hinder our success.

          If we are delayed in obtaining or are unable to obtain the requisite licenses and approvals for certain operations in our Lender Outsourcing Solutions segment, it could adversely affect our ability to provide certain title agency and related lender services.

      Our Lender Outsourcing Solutions segment consists in part of legal entities and assets and liabilities of divisions that will be transferred prior to completion of this offering from legal entities that remain with FNF. Some of these transfers require us to apply for additional licenses and other approvals from state insurance and banking regulators in a number of states in order for us to provide certain title agency and related lender services after the transfer. Any delay in obtaining or inability to obtain the required licenses and other approvals from such regulators could have an adverse effect on our ability to provide these services and retain income related to these services after the transfer.

Risks Relating to Our Separation from FNF

          We would not expect to realize the full potential benefits of our separation from FNF and our stock price may decline if FNF does not complete the distribution.

      If FNF does not complete the distribution, FNF will continue to control us and we would not expect to realize the full potential benefits of the distribution. FNF has the sole discretion to determine the timing and terms of any distribution and is not obligated to effect the distribution. In particular, FNF will not complete the distribution unless it receives a favorable tax ruling from the Internal Revenue Service and a legal opinion, collectively to the effect that the distribution would be tax-free to FNF and its stockholders for federal income tax purposes. We cannot make any assurances whether or when FNF will receive a favorable tax ruling from the IRS and legal opinion, or that the distribution will occur. In addition, if the distribution is not completed, the liquidity of our shares in the market may be limited unless and until FNF elects to sell some of its significant ownership.

          We will be controlled by FNF as long as it owns a majority of our common stock, and our other stockholders will be unable to affect the outcome of stockholder voting during this time.

      As long as FNF continues to hold a majority of our outstanding stock, FNF will be able to elect all of our directors and determine the outcome of all corporate actions requiring stockholder approval. After the completion of this offering, FNF will own approximately           % of our outstanding common stock.

      While it controls us, FNF will control decisions with respect to:

•	our business direction and policies, including the election and removal of our directors;

•	mergers or other business combinations involving us;

•	the acquisition or disposition of assets by us;

•	our financing; and

•	amendments to our certificate of incorporation and bylaws.

          We could have conflicts with FNF, and our CEO will also be CEO and chairman of the board of directors of FNF.

      Conflicts may arise between FNF and us as a result of our on-going agreements. We may not be able to resolve all potential conflicts with FNF, and even if we do, the resolution may be less favorable to us than if we were dealing with an unaffiliated third party.

      Some of our executive officers own substantial amounts of FNF stock and options because of their relationships with FNF prior to this offering. Such ownership could create or appear to create potential conflicts of interest when directors and officers are faced with decisions that could have different implications for our company and FNF.

      William P. Foley, II, will be our chief executive officer and the chairman of our board of directors and will continue to be the chief executive officer and chairman of the board of directors of FNF following this offering. It is expected that Mr. Foley will resign as chief executive officer of FNF at the time of the distribution, although he will remain chairman of the board of FNF. As an officer and director of both companies, he will have obligations to us as well as FNF and may have conflicts of interest with respect to matters potentially or actually involving or affecting us. Matters that could give rise to conflicts include among other things:

•	our past and ongoing relationships with FNF, including tax matters, employee benefits, indemnification, data sharing, and other matters arising from our planned separation from FNF;

•	the quality and pricing of services that we have agreed to provide to FNF or that FNF has agreed to provide to us;

•	the nature, quality and pricing of transitional services that FNF has agreed to provide to us or that we have agreed to provide to FNF; and

•	sales or distributions by FNF of all or part of its ownership interest in us.

In addition, Mr. Foley will be required to continue to devote substantial time to the affairs of FNF in his capacity as chairman of the board and chief executive officer of FNF for so long as he serves in such capacities. In addition, Mr. Stinson will devote time to the affairs of FNF in his role as a Senior Vice President with responsibilities for providing oversight and support on a transitional basis with respect to financial and accounting matters prior to the distribution.

          If FNF engages in the same type of business we conduct, our ability to successfully operate and expand our business may be limited.

      FNF is under no obligation not to compete with us, either before or after the distribution. FNF will have no obligation to refrain from:

•	engaging in the same or similar business activities or lines of business as us;

•	doing business with any of our customers or vendors; or

•	doing business with our competitors.

      Due to the significant resources of FNF, including financial resources, FNF could have a significant competitive advantage over us should it decide to engage in the type of business we conduct, which could have an adverse effect on our financial condition and results of operations.

          We could incur substantial obligations with respect to income taxes if the distribution of our stock by FNF to holders of FNF stock were to fail to be tax free.

      We could incur substantial obligations for U.S. federal income taxes if the distribution of our stock by FNF to holders of FNF’s stock failed to be tax free to FNF under Section 355 of the Internal Revenue Code and the regulations thereunder. FNF is seeking a ruling from the Internal Revenue Service that the distribution will be tax free to the holders of FNF stock and to FNF pursuant to Section 355 of the Internal Revenue Code, subject to certain conditions set forth in the ruling letter. In this connection, FNF may recognize a taxable gain on the distribution if the distribution is considered to be part of a plan pursuant to which one or more persons acquire a 50% or greater interest in FNF’s stock or in our stock. If such an acquisition caused the distribution to be taxable to FNF, U.S. federal income tax would be payable by the FNF consolidated group based upon the difference between the fair market value of our common stock and the adjusted basis of our common stock FNF holds at the date of distribution. We and FNF would be severally liable pursuant to the Internal Revenue Code and regulations thereunder for any U.S. federal income taxes FNF incurs as a consequence of the distribution. It is expected that we will enter into a tax disaffiliation agreement with FNF pursuant to which we will be required to indemnify FNF with respect to any transaction involving our stock, and FNF will be required to indemnify us with respect to any transaction involving its stock, that results in the imposition of U.S. federal income tax on FNF in connection with the distribution.

      Further, the tax disaffiliation agreement will provide that, for the two-year period following the distribution, an acquisition, issuance, or other transaction involving our stock will be restricted in the absence of an opinion from a nationally recognized law firm or accounting firm or a ruling from the Internal Revenue Service that such transaction will not cause the distribution to be taxable to FNF. Such a restriction could inhibit our ability to issue stock in connection with acquisitions and otherwise restrict our actions during the two-year period following the distribution. If the distribution occurs and if it fails to be tax-free to FNF under Section 355 of the Internal Revenue Code and the regulations thereunder, the resulting U.S. federal income tax liability could have a material adverse effect on our financial condition, results of operation, and cash flows.

Risks Relating to this Offering

          Our common stock has no prior public market and no assurances can be made that an active trading market will develop.

      Prior to this offering, there has not been a market for our common stock. Although we intend to apply to list our common stock on the New York Stock Exchange, an active trading market in our common stock might not develop or continue. An investor purchasing shares of common stock in this offering will pay a price that was not established in a competitive market, but instead was determined by negotiations with the representatives of the underwriters based upon an assessment of the valuation of our common stock. The public market may not agree with or accept this valuation, in which case an investor may not be able to sell shares of our stock at or above the initial offering price.

          The price of our common stock may be volatile and may be affected by market conditions beyond our control.

      Our share price is likely to fluctuate in the future because of the volatility of the stock market in general and a variety of factors, many of which are beyond our control, including:

•	quarterly variations in actual or anticipated results of our operations;

•	changes in financial estimates by securities analysts;

•	actions or announcements by our competitors;

•	regulatory actions;

•	changes in the market outlook for the lending and real estate industries;

•	technology changes in our business segments;

•	departure of our key personnel; and

•	future sales of our common stock, including any sales of our common stock by FNF prior to the distribution.

      The market prices of securities of information technology and services providers have experienced fluctuations that often have been unrelated or disproportionate to the operating results of these companies. These market fluctuations could result in extreme volatility in the price of our shares of common stock, which could cause a decline in the value of your investment. You should also be aware that price volatility may be greater if the public float and trading volume of our shares of common stock is low.

          Most of our common stock will be owned by FNF until the distribution.

      Upon completion of the offering, approximately           % of our outstanding common stock will be owned by FNF. This could make it more difficult for us to raise capital by selling stock or use our stock as currency in acquisitions. This concentrated ownership also might delay or prevent a change in control and may impede or prevent transactions in which stockholders might otherwise receive a premium for their shares. In addition, we will enter into a registration rights agreement with FNF requiring us, under certain circumstances, to register our shares beneficially owned by FNF following this offering. See “Our Arrangements with FNF — Registration Rights Agreement.” If FNF exercises these registration rights because it is unable to or for any reason does not complete the distribution, the market price of our common stock would likely be adversely affected.

          Provisions in our charter documents and customer agreements, and Delaware law and tax considerations related to the distribution, may delay or prevent a change in control.

      Our certificate of incorporation, bylaws and the laws of Delaware contain provisions that may delay, deter or prevent a takeover attempt that stockholders might consider in their best interests. For example, our organizational documents provide for a classified board of directors with staggered terms, prevent stockholders from taking action by written consent, prevent stockholders from calling a special meeting of stockholders, provide for supermajority voting requirements to amend our certificate of incorporation and certain provisions of our bylaws and provide for the filling of vacancies on our board of directors by the majority of the directors then in office. These provisions will render the removal of the incumbent board of directors or management more difficult. In addition, these provisions may prevent stockholders from receiving the benefit of any premium over the market price of our common stock offered by a bidder in a potential takeover. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.

      Section 203 of the General Corporation Law of Delaware, the jurisdiction in which our company is organized, may affect the ability of an “interested stockholder” to engage in certain business combinations including mergers, consolidations or acquisitions of additional shares, for a period of three years following the time that the stockholder becomes an interested stockholder. An interested stockholder is defined to include persons owning directly or indirectly 15% or more of the outstanding voting stock of the corporation.

      We expect that our tax disaffiliation agreement with FNF will also provide that we will indemnify FNF for any taxes FNF incurs if the distribution fails to qualify as tax-free because of transactions involving our stock. An acquisition of us by a third party could have such an effect.

FORWARD-LOOKING STATEMENTS

      Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus include forward-looking statements which reflect our current views with respect to future events and financial performance. These statements include forward-looking statements both with respect to us specifically and the businesses in which we are engaged generally. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise.

      All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to, those described under “Risk Factors.”

      The factors described under “Risk Factors” should not be considered as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

      We estimate that our net proceeds from this offering (at an assumed offering price of $           per share of common stock, the midpoint of the range set forth on the cover page of this prospectus and after deducting estimated underwriting discounts and commissions and our estimated offering expenses) will be approximately $           million. We estimate that our net proceeds will be approximately $           million if the underwriters exercise their over-allotment option in full. We intend to use approximately $250 million of net proceeds to fund a dividend payment to FNF, which will be declared prior to the completion of this offering, and the remaining net proceeds for general corporate purposes, primarily working capital and acquisitions.

DIVIDEND POLICY

      We do not intend to pay dividends on our common stock. Instead, we currently intend to retain any future earnings for use in the operation and expansion of our business. Our board of directors will make any future determination regarding the payment of dividends based upon various factors then existing, including:

•	our financial condition, operating results and current and anticipated cash needs;

•	general economic and business conditions;

•	our strategic plans and business prospects;

•	legal, contractual and regulatory restrictions on our ability to pay dividends; and

•	other factors that our board of directors may consider to be relevant.

CAPITALIZATION

      The following table describes our cash and capitalization as of March 31, 2004 on an actual basis, and on an as adjusted basis to give effect to the sale of                      shares of common stock in this offering at an assumed offering price of $           per share, the midpoint of the range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and our estimated offering expenses, and our payment of a dividend of $          million to FNF, as described under “Use of Proceeds.” The information presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined financial statements and the related notes included elsewhere in this prospectus.

	Unaudited

	As of March 31, 2004

	Actual	As Adjusted

	(in thousands)
Cash	$114,222		$—

Total long-term debt	48,631
Stockholders’ equity
Common stock, $0.0001 par value	—
Additional paid-in capital	—
Owner’s net investment	$2,303,601
Total	2,303,601

Total capitalization	$2,352,232	$

      The actual and as adjusted information set forth in the table:

•	excludes shares of common stock issuable upon the exercise of stock options to be granted under our omnibus incentive plan as of completion of this offering, at an exercise price equal to the initial public offering price; and

•	excludes shares of common stock available for future issuance under our omnibus incentive plan, and assumes no exercise of the over-allotment option granted to the underwriters. For a description of our stock option plan and of the proposed treatment of certain outstanding FNF stock options and restricted stock following the distribution, see “Management — Treatment of FNF Stock Options and Restricted Shares” and “— Omnibus Incentive Plan.”

DILUTION

      Our net tangible book value per common share represents the amount of our total tangible assets minus our total liabilities, divided by the number of common shares outstanding. After giving effect to the issuance of                     of our common shares (at an assumed offering price of $           per common share, the midpoint of the range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and our estimated offering expenses and assuming that the underwriters’ over-allotment option is not exercised), our net tangible book value as of                     , 2004, would have been $                     million, or $           per common share. This amount represents an immediate increase of $           per common share to the existing stockholders and an immediate dilution of $           per common share issued to the new investors purchasing shares offered hereby at the assumed offering price. The following table illustrates this per share dilution:

Assumed offering price per share	$

Net tangible book value per common share before the offering

Increase attributable to the offering

Net tangible book value per common share after the offering

Dilution in net tangible value per common share to new investors	$

SELECTED HISTORICAL FINANCIAL INFORMATION

      The following table sets forth our selected historical financial information. The selected historical financial information as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003 has been derived from our combined financial statements and related notes, which have been audited by KPMG LLP, an independent registered public accounting firm. The audited combined financial statements as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003 are included elsewhere in this prospectus. The selected historical financial information as of March 31, 2003 and December 31, 2001 and as of and for the years ended December 31, 2000 and 1999 have been derived from our unaudited combined financial statements not appearing herein. The selected historical financial information as of March 31, 2004 and 2003 and for the three months ended March 31, 2004 and 2003 has been derived from our unaudited condensed combined financial statements, which are included elsewhere in this prospectus. You should read this financial information in conjunction with the audited and unaudited combined financial statements included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our selected historical financial information has been prepared from the historical results of operations and bases of the assets and liabilities of the operations to be transferred to us and gives effect to allocations of certain corporate expenses from FNF. Our selected historical financial information may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented. Further, as a result of our acquisitions, the results in the periods shown below may not be directly comparable. Our results of interim periods are not necessarily indicative of results for the entire year.

	Three Months ended
	March 31,		Year ended December 31,

	2004	2003	2003	2002	2001(1)	2000(1)	1999(1)

	(unaudited) (in thousands)					(unaudited)
STATEMENT OF EARNINGS DATA
Revenue
Financial institution software and services	$258,753	$8,562	$717,816	$13,763	$2,432	$—	$—
Lender outsourcing solutions	134,308	106,751	658,786	244,098	144,706	92,801	55,012
Information products and services	144,622	118,126	565,160	392,234	267,484	137,947	44,109
Other	882	960	3,314	3,598	3,169	2,201	—

Total revenue	538,565	234,399	1,945,076	653,693	417,791	232,949	99,121

Operating expenses
Personnel costs	239,199	69,526	737,516	195,661	136,876	88,045	42,708
Other operating expenses	172,048	120,169	695,603	342,440	216,554	113,411	49,783
Depreciation and amortization	48,926	6,603	144,223	18,637	9,450	3,926	514

Total operating expenses	460,173	196,298	1,577,342	556,738	362,880	205,382	93,005

Operating income	78,392	38,101	367,734	96,955	54,911	27,567	6,116
Other income (expense)
Interest income	186	183	704	377	189	188	47
Interest expense	(391)	(708)	(2,831)	(2,322)	(1,333)	(594)	(21)
Gain (loss) on equity in consolidated subsidiary	—	—	(3,625)	11,109	31	—	—

Total other income (expense)	(205)	(525)	(5,752)	9,164	(1,113)	(406)	26

Earnings before income taxes and minority interest	78,187	37,576	361,982	106,119	53,798	27,161	6,142
Income tax expense	30,493	14,053	140,449	39,582	22,003	10,973	2,967
Minority interest	402	4,994	14,518	8,359	778	—	—

Net earnings	$47,292	$18,529	$207,015	$58,178	$31,017	$16,188	$3,175

(1)	Effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” and as a result, have ceased to amortize goodwill. Goodwill amortization in 2001, 2000 and 1999 was $5,973, $2,496 and $683, respectively.

	March 31,		December 31,

	2004	2003	2003	2002	2001	2000	1999

	(unaudited) (in thousands)					(unaudited)
BALANCE SHEET DATA (at end of period)
Cash and cash equivalents	$114,222	$62,034	$100,466	$56,472	$21,245	$11,109	$6,830
Total assets	2,815,674	685,890	2,371,108	556,269	427,660	198,323	48,597
Total long-term debt	48,631	27,144	41,126	33,471	41,040	11,869	—
Minority interest	9,325	71,448	12,130	63,272	34,384	1,102	1,103
Total equity	2,303,601	376,459	1,904,368	295,232	180,774	88,725	21,394

UNAUDITED PRO FORMA FINANCIAL INFORMATION

      The following unaudited pro forma financial information gives effect to our acquisitions of FI (which was acquired by FNF on April 1, 2003), WebTone Technologies, Inc., or WebTone (which was acquired by FNF on September 2, 2003), FNIS (the outstanding minority interest of which was acquired by FNF on September 30, 2003), Aurum (which was acquired by FNF on March 11, 2004) and Sanchez (which was acquired by FNF on April 14, 2004). The unaudited pro forma combined statements of earnings for the three months ended March 31, 2004 gives effect to the acquisitions of Aurum and Sanchez as if they had been completed on January 1, 2003. The unaudited pro forma combined statements of earnings for the year ended December 31, 2003 give effect to the acquisitions of FI, WebTone, FNIS, Aurum and Sanchez as if they had been completed on January 1, 2003.

      Prior to September 30, 2003, FNF and its subsidiaries owned approximately 66% of FNIS’ outstanding common stock. Accordingly, FNF had a controlling financial interest in FNIS, and the results of operations and financial condition of FNIS were included in our historical statement of earnings for 2003, with the minority interest reflected as minority interest in the statement of earnings.

      The acquisitions of FI, WebTone and Aurum, and of the noncontrolling equity interest (34%) of FNIS, have been accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations,” or SFAS No. 141. The acquisition of Sanchez will be accounted for using SFAS No. 141. Under the purchase method of accounting, assets acquired and liabilities assumed are recorded at their estimated fair values. Goodwill is created to the extent that the purchase price, including certain acquisition and closing costs, exceeds the fair value of the net identifiable assets acquired. The allocation of each purchase price to assets and liabilities of the acquired businesses was based on studies and valuations performed by independent companies. The unaudited pro forma financial information presented below includes pro forma adjustments made based on these allocations. There might be further adjustments to the purchase price allocations of WebTone, FNIS, Aurum and Sanchez upon finalization of these studies and valuations.

      We have prepared the unaudited pro forma financial information based on available information, using assumptions that our management believes are reasonable. The unaudited pro forma financial information is being provided for information purposes only. It does not purport to represent our actual financial position or results of operations had the acquisitions occurred on the dates specified nor does it project our results of operations or financial position for any future period or date.

      The unaudited pro forma financial information does not reflect any adjustments for non-recurring items or changes in operating strategies arising as a result of the acquisitions.

      In accordance with Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” unearned compensation cost arising in connection with certain acquisitions with respect to the unearned portion of the fair value of the unvested options of the target that were exchanged for unvested FNF options will be charged to us over the remaining vesting period as compensation expense. The fair value of the total unearned compensation cost after tax that will be charged to us in the future is estimated to be $2.4 million with respect to the Sanchez acquisition and $4.6 million with respect to the FNIS minority interest acquisition.

      The unaudited pro forma financial information should be read in conjunction with our audited and unaudited historical financial statements and related notes, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus.

Unaudited Pro Forma Combined Statements of Earnings

Year ended December 31, 2003

		FI	WebTone
		Historical	Historical
	FIS	(through	(through	Aurum	Sanchez		Pro Forma
	Historical	March 31)	September 1)	Historical	Historical	Combined	Adjustments		Pro Forma

	(in thousands, except per share amounts)
Revenue	$1,945,076	$210,342	$24,023	$190,001	$96,404	$2,465,846	$—			$2,465,846
Operating expenses
Operating expenses, excluding restructuring charges and royalty expense to parent	1,577,342	169,852	27,488	187,575	96,512	2,058,769	8,016	(1)		2,105,448
							38,663	(2)
Restructuring charges	—	—	—	—	11,144	11,144	—			11,144
Royalty expense to parent	—	6,548	—	—	—	6,548	(6,548	)(3)		—

Total operating expenses	1,577,342	176,400	27,488	187,575	107,656	2,076,461	40,131			2,116,592

Operating income (loss)	367,734	33,942	(3,465)	2,426	(11,252)	389,385	(40,131)			349,254
Interest (expense) income and other, net	(2,127)	(8)	—	(4,266)	280	(6,121)	3,659	(4)		(2,462)
Loss on equity in consolidated subsidiary	(3,625)	—	—	—	—	(3,625)	—			(3,625)

Earnings (loss) before income taxes and minority interest	361,982	33,934	(3,465)	(1,840)	(10,972)	379,639	(36,472)			343,167
Income tax expense (benefit)	140,449	14,311	(1,317)	—	(736)	152,707	(14,151	)(5)		138,556
Minority interest	14,518	—	—	—	—	14,518	(10,305	)(6)		4,213

Net earnings (loss)	$207,015	$19,623	$(2,148)	$(1,840)	$(10,236)	$212,414	$(12,016)			$200,398

Per share amounts
Basic earnings per share									$

Weighted average shares outstanding

Unaudited Pro Forma Combined Statements of Earnings

Three Months ended March 31, 2004

		Aurum
		Historical
	FIS	(through	Sanchez		Pro Forma
	Historical	March 10)	Historical	Combined	Adjustments		Pro Forma

	(in thousands, except per share amounts)
Revenue	$538,565	$33,560	$22,482	$594,607	$—			$594,607
Operating expenses
Operating expenses, excluding restructuring charges	460,173	35,932	23,300	519,405	871	(1)		523,006
					2,730	(2)
Restructuring charges	—	—	5,325	5,325	—			5,325

Total operating expenses	460,173	35,932	28,625	524,730	3,601			528,331

Operating income (loss)	78,392	(2,372)	(6,143)	69,877	(3,601)			66,276
Interest (expense) income and other, net	(205)	(743)	43	(905)	591	(4)		(314)

Earnings (loss) before income taxes and minority interest	78,187	(3,115)	(6,100)	68,972	(3,010)			65,962
Income tax expense (benefit)	30,493	52	(1,914)	28,631	(1,174	)(5)		27,457
Minority interest	402	—	—	402	—			402

Net earnings (loss)	$47,292	$(3,167)	$(4,186)	$39,939	$(1,836)			$38,103

Per share amounts:
Basic earnings per share							$

Weighted average shares outstanding

Notes to Unaudited Pro Forma Financial Information

(in thousands)

      1. In accordance with SFAS No. 123, unearned compensation cost was measured upon consummation of the FNIS and Sanchez acquisitions for the unearned portion of the fair value of the unvested FNIS and Sanchez options that were exchanged for unvested FNF options. The amortization of the unearned compensation cost over the remaining vesting periods results in compensation expense, which is charged to us, of $8,016 for the year ended December 31, 2003 ($5,524 relating to unvested FNIS options and $2,492 relating to unvested Sanchez options) and $871 for the three months ended March 31, 2004 (relating to unvested Sanchez options).

      2. Reflects the increase in amortization expense as a result of allocating the purchase price of each acquisition to intangible assets, namely customer relationships intangibles and acquired software, and amortizing such intangibles over their estimated useful lives commencing as of the assumed acquisition date. The increase in amortization expense is $38,663 for the year ended December 31, 2003 (FI — $9,118; WebTone — $2,371; FNIS — $15,019; Aurum — $6,388; and Sanchez — $5,767) and $2,730 for the three months ended March 31, 2004 (Aurum — $1,288 and Sanchez — $1,442).

      3. Reflects the elimination of royalty expense of $6,548 recorded by FI relating to an agreement between FI and its former parent, ALLTEL, for the year ended December 31, 2003, which charges would not have been incurred had the acquisition occurred on January 1, 2003.

      4. Reflects the elimination of Aurum’s interest expense for the year ended December 31, 2003 and for the three months ended March 31, 2004 of $3,659 and $591, respectively, as a result of the repayment of long-term debt in connection with the purchase of Aurum by FNF.

      5. Reflects the tax benefit (expense) of the pro forma adjustments at the FIS estimated tax rate of 38.8% and 39.0% for the year ended December 31, 2003 and for the three months ended March 31, 2004, respectively.

      6. Reflects the elimination of the minority shareholders’ interest in net earnings of FNIS of $10,305 for the year ended December 31, 2003.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion should be read in conjunction with the Combined Financial Statements and the Notes thereto and selected historical and pro forma financial information included elsewhere in this prospectus. The discussion below contains forward-looking statements that are based upon our current expectations and are subject to uncertainty and changes in circumstances. Our actual results may differ materially from these expectations due to changes in global, political, economic, business, competitive and market factors, many of which are beyond our control. See “Forward-Looking Statements.”

Overview

      We are a leading provider of technology solutions, processing services, and information-based products and services to the financial services and real estate industries. We have three operating business segments, Financial Institution Software and Services, Lender Outsourcing Solutions and Information Products and Services, which produced 36.9%, 33.9% and 29.1%, respectively, of our revenues in 2003.

•	Financial Institution Software and Services. This segment focuses on two primary markets, financial institution processing and mortgage loan processing. Our primary products are software applications that function as the underlying infrastructure of a financial institution’s processing environment. These products include core bank processing software, which banks use to maintain the primary records of their customer accounts, and core mortgage processing software, which banks use to process and service mortgage loans. We also provide a number of complementary products and services that interact directly with the core processing products, including applications that facilitate interactions between our financial institution customers and their clients. We offer our products through a range of delivery and service models, including on-site outsourcing and remote processing arrangements, as well as on a licensed software basis for installation on customer-owned and operated systems.

•	Lender Outsourcing Solutions. This segment offers customized outsourced business process and information solutions to national lenders and loan servicers. We provide loan facilitation services, which consist of centralized, customized title agency and closing services, to first mortgage, refinance, home equity and sub-prime lenders. We also provide default management services, which allow our customers to outsource the business processes necessary to take a loan and the underlying real estate securing the loan through the default and foreclosure process.

•	Information Products and Services. This segment offers property data and real estate-related services. Included in the products and services we provide are appraisal and valuation services, property records information, real estate tax services, borrower credit and flood zone information and multiple listing software and services.

      We also have a corporate segment that consists of allocated costs relating to corporate overhead and revenues and expenses of a small technology equipment leasing operation.

Factors Affecting Comparability

      Our Combined Financial Statements included in this prospectus present the financial condition and operating results of the businesses that comprise our company. The growth of these businesses has increased significantly through various acquisitions completed during the periods covered by our Combined Financial Statements, including over 25 acquisitions that were completed since January 2001. Although many of these acquisitions added important products or services to our offerings, the most significant to our historical financial statements through March 31, 2004 were the acquisitions of:

•	Fidelity Information Services, Inc., or FI, which was originally a division of ALLTEL Information Services, Inc., or ALLTEL, when FNF acquired it on April 1, 2003. This company forms the core of our bank processing and mortgage processing applications and service businesses. The purchase price for FI was approximately $1.1 billion. FI (including several smaller acquisitions FI made subsequent to our acquisition of it) generated revenues of $678.2 million in 2003 for our Financial Institution Software and Services segment.

•	Lender’s Service, Inc., or LSI, which was acquired on February 10, 2003, for approximately $75.0 million in cash. LSI is a leading provider of appraisal, title and closing services to residential mortgage originators. The LSI acquisition contributed significantly to the increases in revenues of our Lender Outsourcing Solutions segment and Information Products and Services segment in 2003 compared to 2002.

      Our Combined Financial Statements present the results of operations of each of these acquired businesses, and all of our other acquired businesses, in each case effective as of the date of the acquisition. As a result of these acquisitions, the results of operations in the periods covered by our Combined Financial Statements may not be directly comparable. We have also recently acquired Sanchez and Aurum, which will further affect comparisons of our 2004 results with prior period results commencing in the second quarter of 2004.

Our Historical Financial Information

      We were incorporated in Delaware on May 20, 2004 in preparation for our corporate reorganization. Prior to the completion of this offering, FNF will make a contribution to us of assets and liabilities relating to our business and operations as described in this prospectus. As consideration for the assets that will be contributed to us by FNF, we will issue to FNF            shares of our common stock, representing all of our outstanding common stock prior to this offering.

      Our historical financial statements include assets, liabilities, revenues and expenses directly attributable to our operations and allocations to us of certain corporate expenses of FNF. These amounts have been allocated to us on the basis that is considered by management to reflect most fairly or reasonably the utilization of the services provided to or the benefit obtained by the businesses comprising our company. The amounts of corporate expenses allocated to us in our historical financial statements are detailed under “— Related Party Transactions” below. However, our historical financial statements do not necessarily reflect what our financial position or results of operations would have been if we had been operated as a stand-alone public entity during the periods covered, and may not be indicative of our future results of operations or financial position.

      Our historical financial statements do not reflect the debt or interest expense we might have incurred if we had been a stand-alone entity. Our historical financial statements also do not include 100% of the historical compensation and benefits of certain individuals who will be our officers; as described above, our financial statements instead reflect an allocation based on an estimate of the historical division of these individuals’ time between our operations and other operations of FNF. At such time as these individuals become sole employees of ours, the related compensation and benefits expenses to us will increase from the amounts historically allocated. Some of the costs of FNF allocated to us may incorporate more advantageous pricing available to an entity with the scale and purchasing power of FNF than would be available to us as a stand-alone entity. We may incur rebranding costs, although we do not expect these costs to be significant. In addition, we will incur other expenses, not reflected in our historical financial statements, as a result of being a separate publicly traded company.

      Further, effective upon the distribution, we intend to issue stock options to our officers, directors and employees who are no longer directors or officers of FNF in replacement for unvested FNF options they hold at such time. This issuance may cause us to record compensation expense.

Related Party Transactions

      Our historical financial statements reflect transactions with other businesses and operations of FNF not being transferred to us. Included in the Financial Institution Software and Services segment in 2003 and 2002 is $17.4 million and $1.3 million, respectively, of revenue from FNF relating to the provision of IT infrastructure support, data center management and software sales.

      Our Lender Outsourcing Solutions segment includes revenue generated from loan facilitation transactions with large national lenders. A significant part of those transactions involves title agency functions resulting in the issuance of title insurance policies by a title insurance underwriter owned by FNF. Our operations also perform similar functions in connection with certain trustee sale guarantees, a form of title insurance, that FNF issues as part of the foreclosure process on a defaulted loan. These operations recorded net revenues from third parties of $250.9 million, $46.7 million and $34.0 million in 2003, 2002 and 2001, respectively, representing commissions on title insurance policies written by title insurance subsidiaries of FNF. Sales of other title related products and services to FNF generated revenues of $3.9 million, $3.8 million and $3.5 million during 2003, 2002, and 2001, respectively.

      We manage FNF’s title plant assets in certain parts of the country. We earn all revenue generated by those assets from third party customers as well as amounts from FNF, and are also responsible for the costs related to keeping the title plant assets current and functioning on a daily basis. FNF in turn benefits from having its title plant assets continually updated and accessible. Included in the Information Products and Services segment in 2003 are revenues of $28.2 million from FNF related to this arrangement. The revenue amounts in 2002 and 2001 for similar transactions were $24.3 million and $18.8 million, respectively. Also included in this segment are sales to FNF of certain real estate-related products of $6.6 million in 2003, and no similar sales in 2002 or 2001.

      A subsidiary of FNF has historically provided technology services to our Information Products and Services segment. Amounts paid to this subsidiary were $5.4 million, $5.8 million and $4.9 million in 2003, 2002 and 2001, respectively, and are included in other operating expenses.

      FNF provides certain corporate services to us relating to general management, accounting, finance, legal, payroll, human resources, internal audit and mergers and acquisitions. The cost of these services has been allocated to us based upon reasonable allocation bases including revenue, head count, specific identification and others. Total costs allocated for 2003, 2002 and 2001 were $39.5 million, $21.6 million and $15.2 million, respectively. These allocations are reflected in our Corporate and Other segment.

      We owed FNF $5.1 million at March 31, 2004 related to the financing of certain lease receivables and $0.4 million from a previous default services acquisition.

      We expect all of the foregoing arrangements to continue following this offering, for varying periods of time. However, although we believe the pricing and terms of these arrangements are fair, they were not negotiated at arms-length, and may not represent the pricing or terms that would be available from an unaffiliated third party. Following the end of the initial terms of these arrangements, they may be not renewed, or their pricing or terms may change. See “Our Arrangements with FNF.”

Recent Developments

      We have entered into an agreement to acquire 11 million shares of Covansys Corporation (NASDAQ: CVNS), a U.S.-based provider of application management and offshore outsourcing services with India-based operations. The transaction is expected to close in the second quarter of 2004. The purchase price for the shares is $131 million. Following the closing of the transaction, we will own approximately 29% of the common stock of Covansys, and will have warrants to purchase additional shares. We anticipate accounting for this investment using the equity method.

      In addition to acquiring Covansys’ common stock, we have also entered into a five-year master services agreement with Covansys pursuant to which we have agreed, subject to certain termination rights, to provide $150 million of revenues to Covansys over the term of the master services agreement from either our own utilization of Covansys’ services or from the utilization of Covansys’ services by our existing customers seeking to outsource information technology services.

      We intend to utilize our relationship with Covansys to lower our internal development costs over time by outsourcing certain programming, development and maintenance functions. We also intend to utilize our relationship with Covansys in an effort to generate additional revenue by offering our existing customer base Covansys’ project management and technology services in conjunction with our own products and services.

Critical Accounting Policies

      The accounting policies described below are those we consider critical in preparing our Combined Financial Statements. Certain of these policies require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the Combined Financial Statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. See Note A of Notes to the Combined Financial Statements for a more detailed description of the significant accounting policies that have been followed in preparing our Combined Financial Statements.

Revenue and Revenue Recognition

      The following describes our primary types of revenues and our revenue recognition policies as they pertain to each of our operating segments.

Financial Institution Software and Services

      In this segment, we recognize revenues relating to bank processing services and mortgage processing services along with software licensing. Many of our contracts include a software license and one or more of the following services: data processing, development and implementation, conversion, programming, maintenance and application management. In some cases, these products and services are sold in an integrated offering and in other cases we sell them individually. Revenues from bank and mortgage processing services are typically volume-based depending on factors such as the estimated number of accounts, transactions processed, and computer resources utilized.

      The substantial majority of our revenues in this segment are from outsourced data processing arrangements. Data processing revenue is recognized as services are performed. Revenue and incremental direct costs related to professional services implementation associated with our data processing service agreements are deferred during the implementation phase and subsequently recognized over the term of the data processing agreement. Revenue in excess of billings on these agreements is recorded as unbilled receivables and is included in accounts receivable. Billings in excess of revenue recognized on these agreements are recorded as deferred revenue until revenue recognition criteria are met.

      In situations other than data processing arrangements, we use several different approaches to revenue recognition, depending on the type of transaction. We recognize software license and maintenance fees in accordance with the American Institute of Certified Public Accountants’ Statement of Position 97-2, or SOP 97-2, entitled “Software Revenue Recognition,” and SOP 98-9, entitled “Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions.” Initial license fees are recognized when a contract exists, the fee is fixed or determinable, software delivery has occurred and collection of the receivable is deemed probable. SOP 97-2, as amended, generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair value of the elements. We determine the fair value of each element in multi-element arrangements based on vendor-specific objective evidence, or VSOE. VSOE for each element is based on the price charged when the same element is sold separately. If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue. If evidence of fair value does not exist for one or more undelivered elements of a contract then all revenue is deferred until all elements are delivered or fair value is determined for all remaining undelivered elements. Revenue from maintenance and support is recognized ratably over the term of the agreement. We record deferred revenue for maintenance amounts invoiced prior to revenue recognition.

      With respect to a small percentage of our revenues, we use contract accounting, as required by SOP 97-2, when the arrangement with the customer includes significant customization, modification, or production of software, and we use multiple element accounting required by SOP 97-2 and account for certain elements of the arrangement separately as the services are performed based on the element’s VSOE of fair value (i.e., maintenance and certain other services). For elements accounted for under contract accounting, revenue is recognized in accordance with SOP 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts,” using the percentage-of-completion method since reasonably dependable estimates of revenue and contract hours applicable to various elements of a contract can be made. Changes in estimates for revenues, costs and profits are recognized in the period in which they are determinable. When our estimates indicate that the entire contract will be performed at a loss, a provision for the entire loss is recorded in that accounting period.

Lender Outsourcing Solutions

      In this segment, we recognize revenues from loan facilitation services and default management services. Loan facilitation services include centralized title agency and closing services for various types of lenders. Default management revenues relate to services provided to assist customers through the default and foreclosure process.

      Revenues relating to loan facilitation services, such as centralized title agency and closing services, are recognized at the time of closing of the related real estate transaction. Ancillary service fees are recognized when the service is provided. Revenues from default management services are recognized over the period the related services are provided.

Information Products and Services

      In this segment, we record revenue from the sale of data or data-related services. These products and services include appraisal and valuation services, property records information, real estate tax services, borrower credit and flood zone information and multiple listing software and services.

      Our flood and tax units provide various services including life-of-loan monitoring services. Revenue for those life-of-loan services is deferred and recognized ratably over the estimated average life of the loan portfolio, which is determined based on our historical experience. Revenues from our other products and services in this segment are recognized when the products are delivered or the services are performed.

Computer Software

      Computer software includes software acquired in business acquisitions, purchased software and internally developed capitalized software. Purchased software is recorded at cost and amortized using the straight-line method over a 3 year period and software acquired in a business acquisition is recorded at its fair value upon acquisition and amortized over its estimated useful life, generally 7 to 10 years. Computer software development costs are accounted for in accordance with either SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed,” or with SOP No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” After the technological feasibility of the software has been established (for SFAS No. 86 software) or at the beginning of application development (for SOP No. 98-1 software), material software development costs, which include salaries and related payroll costs incurred during development, are capitalized. Research and development costs incurred prior to the establishment of technological feasibility (for SFAS No. 86 software) or prior to application development (for SOP No. 98-1 software) of a product are expensed as incurred. The cost of capitalized software is amortized on a product-by-product basis commencing on the date of general release of the products for internally developed software and the date of purchase for purchased software. The capitalized cost of internally developed software (for SOP No. 98-1 software) is amortized on a straight-line basis over its estimated useful life, generally five years. Software development costs (for SFAS No. 86 software) are amortized using the greater of (1) the straight-line method over its estimated useful life, which ranges from three to ten years or (2) the ratio of current revenues to total anticipated revenue over its useful life.

Goodwill and Other Intangible Assets

      We have significant intangible assets that were acquired through business acquisitions. These assets consist of purchased customer relationships, contracts, and the excess of purchase price over the fair value of identifiable net assets acquired (goodwill). The determination of estimated useful lives and the allocation of the purchase price to the fair values of the intangible assets requires significant judgment and may affect the amount of future amortization on definite lived intangible assets.

      We have made acquisitions in the past that have resulted in a significant amount of goodwill. As of March 31, 2004, December 31, 2003 and December 31, 2002, goodwill was $1,245.8 million, $966.0 million and $176.8 million, respectively. The majority of our goodwill as of March 31, 2004 relates to goodwill recorded in connection with the acquisition of FI in April 2003, the acquisition of the minority interest of FNIS in September 2003 and the acquisition of Aurum in March 2004. In connection with the acquisition of Sanchez, which was completed in April 2004, we anticipate that additional goodwill will be recorded. The process of determining whether or not an asset, such as goodwill, is impaired or recoverable relies on projections of future cash flows, operating results and market conditions. Such projections are inherently uncertain and, accordingly, actual future cash flows may differ materially from projected cash flows. In evaluating the recoverability of goodwill, we perform an annual goodwill impairment test on our reporting units based on an analysis of the discounted future cash flows generated by the reporting units’ underlying assets. We have completed our annual goodwill impairment test on our reporting units as of December 31, 2003 and have determined that each of our reporting units has a fair value in excess of its carrying value. Accordingly, no goodwill impairment has been recorded. Such analyses are particularly sensitive to changes in estimates of future cash flows and discount rates. Changes to these estimates might result in material changes in the valuation and determination of the recoverability of goodwill which would result in charges against earnings and a reduction of our assets.

      In connection with our historical acquisitions, we have also recognized identifiable intangible assets purchased, which typically consist of purchased customer relationships and contracts. The valuation of purchased customer relationships involves significant estimates and assumptions concerning matters such as customer retention, future cash flows and discount rates. If any of these assumptions change, it could affect the carrying value of purchased customer relationships. Purchased customer relationships are amortized over their estimated useful lives using an accelerated method which takes into consideration expected customer attrition rates over a ten-year period. Contractual relationships are generally amortized over their contract life.

Long-Lived Assets

      We review long-lived assets, primarily computer software, property and equipment and other intangibles, such as customer relationships and contracts, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If indicators of impairment are present, we estimate the future net cash flows expected to be generated from the use of those assets and their eventual disposal. We would recognize an impairment loss if the aggregate future net cash flows were less than the carrying amount. As a result, the carrying values of these assets could be significantly affected by the accuracy of our estimates of future net cash flows, which are not capable of being selected with certainty. In 2003, we determined that the carrying value of certain of our intangible assets may not be recoverable and recorded a pre-tax expense of $5.9 million relating to the write-off of these assets.

          Accounting for Income Taxes

      Our operating results have been included in FNF’s Consolidated U.S. Federal and certain consolidated and/or combined State income tax returns. The provision for income taxes is done at rates consistent with what we would have paid as a stand-alone taxpayer as if results were not included in the results of FNF. As part of the process of preparing our combined financial statements we are required to determine our income taxes in each of the jurisdictions in which we operate. This process involves estimating our actual current tax expense together with assessing temporary differences resulting from differing recognition of items for income tax and accounting purposes. These differences result in deferred income tax assets and liabilities, which are included within our combined balance sheet. We must then assess the likelihood that our deferred income tax assets will be recovered from future taxable income and, to the extent we believe that recovery is not likely, we must establish a valuation allowance. To the extent we establish a valuation allowance or increase this allowance in a period, we must reflect this increase as an expense within tax expense in the statement of earnings. Determination of our income tax expense requires estimates and can involve complex issues that may require an extended period to resolve. Further, changes in the geographic mix of our revenues or in the estimated level of annual pre-tax income can cause our overall effective income tax rate to vary from period to period.

Business Trends and Conditions

Financial Institution Software and Services

      In our financial institution processing business, increases in deposit and lending transactions can positively affect our business and thus the condition of the overall economy can have an effect on our growth. While this segment generally is not affected by the cyclicality of real estate transactions, our ability to expand our mortgage loan processing business is correlated to the total number of mortgage loans outstanding.

      We are also affected by the decisions of financial institutions to outsource the services we provide instead of performing them “in-house.” These decisions generally are based on the size of the institution, consideration of our pricing structure and the level of support for our products, and general economic factors that exist at the time.

      We may be affected by the industry consolidation trend in the banking industry. This trend may be beneficial or detrimental to our Financial Institution Software and Services businesses. When consolidations occur, merger partners often operate disparate systems licensed from competing product and service providers. The newly formed entity generally makes a determination to migrate its core systems to a single platform. When a financial institution processing client is involved in a consolidation, we may benefit by expanding the use of our products and services if they are chosen to survive the consolidation and support the newly combined entity. Conversely, we may lose market share if a customer of ours is involved in a consolidation and our products and services are not chosen to survive the consolidation and support the newly combined entity.

Lender Outsourcing Solutions

      The level of residential real estate activity, which depends in part on the level of interest rates, affects the level of revenues from our Lender Outsourcing Solutions segment. Revenues from loan facilitation services increase as the amount of mortgage originations, from both home purchases and mortgage refinancings, increases. During the second half of 2000, mortgage interest rates began to decline, causing an increase in refinance activity. This trend continued through the first six months of 2003. The increasing refinance activity, coupled with record levels of residential resale and new home sales, resulted in an exceptionally strong business climate for our loan facilitation services in 2003. According to the Mortgage Bankers Association, U.S. mortgage originations (including refinancings) were approximately $3.8 trillion, $2.9 trillion and $2.2 trillion in 2003, 2002 and 2001, respectively. While originations in 2003 surpassed the record levels set in 2002, interest rates began to rise during the fourth quarter of the year. Most economists expect a relatively stable to marginally increasing mortgage interest rate environment in 2004 and the current Mortgage Bankers Association forecast is for $2.4 trillion of mortgage originations in 2004. Relatively higher interest rates are also likely to result in seasonal effects having more influence on real estate activity. Traditionally, the greatest volume of real estate activity, particularly residential resale transactions, has occurred in the spring and summer months.

      In contrast, we believe that a higher interest rate environment may increase the volume of consumer defaults and thus favorably affect our default management services business, which provides services relating to residential mortgage loans in default. The overall strength of the economy also affects default revenues.

Information Products and Services

      The level of residential real estate activity, such as the number of residential resales, new home sales and mortgage originations, also affects revenues derived from many of the products and services we provide in our Information Products and Services segment. We experienced increased residential loan refinancing activity coupled with record levels of residential resale and new home sales during 2000 through 2003. While refinancing activity declined, residential sales remained strong in the first quarter of 2004. We expect that any future increase in interest rates will most likely result in a return to more traditional levels of mortgage originations.

Comparisons of Years ended December 31, 2003, 2002 and 2001

Combined Results of Operations

	Year ended December 31,

	2003	2002	2001

	(in thousands)
Revenue
Financial institution software and services	$717,816	$13,763	$2,432
Lender outsourcing solutions	658,786	244,098	144,706
Information products and services	565,160	392,234	267,484
Other	3,314	3,598	3,169

Total revenue	1,945,076	653,693	417,791

Operating Expenses
Personnel costs	737,516	195,661	136,876
Other operating expenses	695,603	342,440	216,554
Depreciation and amortization	144,223	18,637	9,450

Total operating expenses	1,577,342	556,738	362,880

Operating income	367,734	96,955	54,911
Other income (expense)
Interest income	704	377	189
Interest expense	(2,831)	(2,322)	(1,333)
Gain (loss) on equity in consolidated subsidiary	(3,625)	11,109	31

Total other income (expense)	(5,752)	9,164	(1,113)

Earnings before income taxes and minority interest	361,982	106,119	53,798
Income tax expense	140,449	39,582	22,003
Minority interest	14,518	8,359	778

Net earnings	$207,015	$58,178	$31,017

Revenues

      Total revenues in 2003 were $1,945.1 million, an increase of $1,291.4 million, or 197.6%, as compared to total revenues of $653.7 million in 2002, due primarily to acquisitions made during 2003. Acquisitions in our Financial Institution Software and Services segment contributed $678.2 million of the increase in revenues in 2003 as compared to 2002. The combination of our acquisition of LSI and organic growth resulting from the successful launch of a new automated process for performing title agency services and a positive interest rate environment contributed to an increase in revenues in our Lender Outsourcing Solutions segment of $414.7 million in 2003 as compared to 2002. Several acquisitions, including the purchase of LSI, as well as the high level of real estate activity and organic growth in our Information Products and Services segment, contributed $172.9 million of the increase in revenues in 2003 as compared to 2002.

      Total revenues in 2002 were $653.7 million, an increase of $235.9 million, or 56.5%, as compared to total revenues of $417.8 million in 2001. This increase in revenues was primarily due to the favorable interest rate environment, which resulted in increased refinancing-related activity, and organic growth of default management services in our Lender Outsourcing Solutions segment. The 2002 increase in revenues was also in part due to acquisitions and increased levels of real estate activity that increased revenues in our Information Products and Services segment.

Expenses

      Our operating expenses consist of personnel costs, other operating expenses and depreciation and amortization expense.

      Personnel costs include base salaries, commissions, benefits and bonuses paid to employees, and are one of our most significant operating expenses. Personnel costs totaled $737.5 million, $195.7 million and $136.9 million for 2003, 2002 and 2001, respectively. The increase in personnel costs in 2003 as compared to 2002 is primarily attributable to acquisitions made in the Financial Institution Software and Services segment, resulting in $413.5 million of the total increase in personnel costs of $541.9 million in 2003. The acquisition of FI increased our personnel costs to 37.9% of total revenues in 2003 as compared to 29.9% of total revenues in 2002 and 32.8% in 2001. Personnel costs are a higher percentage of revenues at FI due to the fact that FI provides oursourcing, facilities management and software implementations and support, the costs of which are primarily compensation and benefits payable to a highly skilled, high tech work force. In addition, the costs of developing new product technology are largely employee costs. Personnel costs increased $58.8 million, or 42.9%, in 2002 as compared to 2001.

      Other operating expenses consist primarily of facilities expenses, professional fees, travel expenses, appraisal fees, purchased real estate data, technology costs, advertising expenses and trade receivable allowances. Other operating expenses totaled $695.6 million, $342.4 million and $216.6 million in 2003, 2002 and 2001, respectively. The increase in other operating expenses in 2003 was $353.2 million, or 103.1%, as compared to 2002, and primarily resulted from acquisitions made in 2003. These increases during 2003 also included $5.9 million in expenses relating to the write-off of intangible assets, software and license fees. Other operating expenses increased $125.9 million, or 58.1%, in 2002 as compared to 2001, primarily as a result of increased volumes of business in our Lender Outsourcing Solutions and our Information Products and Services segments.

      Depreciation and amortization expense totaled $144.2 million, $18.6 million and $9.5 million in 2003, 2002 and 2001, respectively. The increase in 2003 is primarily due to amortization of other intangible assets such as customer relationships and contracts acquired in the 2003 acquisitions.

Operating Income

      Operating income is one of the principal measures by which management evaluates segment performance. Operating income includes only those revenues and expenses directly attributable to operating segments. Operating income totaled $367.7 million, $97.0 million and $54.9 million in 2003, 2002 and 2001, respectively. Operating income was 18.9%, 14.8%, and 13.1% of total revenues in 2003, 2002 and 2001, respectively.

Other Income (Expense)

      Other income (expense) consists of interest income and expense and gains and losses related to changes in investments in consolidated subsidiaries. Other income (expense) consisted of a loss of $5.8 million in 2003, a gain of $9.2 million in 2002 and a loss of $1.1 million in 2001. We do not currently allocate interest expense to our segments, but in the future if one segment is responsible for a majority of interest expense, we may allocate interest expense to segments so that interest expense will be evaluated in segment performance.

Income Tax Expense

      We recorded $140.4 million, $39.6 million and $22.0 million in tax expense for 2003, 2002 and 2001, respectively. This resulted in an effective tax rate in our historical financial results of 38.8%, 37.3% and 40.9% for 2003, 2002 and 2001, respectively. Provision for income taxes is calculated at rates as though we were a stand-alone taxpayer during the periods presented.

Minority Interest

      Minority interest expense relates to non-wholly owned entities, the results of operations of which are consolidated with our own results. Minority interest expense was $14.5 million, $8.4 million and $0.8 million in 2003, 2002, and 2001, respectively, and principally related to FNIS. In September 2003, FNF acquired the outstanding minority interest in FNIS it did not already own.

Segment Results of Operations

      We measure the performance of our operating segments based on contribution to combined operating income. Operating income includes only those revenues and expenses directly attributable to the operating segments.

Financial Institution Software and Services

	Financial Institution
	Software and Services

	Year ended December 31,

	2003	2002	2001

	(in thousands)
Revenues	$717,816	$13,763	$2,432

Personnel costs	417,702	4,235	1,310
Other operating expenses	83,039	4,066	677
Depreciation and amortization	101,577	988	130

Total operating expenses	602,318	9,289	2,117

Operating income	$115,498	$4,474	$315

      Revenues from our Financial Institution Software and Services segment in 2003 were $717.8 million and were primarily attributable to revenues from our acquisitions, primarily the acquisition of FI on April 1, 2003. Our acquisitions collectively generated revenues of $678.2 million in this segment from April 1, 2003 to December 31, 2003. Revenues in 2003 from our Financial Institution Software and Services segment also included $39.6 million from the results of miscellaneous software businesses acquired in 2002 and 2001. These businesses generated revenues of $13.8 million in 2002 and $2.4 million in 2001.

      Personnel costs relating to our Financial Institution Software and Services segment in 2003 were $417.7 million and were also primarily attributable to the 2003 acquisitions. Personnel costs were 58.2% of total revenues in 2003 and are our most significant expense in this segment. This is primarily due to the fact that these businesses provide outsourcing, facilities management and software implementations and support, which require a highly skilled, high tech work force. Personnel costs were $4.2 million and $1.3 million in 2002 and 2001.

      Other operating expenses relating to our Financial Institution Software and Services segment in 2003 were $83.0 million and consisted primarily of facilities expenses, professional fees, travel expenses, technology costs, advertising expenses, and trade receivable allowances. The 2003 increase in other operating expenses is again primarily due to the acquisition of FI on April 1, 2003. Other operating costs were $4.1 million and $0.7 million in 2002 and 2001.

      Depreciation and amortization costs relating to our Financial Institution Software and Services segment in 2003 were $101.6 million and related to amortization of intangible assets and capitalized software recorded as part of the purchase accounting relating to the acquisition of FI on April 1, 2003.

      Operating income from our Financial Institution Software and Services segment was $115.5 million in 2003 and was approximately 16.1% of total revenues.

Lender Outsourcing Solutions

	Lender Outsourcing Solutions

	Year ended December 31,

	2003	2002	2001

	(in thousands)
Revenues	$658,786	$244,098	$144,706

Personnel costs	142,049	69,262	44,239
Other operating expenses	306,277	118,581	76,937
Depreciation and amortization	13,615	2,670	1,480

Total operating expenses	461,941	190,513	122,656

Operating income	$196,845	$53,585	$22,050

      Revenues from our Lender Outsourcing Solutions segment in 2003, 2002 and 2001 were $658.8 million, $244.1 million and $144.7 million, respectively, and consisted of the revenues from our loan facilitation services and our default management services. Revenues from our loan facilitation services were $399.2 million, $92.9 million and $49.8 million in 2003, 2002 and 2001, respectively. The increase in 2003 compared to 2002 was primarily attributable to our successful launch of a new automated process for performing title agency services in connection with loan refinancings for borrowers who meet specified criteria. We earned $188.7 million in revenues from this automated process in 2003, benefitting from the favorable interest rate environment that contributed to a large volume of refinance activity for our lending customers. The increase was also attributable to our acquisition of LSI and other acquisitions in 2003. The increase in revenues in loan facilitation services in 2002 from 2001 primarily resulted from organic growth, generated in significant part by favorable mortgage rates. Revenues from default management services were $259.6 million, $151.2 million and $94.9 million in 2003, 2002 and 2001, respectively. Increases in revenue from default management services in 2003 and 2002 resulted from organic growth of these lines of business due to increased market share. Our revenues increased in 2003 notwithstanding that overall national levels of defaults declined slightly in 2003 as compared to 2002, according to the Mortgage Bankers Association.

      Personnel costs relating to our Lender Outsourcing Solutions segment in 2003, 2002 and 2001 were $142.0 million, $69.3 million and $44.2 million, respectively. Personnel costs represented 21.6% of revenues in 2003 as compared to 28.4% in 2002. The decrease in personnel costs as a percentage of revenues in 2003 resulted from efficiencies in our new automated title agency process. Personnel costs increased in 2002 as compared to 2001 by $25.0 million, or 56.6%, primarily as a result of the increased volume of business in our historically owned loan facilitation services and default management services.

      Other operating expenses relating to our Lender Outsourcing Solutions segment in 2003, 2002 and 2001 were $306.3 million, $118.6 million and $76.9 million, respectively. Other operating expenses increased in 2003 as compared to 2002 by $187.7 million, or 158.3%, consistent with the increase in total revenue of 169.9%. Primary components of the increase in other operating expenses in 2003 were fees paid to third parties for information used in our automated and other title agency functions, technology costs and title search expenses. Other operating expenses increased in 2002 as compared to 2001 by $41.6 million, or 54.1%, primarily as a result of the increased volume of business.

      Operating income for our Lender Outsourcing Solutions segment was $196.8 million, $53.6 million and $22.1 million in 2003, 2002 and 2001, respectively. Operating income was 29.9%, 22.0% and 15.2% of total revenues in 2003, 2002 and 2001, respectively.

Information Products and Services

	Information Products
	and Services

	Year ended December 31,

	2003	2002	2001

	(in thousands)
Revenues	$565,160	$392,234	$267,484

Personnel costs	162,739	113,097	85,295
Other operating expenses	280,132	205,322	127,098
Depreciation and amortization	29,031	14,979	7,840

Total operating expenses	471,902	333,398	220,233

Operating income	$93,258	$58,836	$47,251

      Revenues from our Information Products and Services segment in 2003, 2002 and 2001 were $565.2 million, $392.2 million and $267.5 million, respectively. Revenues from our Information Products and Services segment generally trend closely with the level of real estate activity in the marketplace, which is influenced among other things by interest rates. Revenues from this segment have benefited from the increased levels of real estate activities over the past few years due partially to the favorable interest rate environment. The 2003 increase in revenues resulted primarily from our acquisition of LSI (the appraisal business of which is in this segment) and two other appraisal businesses, as well as from organic growth, due in part to interest rate levels, in most of the businesses in this segment, including real estate tax services, flood services, and property data services. The increases in revenues from 2002 to 2001 were primarily from our acquisition of FNIS in August 2001 and acquisitions of other businesses and from organic growth from the favorable interest rate environment.

      Personnel costs relating to our Information Products and Services segment in 2003, 2002 and 2001 were $162.7 million, $113.1 million and $85.3 million, respectively. The increase in personnel costs in 2003 is consistent with the increases in revenues of these businesses in 2003. Personnel costs increased $27.8 million, or 32.6%, in 2002 as compared to 2001.

      Other operating expenses relating to our Information Products and Services segment in 2003, 2002 and 2001 were $280.1 million, $205.3 million and $127.1 million, respectively. The increases in other operating expenses were also due to our acquisitions and increased business volumes in 2003 and 2002 and included increased costs for appraisal reports done by our network of independent appraisers and increased technology costs.

      Operating income for our Information Products and Services segment was $93.3 million, $58.8 million and $47.3 million in 2003, 2002 and 2001, respectively. Operating income was 16.5%, 15.0% and 17.7% of total revenues in 2003, 2002 and 2001, respectively.

          Corporate and Other

      We also have a Corporate and Other segment that consists of our technology equipment leasing operations and FNF expenses allocated on a historical basis to our operations. Revenues from this segment are comprised solely of revenues from our leasing operations and were $3.3 million, $3.6 million and $3.2 million in 2003, 2002 and 2001, respectively. Operating expenses from our Corporate and Other segment consist of the operating costs of our leasing operations and FNF costs that have been allocated to us, including personnel costs and other operating expenses allocated to us from FNF. Operating expenses were $41.2 million, $23.5 million and $17.9 million in 2003, 2002 and 2001, respectively. The increase in our operating expenses in 2003 and 2002 was primarily attributable to the growth of our businesses both organically and through acquisition. These amounts have been allocated to us on the basis that is considered by management to reflect most fairly or reasonably the utilization of the services provided to or the benefit obtained by these businesses. However, the financial information included herein does not necessarily reflect what these costs would have been had we operated as a stand-alone public entity during the periods covered, and may not be indicative of our future results of operations or financial position.

Comparisons of Three Months ended March 31, 2004 and 2003

     Combined Results of Operations

	Three Months ended
	March 31,

	2004	2003

	(Unaudited)
	(in thousands)
Revenue
Financial institution software and services	$258,753	$8,562
Lender outsourcing solutions	134,308	106,751
Information products and services	144,622	118,126
Other	882	960

Total revenue	538,565	234,399

Operating expenses
Personnel costs	239,199	69,526
Other operating expenses	172,048	120,169
Depreciation and amortization	48,926	6,603

Total operating expenses	460,173	196,298

Operating income	78,392	38,101
Other income (expense)
Interest income	186	183
Interest expense	(391)	(708)

Total other income (expense)	(205)	(525)

Income before income taxes and minority interest	78,187	37,576
Income tax expense	30,493	14,053
Minority interest	402	4,994

Net earnings	$47,292	$18,529

Revenues

      Total revenues for the three months ended March 31, 2004 were $538.6 million, an increase of $304.2 million, or 129.8%, as compared to total revenues of $234.4 million in the three months ended March 31, 2003, due primarily to the acquisitions made during 2003. Acquisitions in our Financial Institution Software and Services segment contributed $248.1 million of the increase in revenues in that segment in the 2004 period. Our Lender Outsourcing Solutions segment revenues increased $27.6 million in the three months ended March 31, 2004 as compared to the three months ended March 31, 2003. This growth was due to increased market share in our default management services and to acquisitions in our loan facilitation services in 2003. Revenues from our Information Products and Services segment increased $26.5 million in the 2004 period as compared to 2003, in part due to acquisitions made in 2003.

Expenses

      Personnel costs totaled $239.2 million and $69.5 million for the three months ended March 31, 2004 and 2003, respectively. Acquisitions in the Financial Institution Software and Services segment resulted in $147.8 million of the total increase in personnel costs of $169.7 million in 2004.

      Other operating expenses consist primarily of facilities expenses, professional fees, travel expenses, technology costs, appraisal fees, advertising expenses, title information expenses and trade receivable allowances. Other operating expenses totaled $172.0 million and $120.2 million for the three months ended March 31, 2004 and 2003, respectively. The increase in other operating expenses in the three months ended

March 31, 2004 was $51.9 million, or 43.2%, as compared to the three months ended March 31, 2003, and primarily resulted from acquisitions made in 2003.

      Depreciation and amortization expense totaled $48.9 million and $6.6 million for the three months ended March 31, 2004 and 2003, respectively. The increase in the 2004 period is primarily due to amortization of other intangible assets such as customer relationships and contracts acquired in the 2003 acquisitions.

Operating Income

      Operating income totaled $78.4 million and $38.1 million for the three months ended March 31, 2004 and 2003, respectively. Operating income was 14.6% and 16.3% of total revenue in the 2004 and 2003 periods, respectively.

Other Income (Expense)

      Other income (expense) was $(0.2) million and $(0.5) million for the three months ended March 31, 2004 and 2003, respectively.

Income Tax Expense

      We recorded income tax expense of $30.5 million and $14.1 million for the three months ended March 31, 2004 and 2003, respectively. This resulted in an effective tax rate in our historical financial results of 39.0% and 37.4% for the 2004 and 2003 periods, respectively.

Minority Interest

      Minority interest expense was $0.4 million and $5.0 million for the three months ended March 31, 2004 and 2003, respectively. As a result of FNF’s acquisition in September 2003 of the outstanding minority interest in FNIS it did not already own, minority interest expense decreased accordingly.

          Segment Results of Operations

Financial Institution Software and Services

	Financial Institution
	Software and
	Services

	Three Months ended
	March 31,

	2004	2003

	(in thousands)
Revenues	$258,753	$8,562

Personnel costs	149,909	2,084
Other operating expenses	32,252	2,319
Depreciation and amortization	36,734	1,403

Total operating expenses	218,895	5,806

Operating income	$39,858	$2,756

      Revenues from our Financial Institution Software and Services segment for the three months ended March 31, 2004 and 2003 were $258.8 million and $8.6 million, respectively. The increase was primarily attributable to revenues from acquisitions, largely the acquisition of FI on April 1, 2003, all of which acquisitions collectively generated revenues of $248.1 million during the 2004 period.

      Personnel costs relating to our Financial Institution Software and Services segment in the three months ended March 31, 2004 were $149.9 million and were also primarily attributable to acquisitions made in 2003.

      Other operating expenses relating to our Financial Institution Software and Services segment in the three months ended March 31, 2004 and 2003 were $32.3 million and $2.3 million, respectively. The 2004 increase in other operating expenses is again primarily due to the acquisition of FI on April 1, 2003. Primary components of these costs in 2003 were facilities expenses and professional fees.

      Depreciation and amortization costs relating to our Financial Institution Software and Services segment in 2004 were $36.7 million and related to amortization of intangible assets and capitalized software recorded as part of the purchase accounting relating to the acquisition of FI on April 1, 2003.

      Operating income from our Financial Institution Software and Services segment was $39.9 million and $2.8 million in the three months ended March 31, 2004 and 2003, respectively, and was approximately 15.4% of total revenues in the 2004 period. The increase in operating income in the 2004 period was primarily attributable to our acquisition of FI on April 1, 2003.

Lender Outsourcing Solutions

	Lender Outsourcing
	Solutions

	Three Months ended
	March 31,

	2004	2003

	(in thousands)
Revenues	$134,308	$106,751

Personnel costs	38,723	28,323
Other operating expenses	66,051	54,392
Depreciation and amortization	2,524	1,238

Total operating expenses	107,298	83,953

Operating income	$27,010	$22,798

      Revenues from our Lender Outsourcing Solutions segment in the three months ended March 31, 2004 and 2003 were $134.3 million and $106.8 million, respectively, and consisted of the revenues from our loan facilitation services and our default management services. Revenues from loan facilitation services were $68.1 million and $59.9 million for the three months ended March 31, 2004 and 2003, respectively. The 2003 period only had one and one-half months of revenue from the LSI acquisition made in February 2003. Revenues from our automated process for providing title agency services increased in the March 31, 2004 period as compared to the first quarter of 2003, when our first significant sales of our automated process occurred, although the March 31, 2004 revenues from this automated process decreased from the levels in the third and fourth quarters of 2003 as a result of increases in mortgage interest rates, which resulted in declining refinancing activity. We expect this trend in refinancing activity to continue through 2004. Revenues from default management services were $66.2 million and $46.9 million for the three months ended March 31, 2004 and 2003, respectively. The increase of default management services revenue in 2004 of $19.3 million as compared to 2003 was primarily attributable to organic growth in the majority of our default businesses.

      Personnel costs relating to the Lender Outsourcing Solutions segment for the three months ended March 31, 2004 and 2003 were $38.7 million and $28.3 million, respectively. The increase in personnel costs of $10.4 million in 2004 as compared to 2003 was primarily attributable to a full three months of salaries for LSI personnel and growth in our default businesses.

      Other operating expenses relating to the Lender Outsourcing Solutions segment for the three months ended March 31, 2004 and 2003 were $66.1 million and $54.4 million, respectively, remaining fairly consistent with revenues.

      Operating income for Lender Outsourcing Solutions was $27.0 million and $22.8 million for the three months ended March 31, 2004 and 2003, respectively. Operating income was 20.1% and 21.4% of operating revenue for the 2004 and 2003 periods, respectively.

Information Products and Services

	Information
	Products and
	Services

	Three Months ended
	March 31,

	2004	2003

	(in thousands)
Revenues	$144,622	$118,126

Personnel costs	41,469	35,911
Other operating expenses	64,829	57,097
Depreciation and amortization	9,668	3,962

Total operating expenses	115,966	96,970

Operating income	$28,656	$21,156

      Revenues from our Information Products and Services segment in the first three months of 2004 and 2003 were $144.6 million and $118.1 million, respectively. The increase of 22.4% in revenues in 2004 was primarily from increases in sales of our valuation products and services, in part resulting from acquisitions in 2003, and increases in sales of our real estate tax services. Although refinancing activity in the first quarter of 2004 declined, residential sales remained relatively strong.

      Personnel costs relating to our Information Products and Services segment in the first three months of 2004 and 2003 were $41.5 million and $35.9 million, respectively. The increase in personnel costs in the 2004 period was 15.5% and was attributable to the LSI acquisition and business growth.

      Other operating expenses relating to the Information Products and Services segment in the first three months of 2004 and 2003 were $64.8 million and $57.1 million, respectively. The increase in other operating expenses in the 2004 period was also due to our increased business volume in 2004.

      Operating income for the Information Products and Services segment was $28.7 million and $21.2 million in the three months ended March 31, 2004 and 2003, respectively. Operating income was 19.8% and 17.9% of operating revenue in the 2004 and 2003 periods, respectively.

Corporate and Other

      Revenues from our Corporate and Other segment are comprised solely of revenues from our technology equipment leasing operations and were $0.9 million and $1.0 million in 2004 and 2003, respectively. Operating expenses from our Corporate and Other segment consist of the operating costs of our leasing operations and corporate overhead costs that have been allocated to us. Operating expenses were $18.0 million and $9.6 million in the 2004 and 2003 periods, respectively. The increase in our operating expenses in the 2004 period was primarily attributable to the growth of our businesses both organically and through acquisitions.

Selected Quarterly Financial Data

	Three Months Ended

	March 31,	June 30,	September 30,	December 31,

2003
Revenue(1)	$234,399	$542,521	$613,217	$554,939
Earnings before income taxes and minority interests	37,576	93,935	125,777	104,694
Net earnings	18,529	53,520	72,285	62,681
2002
Revenue	$140,933	$144,879	$170,988	$196,893
Earnings before income taxes and minority interest	25,488	24,391	16,119	40,121
Net earnings	14,886	13,582	7,330	22,380

(1)	Our financial results for the year ended December 31, 2003 include the results of FI for the period from the date of the FI acquisition, April 1, 2003, through December 31, 2003.

Liquidity and Capital Resources

Cash Requirements

      Our cash requirements include operating expenses, taxes, capital expenditures, systems development and business acquisitions. We believe that all anticipated cash requirements for current operations will be met from internally generated funds and from the proceeds of this offering.

Capital Expenditures

      Our principal capital expenditures are for software development, acquisitions and additions to property and equipment. We have recently begun the development work to implement changes to our core bank processing and mortgage processing software required to keep pace with the marketplace and the requirements of our customers. We expect to spend approximately $92 million on the development of our core bank processing software and $50 million on the development of our mortgage servicing platform. We expect to capitalize a portion of those expenditures. We anticipate that this development work will take two to three years to complete.

Financing

      As of December 31, 2003, our long-term debt consists of lease-backed notes, totaling $19.7 million, secured by security interests in certain leases and underlying equipment with interest due monthly at various fixed rates. We also have other promissory notes, totaling $21.5 million, with various interest rates and maturities.

      We intend to enter into a credit agreement prior to the completion of this offering to provide us with an additional source of funds for general corporate purposes, including working capital and acquisitions. We have no current plans to borrow any amounts under that facility.

      We expect that our financing needs following this offering will include the need to finance future acquisitions that we may make as part of our growth strategy. We may use a variety of sources of funds to finance our acquisitions, including cash from operations, borrowings under our new facility or other debt, and issuances of equity. Our ability to finance our acquisitions is subject to a number of risks, including adequate cash reserves from operations, acceptable financing terms and variability in our stock price. Each of these factors may inhibit our ability to pursue attractive acquisition targets. If we are unable to acquire suitable acquisition candidates, we may experience slower growth.

      We expect that this offering and the distribution will enable us to more effectively use our common stock to pay for future acquisitions. However, there can be no assurance that the conditions to the distribution will be satisfied or that FNF will consummate the distribution. Further, there are limits on the amount of our stock that we may issue in certain circumstances to finance future acquisitions. See “Risk Factors—We may be unsuccessful in identifying suitable acquisition candidates or in financing acquisitions which could adversely affect our growth.”

          Contractual Obligations

      Our long-term contractual obligations generally include our long-term debt and operating lease payments on certain of our premises and equipment. As of December 31, 2003, our required payments relating to our long-term contractual obligations are as follows:

	2004	2005	2006	2007	2008	Thereafter	Total

	(in thousands)
Long-term debt	$30,634	$6,003	$3,075	$1,117	$297	$—	$41,126
Operating lease payments	29,693	23,156	19,441	15,028	9,106	10,109	106,533

Total	$60,327	$29,159	$22,516	$16,145	$9,403	$10,109	$147,659

      In addition to the obligations above, during 2004, we entered into a five-year master services agreement with Covansys Corporation pursuant to which we have agreed, subject to certain termination rights, to provide $150 million of revenues to Covansys over the term of the master services agreement from either our own utilization of Covansys’ services or from the utilization of Covansys’ services by our existing customers seeking to outsource information technology services.

Off-Balance Sheet Arrangements

      We do not have any material off-balance sheet arrangements.

Recent Accounting Pronouncements

      In March 2004, the Financial Accounting Standards Board, (“FASB”), issued a proposed Statement, Share-Based Payment, that addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. The proposed Statement would eliminate the ability to account for share-based compensation transactions using APB Opinion No. 25, Accounting for Stock Issued to Employees, and generally would require instead that such transactions be accounted for using a fair-value-based method. The proposed Statement would be effective for awards granted, modified, or settled in fiscal years beginning after December 15, 2004, for public entities that used the fair-value based method of accounting under the original provisions of SFAS No. 123, Accounting for Stock-Based Compensation for recognition or pro forma disclosure purposes. We are currently evaluating the impact the proposed Statement may have on our combined financial position, cash flows and results of operations.

      In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement establishes how a company classifies and measures certain financial instruments with characteristics of both liabilities and equity, including redeemable preferred stock. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the interim period commencing July 1, 2003, except for mandatory redeemable financial instruments of nonpublic companies, which is effective for fiscal periods beginning after December 31, 2004. We do not expect the adoption of this statement to have a material impact on our financial statements.

      In November 2002, the FASB issued FIN No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN No. 45 requires that a liability be recorded in the guarantor’s balance sheet upon issuance of a guarantee. In addition, FIN No. 45 requires disclosures about the guarantees that an entity has issued, including a reconciliation of changes in the entity’s product warranty liabilities. The initial recognition and initial measurement provisions of FIN No. 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year-end. The disclosure requirements of FIN No. 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. Our adoption of FIN No. 45 did not have a material effect on our combined financial statements.

      In December 2002, the FASB issued Statement of Financial Accounting Standard No. 148, Accounting for Stock-Based Compensation— Transition and Disclosure— an Amendment of Statement of Financial Accounting Standard No. 123 or SFAS No. 148. This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. This statement also amends the disclosure requirements of Statement of Financial Accounting Standard No. 123 and Accounting Principles Board Opinion No. 28, Interim Financial Reporting, to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. In the third quarter of 2003, we have voluntarily adopted the fair value recognition provisions of SFAS No. 123, under the prospective method of transition as permitted by SFAS No. 148.

      During 2002, the FASB Emerging Issues Task Force reached a consensus on Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. EITF 00-21 provides an accounting model for an approach to determine whether a vendor should divide an arrangement with multiple deliverables into separate units of accounting. EITF 00-21 requires an analysis of whether a delivered item has stand-alone value to the customer, whether there is objective and reliable evidence of fair value for the undelivered items, and whether delivery of the undelivered items is probable and substantially in control of the vendor if the arrangement includes a general right of return relative to the delivered item. Companies are required to adopt EITF 00-21 for fiscal periods beginning after June 15, 2003. Companies may apply EITF 00-21 prospectively to new arrangements initiated after the date of adoption or as a cumulative-effect adjustment. The adoption of EITF 00-21 did not have a material effect on our combined financial statements.

      In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of APB No. 51, which addresses consolidation by business enterprises of variable interest entities, or VIEs, either: (1) that do not have sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support, or (2) in which the equity investors lack an essential characteristic of a controlling financial interest. In December 2003, the FASB completed deliberations of proposed modifications to FIN 46 or Revised Interpretations, resulting in multiple effective dates based on the nature as well as the creation date of the VIE. The adoption of FIN 46 did not have a material effect on our combined financial statements. The consolidation and disclosure requirements apply immediately to VIEs created after January 31, 2003. For all VIEs created prior to February 1, 2003, the Revised Interpretations are effective for all periods ending after March 15, 2004, except for entities that are considered special purpose entities, to which the provisions apply as of December 31, 2003. We are not the primary beneficiary of any VIEs created after February 1, 2003, nor do we expect the final adoption of this statement to have a material impact on our financial position or results of operations.

Market Risks

      Market risk refers to the risk that a change in the level of one or more market factors, such as interest rates, will result in losses for financial instruments that we hold or arrangements to which we are a party.

      With respect to interest rate risks, we do not have a material amount of investments or borrowings that are subject to changes in interest rates. We do not have a material amount of foreign currency risk, since our contracts and arrangements related to our international operations generally require the counterparty to pay us in U.S. dollars. We have no material equity price risk since we do not hold any significant investments in equity securities at this time.

      As discussed in this prospectus, the revenues of several of our lines of business are subject to fluctuations based on the movement in mortgage interest rates.

BUSINESS

Overview

      We are a leading provider of technology solutions, processing services, and information-based products and services to the financial services and real estate industries. Over 2,400 financial institutions use our products and services, including 45 of the 50 largest banks in the U.S. Our applications process nearly 50% of all U.S. residential mortgage loans by dollar volume, and over 235 million deposit accounts and non-mortgage consumer loans and leases are processed on our core processing platforms. We also provide customized business process outsourcing related to aspects of the origination and management of mortgage loans to national lenders and loan servicers. Our information products and services, including our property data products and real estate-related services, are used by mortgage lenders, mortgage investors and real estate professionals to complete residential real estate transactions throughout the U.S. We operate in three primary business segments: Financial Institution Software and Services, Lender Outsourcing Solutions and Information Products and Services, which produced 36.9%, 33.9% and 29.1%, respectively, of our revenues in 2003.

      In each of our businesses, we have a portfolio of high quality products and services which have been developed to meet the needs of our customers. We believe that our products and services and our innovative approaches to meeting customer needs allow us to offer business solutions that represent a strong value proposition to our customers. We believe this strong value proposition is one of the reasons that we have a history of successful relationships with some of the world’s leading financial institutions.

      Our goal is to achieve profitable growth through expanding the leadership position of our existing products and services and through acquiring and developing additional products and services that will further our ability to offer comprehensive business solutions. We also believe that we will have opportunities to increase our revenue base and profitability through cross-selling additional products and services to our customers.

History

      The predecessors to our parent company, FNF, were primarily title insurance companies. During the 1990s, FNF acquired and developed complementary real estate-related information products and services and loan default management businesses as an adjunct to its title insurance business. These new businesses were a natural fit with FNF’s title business, because they all related to real estate sales and mortgage loans. The growth of these businesses was in part a result of efforts by our senior management to be responsive to customers’ needs and to accommodate an ever-evolving relationship with their customer base.

      In 2003, our senior management saw an opportunity to significantly enhance our relationship with the financial institutions that are the most significant customers of our real estate-related businesses. In April 2003, FNF acquired ALLTEL’s information services business, which provides bank core processing software and services, including mortgage processing. We subsequently renamed this business Fidelity Information Systems, Inc. or FI. As a result of the acquisition, FI became our largest business and the customer relationships of the FI management team we acquired became an important addition to our customer base. While entering the core processing business provided us with access to an increased number of financial institution customers, in many cases we also gained access to more senior decisionmakers at these financial institutions because of the importance to them of our core processing applications. This broadened customer base and increased access improved our ability to cross-sell other products and services to our customers. The FI acquisition also diversified our revenues, reducing our dependence on real estate-related revenue sources, some of which are cyclical. Since the FI acquisition, we have made several additional acquisitions to improve our competitive position in core bank processing, including the Sanchez and Aurum acquisitions in 2004.

      A significant aspect of our growth strategy has been, and continues to be, our commitment to making and successfully integrating strategic acquisitions. FNF has made over 25 acquisitions since the beginning of 2001 in our business lines, which have broadened and improved our product portfolio and have allowed us to acquire customers and to enter new markets. These transactions both expanded our market position and facilitated our strategy of cross-selling our products to our customer base to increase our internal growth. See “—Acquisition

History.” Although we anticipate further growth through acquisitions, we believe we have a product set and customer relationships that provide a competitive advantage over smaller or niche participants in our markets.

      Unless the context otherwise indicates, references to “we,” “us,” “our” and related terms in historical statements in this “Business” section include the financial institution software and services business that we acquired from ALLTEL in 2003, as well as the businesses acquired in our other completed acquisitions.

Industry Background

History

      While the banking industry today is highly dependent on technology, the process of automating bank business processes has been evolutionary in nature, beginning with back-office record-keeping and moving to other areas such as service delivery channels and customer relationship management.

      While banks have experienced benefits from the advancements in automation, the iterative approach to automation has created highly complex operating environments as banks and third party vendors have had to integrate various business applications across disparate hardware and software platforms. Customization of business applications by banks in an attempt to differentiate their products and services from competitors compounded this complexity.

      Further, in recent years the financial services industry in the U.S. has experienced significant consolidation. In most cases, bank mergers are followed by a shift of one bank’s processing onto the platform used by the other. These migrations have heightened the sensitivity of financial institutions to the risks of such projects, particularly where a key technology vendor lacks expertise, products or financial stability. In some cases, the merged institution has continued to run multiple systems, leading to further inefficiencies.

      Among financial institutions’ key business processes, the mortgage origination, sale and servicing process has historically been particularly slow to embrace automation. Despite all the changes that have occurred in the single-family mortgage industry in recent years, the lending process remains complex, encompassing many steps that are still paper intensive. These steps include analyzing credit reports, evaluating tax status, obtaining necessary flood insurance, appraisals and title insurance, and generating disclosures required by the substantial regulation of the mortgage-lending industry. These steps, and similar steps in the mortgage sale, servicing and default areas, are likely to be subject to further systems and process automation in order to reduce costs and improve speed, accuracy and customer experience.

      The technology vendor market for the banking industry historically has been highly fragmented. Over time, a significant number of smaller competitors have brought to the market niche software or processing solutions, which in turn have increased integration difficulties. More recently, many smaller technology vendors have experienced challenges in providing the breadth of products and solutions required by their customers and in convincing their customers of their long-term financial stability and survival in the marketplace. This, in part, has led to consolidation in the financial institution technology vendor market.

Trends and Opportunities

      Financial institutions today face significant challenges resulting from intensified competition among traditional players and new entrants, technological innovation and evolving customer preferences and behavior. As a result of these challenges, we believe that the financial information services industry is experiencing the following significant trends.

•	Financial institutions are seeking ways to more effectively use the information they have about their existing customers in order to facilitate sales of innovative products and improve customer retention. As a result, financial institutions are coming to view information technology as a strategic tool rather than merely as a nonstrategic back-office function.

•	Financial institutions remain subject to consolidation within the industry. This creates the potential for an increased demand for system migration services and outsourcing.

•	Financial institutions are increasingly outsourcing their core processing needs to third parties to enhance their competitive position in the marketplace by achieving lower costs (as compared to in-house solutions) without a loss of functionality.

•	Financial institutions are seeking to increase revenue by improving the quality of the experience of their customers. As financial institution customers have become more sophisticated, banks have sought increasingly convenient, customer-friendly ways to interact with their customers. Accordingly, these institutions have begun searching for and implementing information technology solutions that simplify and improve the customer service process.

•	Financial institutions are increasingly outsourcing their key business processes, such as default management, to third parties to reduce costs and handle an increased volume of transactions. Business process outsourcing among financial institutions should continue to grow as both the range of outsourced services and the number of financial institutions deploying outsourcing increases.

•	Financial institutions are gradually moving toward fully automated processes, commonly referred to as straight-through processing, where the initial contact with the customer through to the institution’s back-office processing is fully automated. Straight-through processing is viewed by financial institutions as a means of eliminating redundant and manual steps that can lead to errors, cause unnecessary delays and increase operating expenses.

•	Financial institutions are evaluating moving to real-time processing. Core processing systems that operate on a real-time basis, as opposed to the traditional model of collecting data and later processing it in batches, will become increasingly important as financial institutions compete to improve the quality of the customer’s experience.

•	Financial institutions in markets outside the U.S., particularly the rapidly evolving markets in Asia, Eastern Europe and South America, are encountering the same challenges and trends as U.S. financial institutions. These international financial institutions will provide opportunities for software, services and solutions providers to expand into the international marketplace.

      As financial institutions attempt to improve customer experience and manage costs efficiently, we expect them to continue to adopt better technology solutions and outsource their technology needs. Technology providers with significant domestic market penetration, a well-integrated suite of products and financial stability will have the best opportunity to benefit from such outsourcing.

Competitive Strengths

      We believe that our competitive strengths include the following:

      Leading proprietary technology. We have a significant number of high quality software applications and services that have been developed over many years with substantial input from our customers. We have made, and continue to make, substantial investments in our products and services to ensure that they remain competitive in the marketplace. We believe that the strength of our offerings makes us the vendor of choice in many situations.

      Comprehensive, integrated business solutions. We have the ability to utilize a wide range of products and services to provide comprehensive business solutions for our customers. In addition, we are able to utilize the modular nature of our software applications and our ability to integrate many of our products and services with the products and services of others to provide customized solutions that respond to the individualized needs of our customers. We also offer our customers a wider range of flexible service arrangements than are typically offered by our competitors for the deployment and support of our software, from traditional license and maintenance fee approaches to managed processing arrangements, either at the customer’s site or at an FIS location. We believe that by providing customized, flexible solutions, we are able to significantly improve the effectiveness of our products and services and our customer retention.

      Excellent relationships with our customers. Over 2,400 financial institutions use our products and services, including 45 of the largest 50 U.S. banks. A significant percentage of our business with these customers relates to core processing applications and services, and the nature of this relationship allows us to develop close partnerships with these customers. As the breadth of our product offerings expands, we have found that our access to key personnel at financial institutions is increasing. In order to more effectively manage the strategic opportunities presented by our increased access across business lines to our financial institution customers, we actively coordinate these significant relationships on an executive and operational level. As we have grown, we have gained the size and capability that lead institutions to trust us with the management and outsourcing of their critical applications.

      Strong value proposition for our customers. We serve our customers with products that enhance their competitive position and provide them with additional revenue opportunities. For example, our TouchPoint suite of customer interaction solutions helps financial institutions increase sales and retain customers through their retail delivery channels, including branches, call centers, relationship managers and the Internet. We also understand the needs of our customers and have successfully created innovative products and services that can reduce our customers’ operating costs. For example, recently we assisted Citizens Bank in identifying over $8 million of cost savings through an analysis conducted by our Office of the Enterprise which identified enhanced process efficiencies and the availability of more competitive products from two of our segments. We believe that our high quality products and services and our innovative approach to meeting the needs of our customers allows us to provide a compelling value proposition to our customers.

      Proven management team. Our CEO has a history of entrepreneurial accomplishments and has successfully led FNF through a significant period of sustained growth. The managers of our operating businesses are proven innovators and pioneers in the industry, as well as individuals who have nurtured successful businesses throughout numerous business cycles and significant periods of industry change. Our senior executives and managers are committed to creating a culture and organization that builds on our parent company’s reputation for understanding and fulfilling customers’ needs and providing the highest quality service to customers.

Strategy

      Our strategies for achieving profitable growth include the following:

      Expand our technology leadership. We intend to continue to build on the reputation, reliability and functionality of our software applications. To accomplish this, our strategies are to maintain high-quality functionality for our software applications, in part through developing software applications that feature enhanced capabilities such as straight-through processing and real-time processing; to provide superior application and technology migration support; and to ensure that our software applications are able to integrate with existing and new add-on products used by our customers. Because of our scale, we are uniquely positioned to efficiently accomplish these objectives by spreading the capital and resource commitment required to maintain and improve our applications over a larger revenue base as compared to the revenue base of our competitors with less market share.

      Take advantage of our cross-selling opportunities. We coordinate our sales efforts through a part of our organization called our Office of the Enterprise to take advantage of information we obtain about the needs of our financial institution customers in order to cross-sell our products and services. We have begun to take advantage of the significant customer relationships of our recently acquired businesses to cross-sell our other products and services.

      Expand our leadership position in information products and services. We are one of the leading providers of information products and services to the real estate industry. We believe that our technological capabilities and market leadership have provided us with a competitive advantage in terms of our product offerings and our ability to meet the needs of our customers. We intend to maintain and expand this market position, allowing us to continue to strengthen our relationships with our existing customers and expand our customer base. We also intend to continue integrating our property data and real estate-related information products and services into our other businesses.

      Broaden our product portfolio and market opportunities through acquisitions. While we will continue to invest in developing and enhancing our existing business solutions, we also intend to continue to acquire technologies and products that will allow us to further broaden our product offerings and continue to enhance the functionality of our business solutions. We may also consider acquisitions that would expand our existing customer base for a product or service, or acquiring businesses that have a product or customer base in markets in which we do not currently compete, particularly if these acquisitions would allow us to obtain revenue growth through leveraging our existing capabilities or scale. We will continue to utilize our ability to integrate newly acquired businesses and we will continue to be disciplined and strategic in making acquisitions.

      Grow our international business. We believe that we are well-positioned to leverage our financial institution software and services into international markets. In the past, we have provided products and services to international customers when such opportunities presented themselves through our existing customer relationships. With the international customers and presence we obtained through our recent acquisition of Sanchez, we believe we are approaching a size and market presence in several international markets that will allow us to effectively compete in what we believe will be a growing market for our products and services. Our international strategy will include focusing on those products, services and customers that will allow us to leverage our existing scale and expertise.

Products and Customers

      Our Financial Institution Software and Services segment principally offers mission-critical software applications to commercial banks of all sizes, thrifts, credit unions, mortgage lenders and other financial institutions, together with related support and services. Our key products include core bank processing software, “front-end” retail delivery applications that facilitate banks’ interactions with their customers and our mortgage servicing software. We deliver support and services for these products under a range of approaches, from full off-site and on-site outsourcing arrangements covering substantially all of an institution’s processing needs, which provide us with substantial recurring revenue, to more traditional license models. Our revenues for this segment in 2003 were $717.8 million, or 36.9%, of our combined revenues.

      Our Lender Outsourcing Solutions segment offers customized outsourced business process and information solutions to national lenders. For example, we provide title agency and closing services through centralized facilities in accordance with a lender’s specific requirements, regardless of the geographic location of the borrower. We also provide default management services, which allow our customers to outsource some or all of the business processes necessary to take a loan and the underlying property through the default and foreclosure process. For 2003, this segment produced $658.8 million, or 33.9%, of our combined revenues.

      Our Information Products and Services segment provides property data products and real estate-related information services that are used by mortgage lenders and real estate professionals to complete residential real estate transactions throughout the U.S. The principal products and services we offer include property valuation services, real property records data, real estate services, flood zone certifications and borrower credit information. For 2003, revenues for this segment were $565.2 million, or 29.1%, of our combined revenues.

      In 2003, one customer accounted for 16.6% of our total revenues and 40.2% of the revenues in our Lender Outsourcing Solutions segment, due primarily to its use of our automated process for performing title agency services in a period of particularly high refinancing activity. For the three months ended March 31, 2004, this customer accounted for 8.1% of our total revenues and 20.9% of the revenues in our Lender Outsourcing Solutions segment.

Financial Institution Software and Services

      The products and services in our Financial Institution Software and Services segment focus on two primary markets, financial institution processing and mortgage loan processing. Our revenues for the year ended December 31, 2003 for these operations were as follows:

	Year ended
	December 31, 2003

Financial Institution Software and Services	$	%

	(in millions)
Financial Institution Processing	$483.6	67.4%
Mortgage Loan Processing	234.2	32.6%

Total revenue	$717.8	100.0%

Revenues from our Financial Institution Software and Services segment in the table above do not include any revenues from the operations of Sanchez and Aurum, two businesses we acquired in 2004, which had revenues of $96.4 million and $190.0 million, respectively, for the year ended December 31, 2003. Revenues from our Financial Institution Software and Services segment above also do not reflect $210.3 million of revenues earned by FI prior to April 1, 2003, the date we acquired FI.

      Our primary products are software applications that function as the underlying infrastructure of a financial institution’s processing environment. These products include core bank processing software, which banks use to maintain the primary records of their customer accounts, and core mortgage processing software, which banks use to process and service mortgage loans. We also provide a number of complementary products and services that interact directly with the core processing products, including applications that facilitate interactions between our financial institution customers and their clients.

      While many of our customers obtain all or a majority of their key applications from us, the modular design of many of our products allows our customers to start with one application, such as a lending application, and gradually add products or services as needed. We provide our customers with additional flexibility by offering our products through a range of delivery and service models, including on-site outsourcing and remote processing arrangements, as well as on a stand-alone, in-house, licensed software basis for installation on customer-owned systems. Because of our ability to integrate and customize the products and services we provide to our customers, we often refer to our products and services as business solutions.

Financial Institution Processing

      Customers. Over 2,400 financial institutions use our products and services, including banks, credit unions, savings banks and auto finance companies. The processing needs of our customers in the financial institution processing market vary significantly across the size and type of institutions we serve. These institutions include:

•	Large Banks. We define the large bank market as banks and other financial institutions in North America with assets in excess of $5 billion. Of the 100 largest U.S. banks, our customers include 32 banks that use our deposit-related core processing applications, 34 banks that use our lending-related core processing applications and 20 banks that use our various retail delivery products. Our customers in this market include Harris Bank/Bank of Montreal, Citizens Bank, and Bank of the West. Our products and services sold to banks in the large bank market accounted for approximately $259.2 million of revenues in 2003.

•	Small to Mid-tier Banks. We provide our products and services in the small to mid-tier banking market to more than 1,700 customers consisting primarily of U.S. community banks, credit unions and savings banks. Our customers in this market typically seek a fully integrated and broad suite of products. As a result, our core processing applications sold to this market have various add-on modules or applications that integrate into our core processing applications, providing a broad product solution. Our customers in this market include Hudson City Savings Bank, Sterling Bank and VyStar Credit Union.

•	International Banks. We offer products and services to financial institutions located outside of North America. Our international business utilizes existing bank processing products and services and customizes them for the specific business needs of our customers in targeted international markets. Our customers include CitiBank Asia Pacific and CEEMEA, ING Group and China Construction Bank. Revenues from our international business were derived principally from 48 customers in the Asia-Pacific market, 38 customers in the European-Middle East-Africa market and 17 customers in the Mexico-Latin American market.

•	Automotive Finance Institutions. In our automotive finance processing business, we offer loan and lease servicing solutions for the automotive finance industry. In 2003, over 20 million automotive loans and leases were processed on our automotive finance processing applications. Ten of the top 20 U.S. automotive finance companies utilize our products and services, including the finance companies of Honda, Ford and DaimlerChrysler.

•	Commercial Lenders. We also provide business solutions that allow clients to automate and manage their entire commercial lending and loan trading businesses. Our customers include more than 70 financial institutions, including 8 of the top 10 and 25 of the top 50 as ranked by capital. Our customers include Bank of America, JPMorgan Chase, Barclays Capital, Bank of Scotland and Rabobank.

      Products and Services. Our primary products and services include the following:

•	Core Processing Products. Our core processing software applications are designed to run critical banking processes of our financial institution customers. These critical banking processes include deposit and lending systems and most other core banking systems that a bank must utilize to manage the products it provides to its customers.

•	Retail Delivery Products. While our core processing products support all aspects of a bank’s internal recordkeeping and reconciliations, our retail delivery products facilitate direct interactions between a bank and its customers through applications that allow for the delivery of services to these customers. Our retail delivery products include TouchPoint, a product suite that supports call centers, branch and teller environments, and retail and commercial Internet channels.

•	Integration Products. Our integration products access data on our own and third-party core processing systems and transport information to our customers’ retail delivery channels. Our integration products provide transaction routing and settlement. These products facilitate tightly integrated systems and efficient software delivery that reduces technology costs for our customers.

•	Syndicated Loan Products. Our syndicated loan products are designed to support wholesale and commercial banking requirements necessary for all aspects of syndicated commercial loan origination and management.

•	Automotive Finance Products. Our primary products include a product suite that assists automotive finance institutions in evaluating loan applications and credit risk, and allows automotive finance institutions to manage their loan and lease portfolios.

•	Item Processing and Imaging Services. Our item processing and imaging services provide our customers with a complete range of outsourcing services relating to the imaging and processing of checks, statements and other transaction records. These services are performed at one of our 29 processing centers located throughout the U.S.

•	Electronic Payments Services. We provide electronic payments solutions, which include ATM infrastructure support, electronic funds transfer, or EFT, services provided through our EFT network called the DASH network, telephone banking services and various card support services, such as card production and fraud prevention.

      Delivery of Products. We have developed several models of providing our customers with products and services. While we typically deliver the highest value to our customers when we combine our software products and deliver them in one of several types of outsourcing arrangements, we also are able to deliver individual applications through a software licensing arrangement. The examples below represent the typical delivery models that we utilize in providing our products:

•	Software Licensing. In this traditional license and maintenance model, our customers purchase a license and maintenance contract for our software. We may also provide these customers with professional support services on either a time and materials or fixed-price basis to assist them with the implementation of, or conversion to, the licensed software, or with other IT projects.

•	Application Management. In this service deployment model, we provide applications that are run by the customer at its processing facility, with a dedicated staff of our application programmers and business analysts assisting the customer in managing day-to-day technology-related activities. Our support staff may be located on-site at the customer’s facility, off-site at one of our facilities, or at a combination of both sites. In many cases, our staff supports the customer’s third-party applications, as well as our own software products.

•	Application Service Provider or ASP. In this service model, we utilize one of our off-site technology facilities to provide the user of ASP services with computing and application management facilities and support. Our support personnel are generally located off-site in one of our technology facilities, which communicates through online data transmission connections with remote devices on-site at the customer’s location. The ASP customer generally uses a suite of our products and services in its business. Our customers may arrange to utilize our facilities infrastructure in a shared capacity with other customers, or they may contract with us to have dedicated computing capacity available solely for the operation of their applications, sometimes referred to as remote outsourcing.

•	Facilities Management Processing or FM. In the FM service model, we provide our customers with a computing and application management function similar to that provided under ASP services. However, in the case of FM services, our personnel are located on-site at the location of the customer and act as the customer’s on-site IT staff in connection with FM services, generally also supporting the customer’s third-party software applications. When we enter into one of these arrangements, we generally hire the customer’s IT staff, which we supplement with our own employees.

We also have developed an additional service business, which we refer to as managed operations, in which we use our off-site technology and processing infrastructure to offer computing facilities to customers, without providing any of our software products. Unlike our other service customers, our managed operations customers often include customers that are not financial institutions. We are able to profitably leverage our computing capacity and technical expertise to compete in this type of outsourcing business.

Mortgage Loan Processing

      Customers. Our mortgage loan processing customers include 7 of the top 10 and 24 of the top 50 mortgage loan originators in the U.S., 21 of the top 30 loan servicers in the U.S., and 11 of the top 20 sub-prime loan servicers in the U.S. Our mortgage loan processing customers include Bank of America, National City Mortgage and U.S. Bank Home Mortgage. Our customer relationships are typically long-term relationships that generally provide relatively consistent annual revenues based on the dollar volume of mortgages processed on our applications. Our mortgage loan servicing platforms, including MSP, are used to process nearly 50% of all residential mortgage loans in the U.S., representing balances exceeding $3.6 trillion.

      Products and Services. We sell the most widely used mortgage loan servicing system in the U.S. Our primary products and services include:

•	MSP. Our Mortgage Servicing Platform, or MSP, is an application that automates all areas of loan servicing, including loan setup and ongoing processing, customer service, accounting and reporting to the secondary mortgage market, and federal regulatory reporting. MSP processes a wide range of loan products, including fixed-rate mortgages, adjustable-rate mortgages, construction loans, equity lines of credit and daily simple interest loans. Our revenues for 2003 from MSP were $211.2 million.

•	Empower! Empower! is a mortgage loan origination software system used by banks, savings & loans, mortgage bankers and sub-prime lenders. This application fully automates every phase of making loans, providing seamless credit bureau access and interfacing with automated underwriting systems used by Freddie Mac and Fannie Mae, as well as with vendors providing servicing, flood certifications, appraisals and title insurance.

      Delivery of Products and Services. While our mortgage servicing products can be purchased on a stand-alone, licensed basis, the majority of our MSP customers by both number of customers and loan volume choose to use us as their processing partner and engage us to perform all data processing functions in our technology center in Jacksonville, Florida. Customers determine whether to process their loan portfolio data under an ASP arrangement in which multiple clients share the same computing and personnel resources or to have their own dedicated resources within our facility.

Lender Outsourcing Solutions

      Our revenues for the year ended December 31, 2003 for our two primary businesses in our Lender Outsourcing Solutions segment were as follows:

	Year ended
	December 31, 2003

Lender Outsourcing Solutions	$	%

	(in millions)
Loan Facilitation Services	$399.2	60.6%
Default Management Services	259.6	39.4%

Total revenue	$658.8	100.0%

      Our Lender Outsourcing Solutions segment offers customized outsourced business process and information solutions to national lenders and loan servicers. We provide loan facilitation services, which allow our customers to outsource their title and closing requirements in accordance with pre-selected criteria, regardless of the geographic location of the borrower or property. Depending on customer requirements, we perform these services both in the traditional manner involving many manual steps, and through more automated processes which significantly reduce the time required to complete the task. We also provide default management services, which allow our customers to outsource the business processes necessary to take a loan and the underlying real estate securing the loan through the default and foreclosure process. We utilize our own resources and networks we have established with independent contractors to provide our outsourcing solutions. We frequently offer our outsourcing solutions to lenders in combination with products and services of our Information Products and Services segment.

      We work with our customers to set specific parameters regarding the type and quality of services they require and provide a single point of contact with us for these services no matter where the property is located. As a result, our customers are able to utilize our outsourcing services in a manner that we believe provides a greater level of consistency in service, pricing and quality than if these customers were to contract separately for similar services.

Loan Facilitation Services

      Customers. Our customers are financial institutions involved in the first mortgage, refinance, home equity and sub-prime lending markets. Customers of our title agency and closing services delivered under traditional outsourcing arrangements are typically large, national institutions, and include Washington Mutual and Bank of America. Our automated title process and ancillary services are targeted at the top 20 U.S. mortgage lenders, although we believe that the benefits provided by our automated services may be attractive to other national lenders, as well as regional lenders with significant lending operations. Customers of our homebuilders’ services described below are U.S. homebuilders, including Beazer Homes, Inland Homes and Cambridge Homes.

      Services. Our primary services include the following:

•	Title Agency Services. Our centralized financial institution title agency services include arranging for the issuance of a title insurance policy by a title insurer, by conducting title searches and preparing an abstract of title, reviewing the status of title in a title commitment, resolving any title exceptions, verifying the payment of existing loans secured by a subject property and verifying the amount of prorated expenses. We perform these services on a national basis, both in the traditional manner and through our centralized production facilities that incorporate automated processes, as described more fully below. Additionally, we typically prepare checks, deeds and affidavits and record appropriate documents in connection with the closing. Total revenues in 2003 from our title agent activities were $334.4 million. In 2003, all title insurance policies were issued by underwriters owned by FNF, which we will continue to represent following the offering.

•	Closing Services. Our closing management services are currently available in 43 states and the District of Columbia. We maintain a network of independent closing agents who are trained to close loans in accordance with the lender’s instructions. Our closing management services cover a variety of types of closings, including purchases and refinancings, as well as a variety of types services provided.

•	Homebuilders’ Services. We offer mortgage loan fulfillment and processing services to U.S. homebuilders. We establish partnership and management arrangements with homebuilders to establish and manage captive mortgage finance businesses that originate, underwrite, process and place first mortgages with unaffiliated wholesale lenders that make loans on newly constructed homes.

In addition, the title and closing services described above can be combined and customized with many of our offerings in our Information Products and Services segment to meet the specific requirements of our customers. We have a common sales force for the services described above and our Information Products and Services segment.

      Automated Process. The work of title agents has traditionally been very labor-intensive and has required significant manual intervention and individual decision-making. Although a portion of our title agency business is performed in the standard manner, we have also developed an automated process for quickly determining whether a title policy should be issued on a particular property. This process combines an automated title plant with an application that contains a customizable set of decision rules. Although this process largely automates the work of a traditional title agency, we still perform a manual review of title in cases where adequate records are not available online, where certain types of borrowers or properties are involved or where certain exceptions to good title exist. Our automated process permits us to deliver our services in a substantially shorter period of time compared to the delivery of traditional services in the industry.

      We began entering into these automated outsourcing arrangements in 2003 with a limited number of our lending customers. Current customers of our automated process are utilizing the services to more efficiently and uniformly outsource the underwriting and settlement of loan refinancings with their existing borrowers that meet certain criteria. We are in the process of adding automated title services that are capable of supporting lenders’ requirements with respect to home equity lines of credit. We also plan to expand the range of services available through automated service delivery. We have recently introduced credit reporting as an additional service that can be delivered with the automated title services we provide, and we are planning to introduce additional integrated services in the future, including flood certifications.

      In 2003, our automated title process and ancillary services generated revenues of $188.7 million, with one customer accounting for substantially all of these revenues. The substantial majority of our revenues from this automated process was derived from title agent commissions credited to a division of one of FNF’s title insurers. As a title agent, we generate commissions of 88% of the total title premium from title policies that we place with FNF. Included in the costs of providing our automated services are charges that we pay to our other businesses in connection with some of the title and real estate data and other services that we use in providing our services.

Default Management Services

      Customers. We primarily provide our default management services to national mortgage lenders and loan servicers, many of which performed default management services in-house prior to entering into outsourcing arrangements with us. Our customers include each of the top 25 residential mortgage servicers, 23 of the top 25 subprime servicers, and 21 of the top 25 subservicers. Our major customers include Washington Mutual and Bank of America.

      Products and Services. Based in part on the range and quality of default management services we offer and our focus on customer service, our default management business has grown significantly and we are now one of the two largest default management outsourced service providers in the U.S. We offer a full spectrum of outsourcing services relating to the management of defaulted loans, from initial property inspection to recording the final release of a mortgage lien.

•	At the onset of a loan default, our services are designed to assess and preserve the value of the property securing the loan. For example, through a nationwide network of independent inspectors, we provide inspection services nationwide, including daily reports on vacant properties, occupancy inspections and disaster and insurance inspections. Through a national network of independent contractors, we perform property preservation and maintenance services, such as lock changes, window replacement, lawn service and debris removal.

•	As our lender and servicing customers proceed toward the foreclosure of properties securing defaulted loans, our services facilitate completing the foreclosure process. For example, we offer comprehensive posting and publication of foreclosure and auction notices and conduct mandatory title searches, in each case as necessary to meet state statutory requirements for foreclosure. We provide document preparation and recording services, including mortgage assignment and release preparation, and due diligence and research services. We also provide various other title services in connection with the foreclosure process.

•	After a property has been foreclosed, we provide services that aid our customers in managing their real estate owned, or REO, properties. We offer property preservation field services that assist the lender in managing its REO properties. We offer a variety of title services relating to the lender’s ownership and eventual sale of REO properties. We also offer nationwide advisory and management services to facilitate a lender’s REO sales.

      Delivery of Products and Services. Based on a customer’s needs, our services can be provided individually or, more commonly, as part of a business process outsourcing solution that includes some or all of those services. We can also offer default management services as part of a package with MSP, which may lead to additional cost savings for our customers.

      We provide electronic access for all our default management customers that allows them to monitor the status of our services over the Internet. We can also create an automated interface between MSP and the information systems we use in providing default management services. This interface allows default services pre-selected by our customers to automatically begin at a pre-determined stage in the default of any loan which is serviced by our MSP product.

Information Products and Services

      In our Information Products and Services segment, we operate a property data business and a real estate-related services business. Our revenues for the year ended December 31, 2003 for our primary businesses in the segment were as follows:

	Year ended
	December 31, 2003

Information Products and Services	$	%

	(in millions)
Property Data Products	$234.3	41.5%
Real Estate-Related Services	330.9	58.5%

Total revenue	$565.2	100.0%

      Our property data products and real estate-related information services are utilized by mortgage lenders, investors and real estate professionals to complete residential real estate transactions throughout the U.S. We offer a comprehensive suite of products and services spanning the entire home purchase and ownership life cycle, from purchase through closing, refinancing, and resale. Our Lender Outsourcing Solutions segment utilizes several of the products provided by our Information Products and Services segment and we have a significant number of common customers in these two segments.

Property Data

      Customers. Customers of our property data include loan servicers, banks and consumers, as well as other participants in the real estate, lending and title insurance industries. Our customers include ABN Amro, Bank of America, Freddie Mac, New Century Mortgage and Washington Mutual.

      Products and Services. Our primary product lines are as follows:

•	Property Information. We provide property information and document and map images to title insurers and agents through a regional network of offices engaged in data collection, research and electronic data delivery. Our products help our customers quickly locate, assemble and analyze information needed to assure the safe transfer and financing of real property. These products include automated title plant indexes describing the chain of ownership, images of recorded land records, real estate tax assessment information, real property parcel map images, and images and electronic abstracts of court judgments. The underlying title plant information is owned by FNF title underwriters; we manage and update the information in return for the right to sell it to title insurers.

•	Real Estate Tax Services. We offer lenders a monitoring service that will notify them of any change in tax status during the life of a loan. We also provide complete outsourcing of tax escrow services, including the establishment of a tax escrow account that is integrated with the lender’s mortgage servicing system and the processing of tax payments to taxing authorities.

•	Flood Zone Certifications. We offer flood zone certifications through a proprietary automated system that accesses and interprets Federal Emergency Management Agency, or FEMA, flood maps and certifies whether a property is in a federally designated flood zone. Additionally, we offer lenders a life-of-loan flood zone determination service that monitors previously issued certificates for any changes, such as FEMA flood map revisions, for as long as that loan is outstanding.

•	Credit Reporting. We provide credit information reports and related products to meet the needs of the mortgage industry and help commercial banks, mortgage companies and consumer lenders make loan decisions. Our products include a merged credit report that contains credit history data on individual or joint credit applicants acquired from the combined databases of three credit bureaus (Experian, Trans Union and Equifax) for national coverage. We consolidate and organize information from these credit bureaus and deliver a concise report to our customers.

      Delivery of Products and Services. Many of the property data products and services discussed above can be combined together to meet the specific needs of our customers.

Real Estate-Related Services

      Customers. Customers of our real estate-related services include loan servicers, banks and consumers as well as other participants in the real estate, lending and title insurance industries. Our customers include Bank of America, U.S. Bancorp and Washington Mutual.

      Product and Services. Our primary real estate-related services include the following:

•	Valuation and Appraisal Services. We have developed a broad suite of valuation products, which include automated valuation models, traditional appraisals, broker price opinions, collateral scores and appraisal reviews utilized by participants in the secondary mortgage markets. We have developed innovative new hybrid valuation products such as collateral valuation insurance, which combines a traditional valuation with an insurance policy issued by an unaffiliated third party that guarantees the accuracy of a valuation within certain parameters. We have also developed processes and technologies that allow our lender customers to outsource their valuation management functions to us. We utilize technology in an outsourced arrangement to allow our lenders to automatically select a valuation product from our suite of offerings that delivers the best product/cost solution for each individual situation. Revenues from our valuation and appraisal services for 2003 were $151 million.

•	Multiple Listing Services. We provide services that are used to operate multiple listing services in the U.S. serving over 300,000 real estate brokers and agents. We have acquired and developed reliable data base management tools and provide central hosting of MLS systems in our data centers for local MLS organizations, enabling realtors to search for available homes using a potential buyer’s criteria.

•	1031 Exchange Intermediary Services. We act as a qualified exchange intermediary for those customers who seek to engage in qualified exchanges under Section 1031 of the Internal Revenue Code, which allows capital gains tax deferral on the sale of certain investment assets. Through our nationwide network of regional offices, we provide our customers with direct access to a full-time staff of exchange professionals, one-third of whom are attorneys specializing in tax deferred exchange solutions.

Sales and Marketing

Sales Force

      Our sales and marketing efforts are primarily organized around our lines of business. In our Financial Institution Software and Services segment, we have a sales force that markets our products and services to our large national bank customers. A separate sales group focuses on credit unions and thrifts, to which we primarily sell a different product line than we sell to commercial banks. MSP and related products are sold by a third sales force to all the foregoing types of customers, as well as to mortgage companies and specialized servicing companies.

      In our Lender Outsourcing Solutions and Information Products and Services segments, we utilize three distinct sales teams. The first sales team is dedicated to the sales and marketing of default management services. The other two teams are responsible for all other products in the Lender Outsourcing Solutions and Information Products and Services segments. One of these two teams targets the largest 125 U.S. lenders while the other targets mid-tier lenders not among the largest 125.

      A significant portion of our potential customers in each of our business lines is targeted via direct and/or indirect field sales, as well as inbound and outbound telemarketing efforts. Marketing activities include direct marketing, print advertising, media relations, public relations, tradeshow and convention activities, seminars and other targeted activities. As of March 31, 2004, we employed approximately 200 employees worldwide in our sales and marketing units.

Office of the Enterprise

      In addition to our traditional sales force, we have established a core team of senior managers to lead account management and cross-selling of the full range of our products to existing and potential top-tier financial institution customers. The individuals who participate in this effort, which we coordinate through our Office of the Enterprise, spend a significant amount of their time on sales and marketing efforts.

      The broad range of products and services we offer provides us with the opportunity to expand our sales to our existing customer base through cross-selling efforts. The importance of our core processing applications to our financial institution customers gives us access to management at a more senior level than we had with our real estate information and default management products and services alone. We believe that this access, combined with the greater leverage our range of products provides us, has increased sales of certain of our default management and information-related real estate services. For example, we recently renewed a mortgage servicing platform contract with Bank of America that converts Bank of America from a software-licensing customer to an outsourced application service provider customer. During the renewal, we were also able to cross-sell to Bank of America outsourced default management services, flood services and a portion of our tax services.

      In addition to providing our customers with a broad range of product offerings, through the Office of the Enterprise we are able to assist customers in improving process efficiencies and productivity. For example, Citizens Bank recently renewed its core processing contract with our financial institution processing operations. As of part of this process, the Office of the Enterprise conducted an analysis of Citizens’ first mortgage and home equity lending operations. The analysis identified over $8 million in cost savings available to Citizens Bank through a combination of enhanced internal process efficiencies and the availability of more competitive products from our Lender Outsourcing Solutions and Information Products and Services segments.

Technology

      To meet the changing business and technology needs of our customers, we continually invest in our technology-based products and services. This investment includes maintenance and enhancement of existing software applications, the development of new and innovative software applications, and the ongoing enhancement of capabilities surrounding our outsourcing infrastructure.

      Our product strategy and development group maintains a dialogue with our extensive and diverse customer base and is highly attuned to ongoing shifts in industry requirements and preferences. This active customer and market participation is translated into multi-year, iterative product development plans that map the primary areas of investment in our product set. This group is ultimately responsible for designing, developing and enhancing applications targeted at the diverse requirements of the various local, regional, national and international environments of our numerous customers. We provide updated versions of our various products or product suites on an iterative basis as dictated by market requirements. Our software products include many product features and functions and will accommodate customized requirements specific to each institution.

      As part of our research and development process, we constantly evaluate current and emerging technology for applicability to our existing and future software platforms. To this end, we engage with various hardware and software vendors in evaluation of various infrastructure components. Where appropriate, we utilize third-party technology components in the development of our software products and service offerings. Third-party software may be used for highly specialized business functions, which we may not be able to develop internally within time and budget constraints. Additionally, third-party software may be used for commodity type functions within a technology platform environment. We work with our customers to determine the appropriate timing and approach to introducing technology or infrastructure changes to our products and services. We intend to utilize our relationship with Covansys to lower our internal development costs over time by outsourcing certain programming, development and maintenance functions.

      We are currently engaged in significant efforts to upgrade our core bank processing software and our mortgage processing software. These products were acquired upon our acquisition of FI from ALLTEL in 2003. We spent the period immediately following the FI acquisition discussing with our key customers the changes that they would like to see made in those products. We have recently begun the development work to implement changes required to keep pace with the marketplace and the requirements of our customers. We expect to spend approximately $92 million with respect to this development of our core bank processing software and $50 million on this development of our mortgage servicing platform. We expect to capitalize a portion of the foregoing amounts. The development work on the core bank processing software and the mortgage servicing platform are estimated to take two to three years to complete. We believe that our acquisition of the Profile core bank processing system, which we acquired when we bought Sanchez, will shorten the development period, since we believe we can apply technological capabilities utilized in Profile to the development of our core bank processing software.

Intellectual Property

      We rely on copyright and trade secret law to protect our technology. Further, we have developed a number of brands that have accumulated substantial goodwill in the marketplace, and we rely on trademark law to protect our rights in that area. We intend to continue our policy of taking all measures we deem necessary to protect our copyright, trade secret and trademark rights. We regard our software as proprietary and utilize a combination of copyright, trade secret laws, internal security practices and employee non-disclosure agreements for intellectual property protection. We believe that we hold all proprietary rights necessary for the conduct of our business.

Competition

      The market for financial institution software and services is highly competitive. The market is very mature and there are a number of existing providers with a high level of experience in the market and significant market share. Additionally, given the attractive market characteristics in financial services, there are a number of market entrants, which seek to leverage shifts in technology or product innovation to attract customers. Our primary competitors include internal technology departments within banks, data processing or software development departments of large companies or large computer manufacturers, independent computer services firms, companies that develop and deploy software applications, and companies that provide customized development, implementation and support services. Some of these competitors possess substantially greater financial, sales and marketing resources than we do. Competitive factors for products and services include the quality of the technology-based product or service, product features and functions, ease of delivery and integration, ability of the provider to maintain, enhance, and support the products or services, and price. We believe that we compete favorably in each of these categories. In addition, we believe that our ability to offer multiple products and services to individual customers enhances our competitiveness against competitors with more limited product offerings. We compete with vendors that offer similar products and services to financial institutions, including The Bisys Group, Inc., Computer Services Corporation, Fiserv, Inc., Jack Henry and Associates, Inc., and Metavante Corporation. In certain non-U.S. markets, we compete with regional providers including Alnova, I-Flex and Temenos.

      The principal competitors for our lender outsourcing services are title companies such as First American and LandAmerica and in-house services provided directly by our customers.

      The markets for information products and services like those we offer are also highly competitive. Key competitive factors include quality of the product or service, convenience, speed of delivery, customer service and price. We do not believe that there is a competitor currently offering the same level of product breadth and scope, market coverage and services that we provide in our Information Products and Services segment. However, there are a number of competitors in specific product lines, some of which have substantial resources. In addition, First American is a significant competitor in a majority of this segment’s businesses.

Acquisition History

      A significant aspect of our growth strategy has been our commitment to making strategic acquisitions. We have made over 25 acquisitions since the beginning of 2001, the most significant of which are listed in the table below. We have a dedicated merger and acquisitions group that facilitates the identification of potential targets whose technologies and other assets will integrate with or complement our products and services. We have substantial experience in integrating newly acquired businesses.

Date of Acquisition	Acquired Entity	Product/Service Offerings

April 14, 2004	Sanchez Computer Associates Inc.	Software, outsourcing and wealth management solutions to financial institutions
March 11, 2004	Aurum Technology, Inc.	Outsourced and in-house technology solutions to community banks and credit unions
September 30, 2003	37% interest in FNIS (63% already owned)	Data and technology solutions to lenders and real estate professionals
September 2, 2003	WebTone Technologies, Inc.	Customer interaction and management solutions for financial institutions
April 1, 2003	ALLTEL Information Services, Inc.	Information based technology solutions and processing services to the mortgage and financial services industries
February 10, 2003	Lender’s Service, Inc.	Vendor management services to the residential mortgage lending industry

Employees

      As of May 15, 2004, we had approximately 12,100 employees. We believe our employee relations are satisfactory. None of our employees are subject to collective bargaining agreements.

Infrastructure and Facilities

      We maintain six data centers, in Little Rock, Arkansas, Chicago, Illinois, Jacksonville, Florida, Los Angeles, California, Charlotte, North Carolina and Albany, New York. We have preventive maintenance and disaster recovery plans, which include periodic equipment, software and disaster recovery testing, data monitoring and maintaining records of system errors. We have 24-hour monitoring and engineering support and emergency communication lines. In the event of an emergency, we have a contingency plan to provide services through a nationally recognized emergency service provider.

      The majority of our offices are leased from third parties. We own the remaining offices. As of December 31, 2003, we leased office space as follows:

Number of
Locations(1)

California	41
International	18
Texas	16
Maryland	10
Illinois and Pennsylvania	9
Georgia	7
Florida, Arizona and New York	6
Minnesota, Missouri, North Carolina and Ohio	4
Tennessee and Oklahoma	3
Colorado, Indiana, Massachusetts, New Jersey and Virginia	2
Alabama, Arizona, Connecticut, Delaware, Hawaii, Iowa, Kansas, Michigan, Nevada, Oregon, South Carolina, Utah and West Virginia	1

(1)	Represents the number of locations in each state or country listed.

     We believe our properties are adequate for our business as presently conducted.

Legal Proceedings

      We are subject to legal and regulatory actions in the ordinary course of our businesses, including class actions, some of which include claims for punitive or exemplary damages. We believe that no actions, other than those listed below, depart from customary litigation incidental to our business and that the ultimate resolution of all litigation will not have a material adverse effect on our results of operations, financial position or liquidity.

      A class action is pending in state court in California alleging that a subsidiary of FNF violated the Telephone Consumer Protection Act by sending unsolicited facsimile advertising. In April 2004, a class was certified in the case. Recently, FNIS was added as a co-defendant. Plaintiffs seek statutory damages.

      We are the subject of three separate claims alleging erroneous flood zone determinations by NRC Insurance Services, Inc., or NRC, an entity that we acquired in August of 2001.

      The first claim was filed by the Pennsylvania Manufacturers Association Indemnity Company, d/b/a PMA Group, against NRC in the U.S. District Court for the District of New Jersey on May 10, 2001. PMA is seeking approximately $1.4 million in damages, which is the amount that it paid to its insured, based on an allegedly erroneous flood zone determination issued by NRC. The insured subsequently initiated suit in Pennsylvania state court seeking approximately $2.3 million in additional damages from PMA, alleging lost business income. In the event that PMA’s insured prevails in its claim against PMA, we believe that PMA will seek such additional damages from us. PMA’s claim against us has been stayed pending the outcome of its insured’s claim against PMA.

      The second claim was filed by Travelers Indemnity Co. against NRC in the U.S. District Court for the Eastern District of Missouri on May 29, 2002. Travelers is seeking approximately $4.1 million in damages, based on an allegedly erroneous flood zone determination issued by NRC.

      The third claim was filed by St. Paul Fire & Marine against FNIS in the U.S. District Court for the Eastern District of Missouri on November 6, 2002. St. Paul Fire & Marine is seeking approximately $12 million in damages, based on an allegedly erroneous flood zone determination issued by NRC in 1998.

Regulation

      Our financial institution processing and outsourcing services subsidiaries are not directly subject to federal or state regulations specifically applicable to financial institutions such as banks, thrifts and credit unions. However, as a provider of services to these financial institutions, FI is examined on a regular basis by the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the National Credit Union Administration and various state regulatory authorities. In addition, independent auditors annually review several of our operations to provide reports on internal controls for our customers’ auditors and regulators.

      Beginning July 1, 2001, financial institutions were required to comply with privacy regulations imposed under the Gramm-Leach-Bliley Act. These regulations place restrictions on financial institutions’ use of non-public personal information. All financial institutions must disclose detailed privacy policies to their customers and offer them the opportunity to direct the financial institution not to share information with third parties. The new regulations, however, permit financial institutions to share information with non-affiliated parties who perform services for the financial institutions. As a provider of services to financial institutions, we are required to comply with the privacy regulations and are bound by the same limitations on disclosure of the information received from our customers as apply to the financial institutions themselves.

      The Real Estate Settlement Procedures Act, or RESPA, and related regulations generally prohibit (1) the payment or receipt of fees or any other item of value for the referral of a real estate-secured loan to a loan broker or lender and (2) fee shares or splits or unearned fees in connection with the provision of residential real estate settlement services, such as mortgage brokerage and real estate brokerage. Notwithstanding these prohibitions, RESPA permits payments for goods furnished or for services actually performed, so long as those payments bear a reasonable relationship to the market value of the goods or services provided. RESPA and related regulations may to some extent restrict our real estate-related businesses from entering into certain preferred alliance arrangements. The U.S. Department of Housing and Urban Development is responsible for enforcing RESPA.

      Real estate appraisers are subject to regulation in most states, and some state appraisal boards have sought to prohibit our automated valuation products. Courts have limited such prohibitions, in part on the ground of preemption by the federal Financial Institutions Reform, Recovery, and Enforcement Act of 1989, but we cannot assure you that our valuation and appraisal services business will not be subject to regulation.

      The title agency and related services we will be providing will be conducted through a title insurance company, an underwritten title company, a title agency and individual escrow officers. The title insurance company is regulated as an insurance company in its state of domicile and the states where it is licensed. The insurance regulatory authorities in these states have broad administrative powers relating to issuing and revoking licenses to transact insurance business, regulating trade practices, licensing agents, regulating accounting and financial practices, establishing reserve and capital and surplus requirements and defining suitable investments. Some states require title insurers to own or lease title plants. The title insurance company is also subject to the insurance holding company act in its state of domicile, which regulates, among other matters, the ability to pay dividends and to engage in transactions with affiliates. The underwritten title company operates only in California. The regulation of underwritten title companies in California is generally limited to requirements to maintain specified levels of net worth and working capital, and to obtain and maintain a license in each of the counties in California in which it operates. The title agency and individual escrow officers are also subject to regulation by the insurance or banking regulators in many of the jurisdictions in which they operate. These regulators generally require, among other items, that agents and individuals obtain and maintain a license and be appointed by a title insurer.

MANAGEMENT

Directors and Executive Officers

      Set forth below is certain information concerning our directors and executive officers. All ages are as of April 30, 2004.

Name	Age	Position

William P. Foley, II	59	Chairman of the Board and Chief Executive Officer
Alan L. Stinson	58	Executive Vice President and Chief Financial Officer
Ernest D. Smith	53	Executive Vice President and President of FI
Brent B. Bickett	39	Executive Vice President, Corporate Finance
Philip G. Heasley	54	Nominee for Director
Cary H. Thompson	47	Nominee for Director
Terry N. Christensen	63	Nominee for Director

      The following sets forth certain biographical information with respect to our executive officers and directors listed above.

      William P. Foley, II is our Chief Executive Officer and the Chairman of our board of directors. He is also the Chief Executive Officer and Chairman of the board of directors of FNF, and has served in those capacities since FNF’s formation in 1984. It is expected that Mr. Foley will cease serving as Chief Executive Officer of FNF upon the completion of the distribution. He also served as President of FNF from 1984 until December 31, 1994. Mr. Foley also is currently serving as Chairman of the board of directors of CKE Restaurants, Inc.

      Alan L. Stinson is our Executive Vice President and Chief Financial Officer. Mr. Stinson is also Executive Vice President and Chief Financial Officer of FNF, and has served in those capacities since 1999. He will remain as Executive Vice President and Chief Financial Officer of FNF until a new Chief Financial Officer is appointed by FNF, which is expected to occur on or around the completion of the offering. Following the appointment of such new Chief Financial Officer, Mr. Stinson will become Senior Vice President of FNF with responsibility for providing oversight and support on a transitional basis with respect to financial and accounting matters prior to the distribution. Prior to his employment with FNF, Mr. Stinson was Executive Vice President and Chief Financial Officer of Alamo Title Holding Company. From 1968 to 1994, Mr. Stinson was employed by Deloitte & Touche, LLP where he was a partner from 1980 to 1994.

      Ernest D. Smith is our Executive Vice President and President of FI. Mr. Smith has served as an Executive Vice President of FNF since 1995. He has also served as the President of FI since April 2003. He will cease serving in his positions with FNF as of the completion of this offering. Prior to being named the President of FI, Mr. Smith served as the Co-Chief Operating Officer of FNF from January 2002 to April 2003. He joined Fidelity National Title Insurance Company in 1987 as President of its San Francisco Division.

      Brent B. Bickett is our Executive Vice President, Corporate Finance. Mr. Bickett has served as an Executive Vice President, Corporate Finance, of FNF since 2002. He will cease serving as Executive Vice President of FNF as of the completion of this offering. He previously served as Senior Vice President, Corporate Finance, of FNF from January 1999 until 2002. From August 1990 until January 1999, Mr. Bickett was a member of the Investment Banking Division of Bear, Stearns & Co. Inc., where he served as a Managing Director of the firm’s real estate, gaming, lodging and leisure group from 1997 until 1999.

      Philip G. Heasley has been nominated to serve as one of our directors effective upon the completion of this offering. Mr. Heasley currently serves as a member of the board of directors of FNF but will resign from his position upon the completion of this offering. He has been Chairman and Chief Executive Officer of Paypower LLC since 2003. From 2000 to 2003, he was Chairman and Chief Executive Officer of First USA Bank, the credit card subsidiary of Bank One. Prior to joining First USA, Mr. Heasley spent 13 years in executive positions at U.S. Bancorp, including six years as Vice Chairman and the last two years as President and Chief Operating Officer. Before joining U.S. Bancorp, Mr. Heasley spent 13 years at Citicorp, including three years as President and Chief Operating Officer of Diners Club, Inc. Mr. Heasley currently serves as Chairman of the board of directors of Visa USA and is a member of the board of Visa International.

      Cary H. Thompson has been nominated to serve as one of our directors effective upon the completion of this offering. Mr. Thompson currently serves as a member of the board of directors of FNF but will resign from his position upon the completion of this offering. He has been a Senior Managing Director with Bear, Stearns & Co. Inc. since 1999. From 1996 to 1999, Mr. Thompson was a director and Chief Executive Officer of Aames Financial Corporation. Prior to joining Aames Financial Corporation, Mr. Thompson served as a managing director of NatWest Markets from May 1994 to June 1996 and as a Managing Director and as manager of the West Coast Financial Institutions Group for Oppenheimer and Co., Inc. Mr. Thompson also serves on the board of directors of SonicWall Corporation.

      Terry N. Christensen has been nominated to serve as one of our directors effective upon the completion of this offering. Mr. Christensen currently serves as a member of the board of directors of FNF but will resign from his position upon the completion of this offering. He has been the managing partner of Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP since 1988. Prior to forming the law firm, Mr. Christensen was a consultant to and subsequently the President of Tracinda Corporation. Mr. Christensen currently serves as a director of MGM Grand, Inc., Checkers Drive-In Restaurants, Inc. and Giant Group, Ltd.

Composition of the Board of Directors

      Our directors will be divided into three classes of approximately equal size and serve for staggered three-year terms.

Committees of the Board of Directors

      Upon completion of this offering, the standing committees of our board of directors will include the audit committee, the nominating and corporate governance committee, and the compensation committee. These committees are described below. Our board of directors may also establish various other committees to assist it in its responsibilities.

      Audit committee. This committee will be primarily concerned with the accuracy and effectiveness of the audits of our financial statements by our internal audit staff and by our independent auditors. This committee is responsible for assisting the board’s oversight of:

•	the quality and integrity of our financial statements and related disclosure;

•	our compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of our internal audit function and independent auditor.

The audit committee will be comprised of three independent directors as defined under the applicable rules of The New York Stock Exchange. We intend to appoint these directors to serve on our board and the audit committee as soon as practicable after completion of this offering, but in any event within the time period prescribed by the listing rules.

      Nominating and corporate governance committee. This committee’s responsibilities will include the selection of potential candidates for our board of directors and the development and annual review of our governance principles.

      The nominating and corporate governance committee will be comprised of three independent directors as defined under the applicable rules of The New York Stock Exchange. We intend to appoint these directors to serve on the nominating and corporate governance committee as soon as practicable after completion of this offering, but in any event within the time period prescribed by the listing rules.

      Compensation committee. This committee will have two primary responsibilities:

•	to monitor our management resources, structure, succession planning, development and selection process as well as the performance of key executives; and

•	to review and approve executive compensation and broad-based and incentive compensation plans.

      The compensation committee will be comprised of three independent directors as defined under the applicable rules of The New York Stock Exchange. We intend to appoint these directors to serve on the compensation committee as soon as practicable after completion of this offering, but in any event within the time period prescribed by the listing rules.

Director Compensation

      Directors who also are our officers do not receive any compensation for acting as directors, except for reimbursement of reasonable expenses, if any, incurred in attending board meetings. Directors who are not our employees receive:

•	An annual retainer of $30,000;

•	A per meeting fee of $2,500 for each board meeting attended;

•	An annual retainer of $5,000 for service on any board committee (except audit) or a $7,500 annual retainer if chair of any committee (except audit);

•	An annual retainer of $7,500 for service on the audit committee or a $15,000 annual retainer if chair of the audit committee;

•	A per meeting fee of $1,500 for each committee meeting attended (except audit which has a per meeting fee of $3,000); and

•	Expenses of attending board and committee meetings.

      In addition, each non-employee director will acquire options concurrent with the completion of this offering to purchase            shares of our common stock, at an exercise price equal to the initial public offering price.

Executive Compensation

      The following table sets forth the compensation paid or awarded to our chief executive officer and our other executive officers who, based on salary and bonus compensation from FNF and its subsidiaries, were the most highly compensated for the year ended December 31, 2003. All information set forth in this table reflects compensation earned by these individuals for services with FNF and its subsidiaries for the three years ended December 31, 2003. Our historical financial statements do not include 100% of the compensation and benefits set forth below for our named executive officers, since those persons historically divided their time between our operations and other operations of FNF. Our historical financial statement in this prospectus include allocations of these costs to us based on available information and assumptions considered fair and reasonable by our management.

Summary Compensation Table

					Long-term Compensation
		Annual Compensation
						Securities
				Other Annual	Restricted Stock	Underlying	All Other
	Fiscal	Salary(1)	Bonus(2)	Compensation(3)	Units(4)	Options(5)	Compensation(6)
Name and Title	Year	($)	($)	($)	($)	(#)	($)

William P. Foley, II	2003	950,016	3,600,000	2,338,507	8,257,500	8,250	169,250
Chairman of the Board	2002	950,016	2,850,000	104,071	—	440,825	146,643
and Chief Executive	2001	950,016	2,850,000	98,023	—	1,492,218	83,982
Officer
Ernest D. Smith	2003	572,599	1,547,917	237,508	825,750	8,250	38,502
Executive Vice President	2002	418,764	837,500	6,000	—	96,443	37,616
and President of FI	2001	400,008	800,000	6,000	—	159,169	35,797
Alan L. Stinson	2003	425,000	1,122,947	314,358	1,156,050	—	9,070
Executive Vice President	2002	366,674	733,333	—	—	101,008	8,519
and Chief Financial	2001	350,016	700,000	—	—	115,327	7,396
Officer
Brent B. Bickett	2003	375,000	969,234	335,485	1,156,050	8,250	29,047
Executive Vice President,	2002	316,667	633,333	—	—	101,007	23,320
Corporate Finance	2001	287,500	450,000	—	—	150,709	16,350

(1)	Amounts shown for the indicated fiscal year include amounts deferred at the election of the named executive officer pursuant to FNF’s 401(k) plan.

(2)	Bonuses were awarded during the year following the year to which the bonuses relate, based on an evaluation by the Compensation Committee of the Board of Directors of FNF. Amounts shown for the 2002 and 2001 fiscal year include cash bonus amounts earned in the indicated fiscal year and deferred at the election of the named executive officer and utilized to reduce the exercise price of stock options granted to such officer during the subsequent fiscal year pursuant to the 1991 and 2001 Stock Option Plans of FNF. Bonus amounts applied to reduce the exercise price of stock option grants awarded and included in this column for 2002 and 2001, the most recent years for which the options were granted, are as follows: (i) Mr. Foley: $75,000—2002 bonus and $75,000—2001 bonus; (ii) Mr. Smith: $75,000—2002 bonus and $75,000—2001 bonus; (iii) Mr. Stinson: no bonus deferred in 2002 or 2001; and (iv) Mr. Bickett: $75,000—2002 bonus. In addition, during 2003, 2002 and 2001 bonus amounts were deferred at the election of the named executive officer and applied to FNF’s Executive Compensation Program in the following amounts: (i) Mr. Foley: $0—2003, $500,000—2002, and $555,000—2001; (ii) Mr. Smith: $0—2003, $146,500—2002, and $140,200—2001; (iii) Mr. Stinson: $170,000—2003, $146,667—2002, and $124,400—2001; and (iv) Mr. Bickett: no bonus deferred in 2003, $138,833—2002, and $93,125—2001.

(3)	Amounts shown for Mr. Foley included the cost of (i) an FNF provided automobile of $9,750 in 2003 and $9,000 in 2002 and 2001; (ii) tax and financial planning advice provided by third parties to Mr. Foley and Folco Development Corporation—$58,078 in 2003, $57,542 in 2002, and $61,539 in 2001; and (iii) personal use of FNF assets by Mr. Foley and Folco Development Corporation—$25,268 in 2003, $37,529 in 2002, and $27,484 in 2001. Amounts shown for Mr. Smith included the cost of (i) an FNF provided automobile of $6,000 in 2003, 2002 and 2001, and (ii) relocation expenses of $6,967 in 2003. Amounts shown for Mr. Bickett include relocation expenses of $21,127 in 2003. Amounts for 2003 also include amounts reimbursed during the fiscal year for the payment of taxes in connection with the restricted stock grant: Mr. Foley—$314,358; Mr. Smith—$224,541; Mr. Stinson—$314,358; and Mr. Bickett—$314,358.

(4)	Pursuant to the 2001 Plan, FNF granted rights to Messrs Foley, Smith, Stinson and Bickett to purchase shares of restricted common stock on November 18, 2003. The restricted shares granted vest over a four year period, of which one-fifth vested immediately on the date of grant. Dividends are paid by FNF on the restricted stock granted. The following are the number and aggregate value (as of December 31, 2003) of restricted stock granted: (i) Mr. Foley: 275,000 shares; $9,694,988; (ii) Mr. Smith: 27,500 shares; $969,499; (iii) Mr. Stinson: 38,500 shares; $1,357,298; and (iv) Mr. Bickett: 38,500 shares; $1,357,298.

(5)	The number of securities underlying options has been adjusted to reflect all dividends and stock splits.

(6)	Amounts shown for fiscal 2003 consist of the following: (i) Mr. Foley: FNF contribution to 401(k) Plan—$6,000, FNF paid life insurance premiums — $91,999 and FNF contribution to Employee Stock Purchase Program— $71,251; (ii) Mr. Smith: FNF contribution to 401(k) Plan—$6,000, FNF paid life insurance premiums—$1,642 and FNF contribution to Employee Stock Purchase Program—$30,860; (iii) Mr. Stinson: FNF contribution to 401(k) Plan—$6,000, FNF paid life insurance premiums—$3,070 and no FNF contribution to Employee Stock Purchase Program; and (v) Mr. Bickett: FNF contribution to 401(k) Plan—$6,000, no FNF paid life insurance premiums and FNF contribution to Employee Stock Purchase Program—$23,047.

Stock Ownership Guidelines

      In order to help demonstrate the alignment of the personal interests of our officers and directors with the interests of our stockholders, we have established the following stock ownership guidelines, as multiples of the officer’s base salary or the director’s annual retainer, that must be held by our officers or directors:

Position	Multiple

Chief Executive Officer	5x Base Salary
Other Officers (direct reports to the CEO or Section 16 Reporting Persons)	2x Base Salary
Non-employee directors	5x Annual Retainer

      The number of shares of our stock that must be held is determined by multiplying the officer’s annual base salary (or in the case of a non-employee director, such director’s annual retainer) by the applicable multiple shown above, and dividing the result by the highest closing price of our stock during the immediately preceding 24 months. Compliance will be monitored by the compensation committee of our board of directors once a year and not on a running basis. In order to meet this stock ownership requirement, an officer or director may count all shares of our stock beneficially owned by such officer or director, including stock held in our 401(k) plan, our employee stock purchase plan, stock units held in any deferral plan, any restricted shares, restricted stock units and vested options including any restricted shares or vested options issued to such officer or director upon conversion of FNF restricted shares and vested options in connection with this offering. Each officer or director officer must attain ownership of the required stock ownership level within five years after first becoming subject to these guidelines, provided, that if an individual becomes subject to a greater ownership requirement due to a promotion or increase in base salary, such individual is expected to meet the higher ownership requirement within three years.

Option Grants

      The following table provides information as to options to acquire FNF common stock granted to the named executive officers during 2003 pursuant to FNF’s Amended and Restated 2001 Stock Incentive Plan.

Option Grants In Last Fiscal Year

						Potential Realizable
	Individual Grants					Value at Assumed
						Annual Rates of
	Number of					Stock Price
	Securities	Percentage of				Appreciation for
	Underlying	Total Options				Option Term (2)
	Options	Granted to	Exercise or
	Granted	Employees in	Base Price		Expiration	5%	10%
Name	(#)	Fiscal Year	($/share)		Date	($)	($)

William P. Foley II	8,250	1.3%	$15.36	(1)	03/24/13	$201,861	$396,490
Ernest D. Smith	8,250	1.3%	$15.36	(1)	03/24/13	$201,861	$396,490
Alan L. Stinson	—	—	—		—	—	—
Brent B. Bickett	8,250	1.3%	15.36	(1)	03/24/13	$201,861	$396,490

(1)	The options granted under the 2001 Stock Option Plan were granted to key employees of FNF at an exercise price of $24.45, the fair market value of FNF’s common stock on the date of grant. The executive officer applied his deferred bonus amount to reduce the exercise price to $15.36 per share. (See note (2) of Summary Compensation Table).

(2)	These are assumed rates of appreciation, and are not intended to forecast future appreciation of FNF’s common stock.

     The following table summarizes information regarding exercises of FNF stock options by the named executive officers during 2003 and unexercised FNF options held by them as of December 31, 2003.

Aggregated FNF Option Exercises In Last Fiscal Year

And Fiscal Year-End Option Values

Number of
			Securities Underlying	Value of Unexercised
	Shares		Unexercised Options	In-the-Money Options
	Acquired on	Value	at December 31,	at December 31,
	Exercise	Realized	2003(1)(#)	2003(1)($)
Name	(#)	($)	Exercisable/Unexercisable	Exercisable/Unexercisable

William P. Foley II	169,622	$6,709,160	3,591,350/188,121	$90,234,410/$2,878,146
Ernest D. Smith	54,034	$714,511	36,794/ 69,482	$722,443/$1,220,109
Alan L. Stinson	—	$—	279,609/ 58,243	$5,854,209/$ 945,852
Brent B. Bickett	—	$—	258,740/ 52,697	$5,687,248/$ 828,177

(1)	Options at December 31, 2003 include FNIS and ANFI options which were converted into FNF options as a result of the acquisition of the minority interest of FNIS on September 30, 2003 and the majority interest of ANFI on March 26, 2003.

     In accordance with the rules of the SEC, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, the fair market value is deemed to be $35.25, the closing price of the common stock of FNF reported by the New York Stock Exchange on December 31, 2003.

      The following table summarizes information regarding exercises of FNIS stock options by the named executive officers during 2003 and unexercised FNIS options held by them as of December 31, 2003.

Aggregated FNIS Option Exercises In Last Fiscal Year

And Fiscal Year-End Option Values

			Number of
			Securities Underlying	Value of Unexercised
	Shares		Unexercised Options at	In-the-Money Options
	Acquired on	Value	December 31, 2003(1)	at December 31, 2003(1)
	Exercise	Realized	(#)	($)
Name	(#)	($)	Exercisable/Unexercisable	Exercisable/Unexercisable

William P. Foley II	913,000	$16,505,679	n/a	n/a
Ernest D. Smith	28,710	$430,361	n/a	n/a
Alan L. Stinson	16,434	$300,599	n/a	n/a
Brent B. Bickett	41,081	$740,996	n/a	n/a

(1)	In connection with FNF’s acquisition of the minority interest of FNIS on September 30, 2003, all FNIS options outstanding were converted into FNF options.

     The following table summarizes information regarding exercises of American National Financial, Inc., or ANFI, stock options by the named executive officers during 2003 and unexercised ANFI options held by them as of December 31, 2003.

Aggregated ANFI Option Exercises In Last Fiscal Year

And Fiscal Year-End Option Values

Number of
			Securities Underlying	Value of Unexercised
	Shares		Unexercised Options	In-the-Money Options at
	Acquired on	Value	at December 31, 2003(1)	December 31, 2003(1)
	Exercise	Realized	(#)	($)
Name	(#)	($)	Exercisable/Unexercisable	Exercisable/Unexercisable

William P. Foley II	106,817	$2,121,735	n/a	n/a
Ernest D. Smith	—	$—	n/a	n/a
Alan L. Stinson	—	$—	n/a	n/a
Brent B. Bickett	—	$—	n/a	n/a

(1)	In connection with FNF’s acquisition of the majority interest of ANFI on March 26, 2003, all ANFI options outstanding were converted into FNF options. Mr. Foley received these options in his capacity as chairman of the board of directors of ANFI prior to FNF’s acquisition of ANFI.

Treatment of FNF Stock Options and Restricted Shares

      It is anticipated that, at the time of the distribution, FNF stock options and restricted stock held by our employees and directors will be affected as follows:

•	vested stock options: FNF stock options will be adjusted to reflect the impact of the distribution (FNF shareholder approval of amendments to certain of FNF incentive plans will be required to provide for such adjustment to the options issued under those plans) and employees and directors who will not continue to be employees or directors of FNF will be deemed to have terminated employment or service, as the case may be, as of the date of the distribution and their stock options, if not exercised, will expire in accordance with their terms upon or following such termination;

•	unvested stock options: unvested stock options will be replaced with unvested FIS stock options granted under the omnibus plan, with the same terms and conditions as the FNF options but with equitable adjustments made to the exercise prices and number of shares to reflect the difference in value of FNF and FIS common stock at the time of the distribution;

•	restricted stock: restricted stock holders will receive FIS shares in the distribution in the same proportion as other FNF shareholders, with such shares subject to the same transfer restrictions and forfeiture conditions as the restricted stock. In addition, the FNF restricted stock will be replaced with FIS restricted stock granted under the omnibus plan. The replacement FIS restricted stock will have the same terms and conditions as the FNF restricted stock, with equitable adjustments made to the number of shares to reflect the difference in value of FNF and FIS common stock at the time of the distribution.

Omnibus Incentive Plan

      In connection with this offering, we intend to establish a 2004 Omnibus Incentive Plan, or omnibus plan. The omnibus plan will permit us to grant the following types of awards:

•	nonqualified stock options;

•	“incentive stock options” within the meaning of section 422 of the Internal Revenue Code;

•	stock appreciation rights;

•	restricted stock;

•	restricted stock units;

•	performance shares;

•	performance units; and

•	other stock-based awards.

Recipients of awards under the omnibus plan may also be awarded dividends and dividend equivalents in connection with their awards.

      The following is a description of the omnibus plan and the awards to be made in connection with and after this offering and the distribution.

      Effective date and term. If approved by our board of directors, the omnibus plan will become effective on           , and will authorize the granting of awards for up to 10 years.

      Administration. The omnibus plan may be administered by our compensation committee or another committee selected by our board of directors, any of which we refer to as the committee. Until we appoint a compensation committee, the omnibus plan will be administered by FNF’s compensation committee. The committee will be able to select the individuals who will receive awards; determine the size and types of awards; determine the terms and conditions of awards; construe and interpret the omnibus plan and any award agreement or other instrument entered into under the omnibus plan; establish, amend and waive rules and regulations for the administration of the omnibus plan; and amend awards. The committee’s determinations and interpretations under the omnibus plan will be binding on all interested parties. The committee will be empowered to delegate its administrative duties and powers as it may deem advisable.

      Eligibility. Incentive stock options may be granted only to our employees and employees of our subsidiaries. Other awards may be granted to employees, directors, consultants and advisors of ours and our subsidiaries.

      Number of shares available for issuance. Subject to adjustment as described below,            shares of our common stock may be issued in connection with awards granted under the omnibus plan. The maximum number of shares that may be issued under the omnibus plan in connection with “full-value awards” (awards other than (1) awards for which the participant pays fair market value as of the grant date, (2) options or (3) stock appreciation rights) is            shares. If settlement of a full-value award results in the delivery of shares in excess of the above limit, the aggregate number of shares available for awards other than full-value awards will be reduced by            shares for each excess share delivered.

      The FNF stock options and restricted stock replaced with our stock options and restricted stock in connection with the completion of the distribution will be treated as granted under the omnibus plan.

      If an award under the omnibus plan is canceled, forfeited, terminates or is settled in cash, the shares related to that award will not be treated as having been delivered under the omnibus plan. In addition, subject to limitations intended to comply with New York Stock Exchange listing standards, shares that we hold back or that are tendered or returned by an award holder to cover the exercise price of an option or the tax withholding obligations relating to an award shall be considered shares not issued in connection with an award.

      Annual award limits. The omnibus plan also contains annual award limitations. These provisions are designed so that compensation resulting from awards can qualify as tax deductible performance-based compensation under section 162(m) of the Internal Revenue Code. These limitations only apply to awards or related dividends or dividend equivalents intended to qualify as performance-based compensation. The maximum number of our shares with respect to which stock options or stock appreciation rights may be granted to any participant in any fiscal year is            shares. The maximum number of our shares of restricted stock that may be granted to any participant in any fiscal year is            shares. The maximum number of our shares with respect to which restricted stock units may be granted to any participant in any fiscal year is            shares. The maximum number of our shares with respect to which performance shares may be granted to any participant in any fiscal year is            shares. The maximum amount of compensation that may be paid with respect to performance units to any participant in any fiscal year is $          or a number of shares having a fair

market value not in excess of that amount. The maximum number of our shares with respect to which other stock-based awards may be granted to any participant in any fiscal year is            shares. The maximum dividend or dividend equivalent that may be paid to any one participant in any one fiscal year is $          .

      Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, liquidation, stock dividend, split-up, spin-off, stock split, reverse stock split, share combination, share exchange, extraordinary dividend, or other change in the corporate structure affecting the our common stock, such adjustment will be made to the number and kind of shares that may be delivered under the omnibus plan, the annual award limits, the number and kind of shares subject to outstanding awards, the exercise price, grant price or other price of shares subject to outstanding awards, any performance conditions relating to our common stock, the market price of our common stock, or per-share results, and other terms and conditions of outstanding awards, as may be determined to be appropriate and equitable by the committee to prevent dilution or enlargement of rights.

      Awards. Following is a general description of the types of awards that may be delivered under the omnibus plan. Terms and conditions of awards will be determined on a grant-by-grant basis by the committee, subject to limitations contained in the omnibus plan.

      Stock options. A participant granted a stock option will be entitled to purchase a specified number of shares of our common stock during a specified term at a fixed price. Except for the FNF replacement options and options that are adjusted by the committee in connection with adjustments, as described above, the per share purchase price of shares subject to options granted under the omnibus plan may not be less than 100% of the fair market value of our common stock on the date the option is granted. No option granted under the omnibus plan may have a term of more than 10 years.

      Stock appreciation rights. A participant granted a stock appreciation right will be entitled to receive the excess of the fair market value (calculated as of the exercise date) of a share of our common stock over the grant price of the stock appreciation right in cash, our shares of common stock or a combination of cash and shares. The grant price of a stock appreciation right granted under the omnibus plan may not be less than 100% of the fair market value of our common stock on the date the option is granted, and no stock appreciation right granted under the omnibus plan may have a term of more than 10 years.

      Restricted stock. Restricted stock is an award that is non-transferable and subject to a substantial risk of forfeiture until vesting conditions, which can be related to continued service or other conditions established by the committee, are satisfied. Prior to vesting, holders of restricted stock may receive dividends and voting rights. If the vesting condition is not satisfied, the participant forfeits the shares.

      Restricted stock units and performance shares. Restricted stock units and performance shares represent a right to receive a share of common stock, an equivalent amount of cash, or a combination of shares and cash, as the committee may determine, if vesting conditions are satisfied. The committee may also award dividend equivalent payments in connection with such awards. Restricted stock units may contain vesting conditions based on continued service or other conditions established by the committee. Performance shares will contain vesting conditions based on attainment of performance goals established by the committee in addition to service conditions.

      Performance units. Performance units are awards that entitle a participant to receive shares of common stock, cash or a combination of shares and cash if certain performance conditions are satisfied. The amount received depends upon the value of the performance units and the number of performance units earned, each of which is determined by the committee. The committee may also award dividend equivalent payments in connection with such awards.

      Other stock-based awards. Other stock-based awards are awards other than those described above, the terms and conditions of which are determined by the committee. These awards may include, without limitation, the grant of shares of our common stock based on attainment of performance goals established by the committee, the payment of shares as a bonus or in lieu of cash based on attainment of performance goals established by the committee, and the payment of shares in lieu of cash under an incentive or bonus program.

Payment under or settlement of any such awards shall be made in such manner and at such times as the committee may determine.

      Dividend equivalents. Dividend equivalents granted to participants will represent a right to receive payments equivalent to dividends or interest with respect to a specified number of shares.

      Performance-based compensation. The committee may specify that the attainment of the general performance measures set forth below may determine the degree of granting, vesting and/or payout with respect to awards (including any related dividends or dividend equivalents) that the committee intends will qualify as performance-based compensation under section 162(m) of the Internal Revenue Code. The performance goals to be used for such awards must be chosen from among the following performance measure(s): earnings per share, economic value created, market share (actual or targeted growth), net income (before or after taxes), operating income, adjusted net income after capital charge, return on assets (actual or targeted growth), return on capital (actual or targeted growth), return on equity (actual or targeted growth), return on investment (actual or targeted growth), revenue (actual or targeted growth), cash flow, operating margin, share price, share price growth, total stockholder return, and strategic business criteria, consisting of one or more objectives based on meeting specified market penetration goals, productivity measures, geographic business expansion goals, cost targets, customer satisfaction or employee satisfaction goals, goals relating to merger synergies, management of employment practices and employee benefits, or supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. The targeted level or levels of performance with respect to such performance measures may be established at such levels and on such terms as the committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. Awards (including any related dividends or dividend equivalents) that are not intended to qualify as performance-based compensation may be based on these or such other performance measures as the committee may determine.

      Change of control. The omnibus plan will provide that, except as otherwise provided in a participant’s award agreement, upon the occurrence of a change in control, unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or national securities exchanges, any and all outstanding options and stock appreciation rights granted under the omnibus plan will become immediately exercisable, any restriction imposed on restricted stock, restricted stock units and other awards granted under the omnibus plan will lapse, and any and all performance shares, performance units and other awards granted under the omnibus plan with performance conditions will be deemed earned at the target level, or, if no target level is specified, the maximum level.

      Deferrals. The committee may permit or require that the vesting or settlement of an award be deferred and may authorize crediting of dividends or interest or their equivalents in connection with any such deferral. Any such deferral and crediting will be subject to the terms and conditions established by the committee and any terms and conditions of the plan or arrangement under which the deferral is made.

      Transferability. Awards generally will be non-transferable except upon the death of a participant, although the committee may permit a participant to transfer awards (for example, to family members or trusts for family members) subject to such conditions as the committee may establish.

      Amendment and termination. The omnibus plan may be amended or terminated by our board of directors at any time, subject to certain limitations, and the awards granted under the plan may be amended or terminated by the committee at any time, provided that no such action may, without a participant’s written consent, adversely affect in any material way any previously granted award. No amendment that would require shareholder approval under applicable law may become effective without shareholder approval.

      Tax withholding. We may deduct or withhold, or require a participant to remit, an amount sufficient to satisfy federal, state, local, domestic or foreign taxes required by law or regulation to be withheld with respect to any taxable event arising as a result of the omnibus plan. The committee may require or permit participants to elect that the withholding requirement be satisfied, in whole or in part, by having us withhold, or by tendering to us, shares of our common stock having a fair market value equal to the withholding obligation.

      Certain limitations on deductibility of executive compensation. With some exceptions, section 162(m) of the Internal Revenue Code limits a publicly held company’s ability to deduct compensation paid to its chief executive officer and the next four most highly compensated officers to the extent such compensation exceeds $1 million per executive per taxable year. Compensation paid to employees will not be subject to that deduction limit if it is considered “qualified performance-based compensation” within the meaning of section 162(m) of the Internal Revenue Code. Compensation to be paid to employees under the omnibus plan is generally intended to be qualified performance-based compensation; however, the company reserves the right to grant awards that do not qualify as performance-based compensation when it determines that such compliance is not desirable. Awards granted under the omnibus plan after the first regularly scheduled stockholders’ meeting that occurs more than 12 months after our initial public offering will qualify as performance-based compensation only if granted after shareholder approval.

      Awards in connection with our initial public offering. On the date of our initial public offering, we anticipate granting to our executive officers, employees and directors nonqualified stock options to purchase an aggregate of       million shares of our common stock, with Messrs. Foley, Smith, Stinson and Bickett being granted options to purchase                    ,                     ,                     , and                      shares, respectively. The exercise price of these options will be equal to the initial public offering price. These options will vest in           % annual increments commencing on the           anniversary of the date of grant.

Employment Agreements

      We intend to enter into employment agreements with Messrs. Foley, Stinson and Bickett prior to the completion of the offering.

OUR ARRANGEMENTS WITH FNF

      Historically, FNF has provided a variety of products and services to us, and we have provided various products and services to FNF. These arrangements are described below under “Certain Relationships and Related Transactions—Historical Related-Party Transactions with FNF.”

      Prior to the completion of this offering, we will enter into a master agreement and a number of other agreements with FNF to accomplish our separation from FNF and the transfer of the businesses described in this prospectus to us. The master agreement and these other agreements will set forth our agreement on various matters relating to our on-going relationship with FNF while it remains a significant stockholder in our company after this offering.

      Below is a summary description of the master agreement between FNF and us and the other key agreements, including the transition services agreement, that relate to our separation from FNF. This description summarizes the material terms of these agreements, but is not complete. You should review the full text of these agreements, which will be filed with the SEC as exhibits to the registration statement of which this prospectus is a part. References in this section to FNF include its affiliates and subsidiaries (other than us) and references to our company include our subsidiaries.

Overview

      The master agreement will set forth the key provisions related to our separation from FNF in connection with this offering and the distribution of our shares to FNF’s common stockholders. It will also set forth certain agreements governing our relationship after the separation from FNF. The other agreements referenced in the master agreement govern various interim and ongoing relationships between FNF and us following the closing date of this offering. These agreements include:

•	the transition services agreements;

•	the tax disaffiliation agreement;

•	the employee matters agreement;

•	the registration rights agreement;

•	the intellectual property assignment agreement;

•	the intellectual property license agreement;

•	the agency agreements;

•	the reinsurance agreement; and

•	the information products and services management agreement.

Master Agreement

      We will enter into a master agreement with FNF prior to the completion of this offering. The master agreement will set forth our agreements with FNF regarding the principal transactions to effect the transfer of assets and the assumption of liabilities to be undertaken to separate our company from FNF’s other businesses. It will also identify the assets to be contributed and transferred to us by FNF and the liabilities to be assumed by us from FNF. We refer to these contributions and transfers in this agreement as the “contribution.” The master agreement will also describe when and how the contribution will occur as well as certain other agreements governing our relationship with FNF after the separation.

      The Separation. To effect the separation, FNF will, and will cause its affiliates to, transfer to us the assets related to our business as described in this prospectus. We or our subsidiaries will assume and agree to perform, discharge and fulfill the liabilities related to our business in accordance with their terms. The terms of these transfers of assets and assumptions of liabilities will be set forth in the master agreement.

      In consideration for the assets that we will acquire and the liabilities that we will assume in connection with our corporate reorganization, we will issue to FNF            shares of our common stock.

      The Distribution. The master agreement also governs the rights and obligations of FNF and our company regarding this offering and the proposed distribution by FNF to its common stockholders of the shares of our common stock held by FNF. Although FNF has announced that it intends to complete the distribution, there are various conditions to the completion of the distribution. In any event, FNF has no obligation to consummate the distribution, whether or not these conditions are satisfied. Consequently, we cannot assure you as to whether or when the distribution will occur.

      Conditions to the Distribution. The master agreement will provide that the distribution is subject to several conditions that must be satisfied, or waived by FNF in its sole discretion, including:

•	receipt by FNF of a ruling by the Internal Revenue Service and an opinion from its tax counsel collectively to the effect that the distribution will qualify as a reorganization pursuant to which no gain or loss will be recognized by FNF or its stockholders for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) and related provisions of the IRC;

•	receipt of any government approvals and material consents necessary to consummate the distribution; and

•	lack of any order, injunction, decree or regulation issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the distribution.

      In addition, FNF may not complete the distribution if, at any time, FNF’s board of directors determines, in its sole discretion, that the distribution is not in the best interest of FNF or its stockholders.

      If FNF’s board of directors decides not to complete the distribution or waives a material condition to the distribution after the date of this prospectus, we intend to issue a press release disclosing this decision or waiver or file a report on Form 8-K with the Securities and Exchange Commission.

      No Representations and Warranties. Except as expressly set forth in the master agreement or in any other transaction document, neither we nor FNF will make any representation or warranty as to the condition or quality of any assets or businesses to be transferred to us, the liabilities to be assumed by us, or any other matters relating to our businesses. We will receive all assets in connection with the contribution on an “as is, where is” basis, and we will have no recourse against FNF if the transfer of any asset to us is defective in any manner. We will agree to bear the economic and legal risks that any conveyance was insufficient to vest in us good title, free and clear of any security interest, and that any necessary consents or approvals are not obtained or that any requirements of laws or judgments are not complied with.

      Further Assurances. The master agreement provides that FNF will cooperate with us to effect any transfers or contributions of assets and liabilities that are not completed by the closing date of this offering as promptly following that date as is practicable. Until these transfers can be completed, FNF will act as a custodian and trustee on our behalf with respect to those assets or liabilities. In order to put FNF and us in the same economic position as, insofar as reasonably possible, each of us would have been had the contribution occurred, the master agreement will provide that, to the extent possible, FNF will pass on to us the benefits derived or expenses incurred by it from those assets or liabilities as if the transfers had occurred as contemplated.

      Access to Financial and Other Information. Under the master agreement, following the contribution, we and FNF will be obligated to provide each other access to certain information, subject to confidentiality obligations and other restrictions. So long as FNF is required to consolidate our results of operations and financial position or to account for its investment in our company on the equity method of accounting, we will provide to FNF, at no charge, all financial information and other data that FNF requires in order to prepare its financial statements and reports or filings with governmental authorities or to issue its earnings releases, including copies of all quarterly and annual historical financial information and other reports and documents we intend to file with the SEC prior to these filings (as well as final copies upon filing), and copies of our budgets and financial projections. In addition, we and FNF will use reasonable efforts to make available to each other our respective past and present directors, officers, other employees and agents as witnesses in any legal, administrative or other proceedings in which the other party may become involved. We and FNF will each retain all proprietary information within each company’s respective possession relating to our respective businesses for an agreed period of time and, prior to destroying the information, each of us must give the other notice and an opportunity to take possession of the information, if necessary or appropriate to the conduct of the respective businesses. In addition, so long as FNF is required to account for its investment in us on a consolidated basis, in addition to the items described above, we will agree to provide FNF with access to our books and records so that it may conduct audits of our financial statements. We and FNF will each agree to hold in strict confidence all information concerning or belonging to the other for an agreed period of time.

      Exchange of Other Information. The master agreement will also provide for other arrangements with respect to the mutual sharing of information between us and FNF in order to comply with requirements imposed on the requesting party by any governmental authority, including any reporting, filing, audit, accounting, tax or similar requirements, for use in judicial proceedings, and in order to comply with our respective obligations following the completion of this offering. We will also agree to provide mutual access to historical records relating to businesses that may be in our possession.

      Auditors and Audits; Annual Statements and Accounting. We will agree that, so long as FNF is required to consolidate our results of operations and financial position or account for its investment in our company on the equity method of accounting, we will use our best efforts to enable our independent auditors to complete their audit of our financial statements in a timely manner so as to permit the timely filing of FNF’s financial statements. In addition, so long as FNF is required to consolidate our results and financial position or account for its investment in our company on the equity method of accounting, we will agree to provide to FNF and its independent auditors all information required to meet its schedule for the filing and distribution of its financial statements and to make available to FNF and its independent auditors all documents necessary for the annual audit of our company as well as access to the responsible company personnel so that FNF and its independent auditors may conduct their audits relating to our financial statements.

      Releases and Indemnification. Except for each party’s obligations under the master agreement, the other transaction documents and certain other specified liabilities, we and FNF will release and discharge each other and each of our affiliates from all liabilities existing or arising between us on or before the separation, including in connection with the separation and this offering. The release will not extend to obligations or liabilities under any agreements between us and FNF that remain in effect following the separation.

      We will indemnify, hold harmless and defend FNF, each of its affiliates and each of their respective directors, officers and employees, on an after-tax basis, from and against all liabilities relating to, arising out of or resulting from:

•	the failure by us or any of our affiliates or any other person or entity to pay, perform or otherwise promptly discharge any liabilities or contractual obligations associated with our business, whether arising before or after the separation;

•	the operations, liabilities and obligations of our businesses;

•	any guarantee, indemnification obligation, surety bond or other credit support arrangement by FNF or any of its affiliates for our benefit;

•	any breach by us or any of our affiliates of the master agreement, certain of the other transaction documents or our certificate of incorporation or by-laws;

•	any untrue statement of, or omission to state, a material fact in FNF’s public filings to the extent it was as a result of information that we furnished to FNF or which FNF incorporated by reference from our public filings, if that statement or omission was made or occurred after the separation;

•	any untrue statement of, or omission to state, a material fact in any registration statement or prospectus related to this offering, except to the extent the statement was made or omitted in reliance upon information provided to us by FNF expressly for use in any registration statement or prospectus or information relating to and provided by any underwriter expressly for use in any registration statement or prospectus; and

•	any transaction involving our stock that results in the imposition of U.S. federal income tax on FNF in connection with the distribution.

      FNF will indemnify, hold harmless and defend us, each of our affiliates and each of our and their respective directors, officers and employees, on an after-tax basis, from and against all liabilities relating to, arising out of or resulting from:

•	the failure of FNF or any affiliate of FNF or any other person or entity to pay, perform or otherwise promptly discharge any liabilities of FNF or its affiliates other than liabilities associated with our businesses, whether arising before or after the separation;

•	the operations, liabilities, and obligations of FNF and its affiliates’ businesses other than liabilities associated with our businesses;

•	any breach by FNF or any of its affiliates of the master agreement or certain of the other transaction documents;

•	any untrue statement of, or omission to state, a material fact in our public filings to the extent it was as a result of information that FNF furnished to us or which we incorporated by reference from FNF’s public filings (other than any registration statement or prospectus related to this offering);

•	any untrue statement of, or omission to state, a material fact contained in any registration statement or prospectus related to this offering, but only to the extent the untrue statement or omission was made or omitted in reliance upon information provided by FNF expressly for use in any registration statement or prospectus; and

•	any transaction involving the stock of FNF that results in the imposition of U.S. federal income tax on FNF in connection with the distribution, for which we are severally liable.

      The master agreement will also specify procedures with respect to claims subject to indemnification and related matters and provide for contribution in the event that indemnification is not available to an indemnified party. All indemnification amounts will be reduced by any insurance proceeds and other offsetting amounts recovered by the party entitled to indemnification.

      Covenants and other provisions. The master agreement also will contain covenants between us and FNF with respect to various matters, including mutual confidentiality of our and FNF’s information, and litigation and settlement cooperation between us and FNF on pending or future litigation matters. In addition, we will agree that, so long as FNF beneficially owns or controls 50% or more of our outstanding common stock, we will not, without FNF’s prior consent:

•	take any action or enter into any agreement that would cause FNF to violate any law, agreement or judgment;

•	take any action that limits FNF’s ability to freely sell, transfer, pledge or otherwise dispose of our stock; or

•	enter into any agreement that binds or purports to bind FNF.

      The master agreement will also provide that any proposed intercompany transactions, including material amendments to the master agreement and the other ancillary agreements related to the contribution and the distribution and our separation from FNF, must be approved by a majority of our disinterested directors.

      Expenses of the Separation and this Offering. In general, each of FNF and our company will each be responsible for our own costs (including all associated third-party costs) incurred in connection with the transactions contemplated by the master agreement. However, we have agreed to pay all costs and expenses relating to this offering, including the underwriting discounts and commissions and FNF’s financial, legal, accounting, printing and other expenses, and FNF has agreed to pay all costs (including all associated third-party costs) and expenses relating to the distribution.

      Dispute Resolution Procedures. The master agreement will provide that neither party will commence any court action to resolve any dispute or claim arising out of or relating to the master agreement. Instead, any dispute that is not resolved in the normal course of business will be submitted to senior executives of each business entity involved in the dispute for resolution. If the dispute is not resolved by negotiation within 45 days, either party may submit the dispute to mediation. If the dispute is not resolved by mediation within 30 days of the selection of a mediator, either party may submit the dispute to binding arbitration before a panel of three arbitrators. The arbitrators will determine the dispute in accordance with New York law. Most of the other agreements between us and FNF, other than the transition services agreements, will have similar dispute resolution provisions.

      These dispute resolution procedures will not apply to any dispute or claim related to FNF’s rights as a holder of our common stock and both parties will submit to the exclusive jurisdiction of the Delaware courts for resolution of these disputes. In addition, both parties will be permitted to seek injunctive or interim relief in the event of any actual or threatened breach of the provisions of the master agreement relating to confidentiality, and any of the provisions of the employee matters agreement, registration rights agreement, intellectual property cross-license or the transitional trademark license agreement. If an arbitral tribunal has not been appointed, both parties may seek injunctive or interim relief from any court with jurisdiction over the matter.

      Termination. Either we or FNF or may terminate the master agreement at any time prior to the effectiveness of this prospectus. After the offering, the master agreement can be terminated only by the mutual consent of both parties.

Transition Services Agreements

      We intend to enter into one or more transition services agreements with FNF under which FNF will provide corporate and other support services and we, in turn, will provide services to FNF. The transition services agreements will govern the provision by FNF to us and by us to FNF of these corporate support services, which may include:

•	treasury, cash management, and other financially related services;

•	accounting, billing and financial transaction support;

•	tax;

•	corporate, legal and related services;

•	risk management and corporate insurance;

•	payroll and human resources and employee benefits administration;

•	information technology, network systems, data processing and related services;

•	purchasing and procurement;

•	real estate management; and

•	other general administrative functions.

      We also will provide each other, on a transitional basis, additional services that we and FNF may identify during the term of the agreements.

      Under the transition services agreements, we and FNF will each have the right to purchase goods or services, use intellectual property licensed from third parties and realize other benefits and rights under the other party’s agreements with third-party vendors to the extent allowed by those vendor agreements, during the term of the agreement.

      Terms of Provision and Allocation of Costs. Under the terms of the transition services agreements each party will render these services under the oversight, supervision, and approval of the other, acting through its respective board of directors and officers. The charges for the transitional services generally are intended to allow the providing company to fully recover the allocated direct costs of providing the services, plus all out-of-pocket costs and expenses, and include a reasonable arm’s length profit.

      Duration and Effect of Termination. We expect that the transition services agreements between FNF and us will terminate at various times specified in the agreement (generally ranging from 3 months to 24 months after the completion of this offering), but in any event will be terminable by either party on 90 days’ notice, other than certain IT infrastructure and data processing services, for which the notice of termination will be up to 180 days. Further, in the event of the completion of the distribution or if FNF should otherwise no longer own a majority of our common stock, it is likely that these agreements would terminate after some interim transitional period. If the agreements are terminated, we and FNF would arrange for alternate suppliers or hire additional employees for all the services important to our respective businesses. However, if we have to replicate facilities, services, or employees that we are not using full time, our costs could increase. We cannot predict the specific areas where our costs would increase, as that depends upon the growth and needs of our business at the time the agreements are terminated.

      Liability and Indemnification. The transition services agreements will provide that the provider of services will not be liable to the receiving party for or in connection with any services rendered or for any actions or inactions taken by a provider in connection with the provision of services, except to the extent of liabilities resulting from the provider’s gross negligence, willful misconduct, improper use or disclosure of customer information or violations of law, subject to an aggregate cap on liability, and except for liabilities that arise out of intellectual property infringement, for which there is no cap on liability. Additionally, the receiving party will indemnify the provider of services for any losses arising from the provision of services, except to the extent the liabilities are caused by the provider’s negligence or breach of the agreement, and except to the extent that the provider has indemnified the receiving party for the liabilities under the terms of the agreement.

      Dispute Resolution Procedures. The transition services agreements will provide dispute resolution procedures that are generally similar to those applicable to the master agreement and the other agreements between us and FNF, except on a more expedited basis. In addition, the transition services agreements will provide that disputes relating to matters other than a failure to provide the services as contemplated (such as matters relating to intellectual property infringement) need not be submitted to the business entity’s senior executives for negotiation or mediation, but rather may be dealt with immediately through the pursuit of appropriate legal remedies.

          Tax Disaffiliation Agreement

      In connection with this offering, we and FNF will enter into a tax disaffiliation agreement, which will govern the respective rights, responsibilities, and obligations of FNF and us after this offering with respect to tax liabilities and benefits, tax attributes, tax contests and other matters regarding income taxes, taxes other than income taxes and related tax returns.

      Allocation of Tax Liability. The tax disaffiliation agreement will provide for the allocation and payment of taxes for periods during which we are included in the same consolidated group for federal income tax purposes or the same consolidated, combined or unitary returns for state tax purposes, the allocation of responsibility for the filing of tax returns, the conduct of tax audits and the handling of tax controversies, and various related matters. Under the tax disaffiliation agreement, FNF will be primarily responsible for preparing and filing any tax return with respect to the FNF affiliated group for U.S. federal income tax purposes and with respect to any consolidated, combined or unitary group for U.S. state or local income tax purposes that includes FNF or any of its subsidiaries. We generally will be responsible for preparing and filing any tax returns that include only us and our subsidiaries. For periods during which we are included in FNF’s consolidated federal income tax returns or state consolidated, combined, or unitary tax returns, we will be required to pay an amount of income tax equal to the amount it would have paid had it filed tax returns as a separate entity. We will be responsible for its own separate tax liabilities that are not determined on a consolidated or combined basis. We will also be responsible in the future for any increases of consolidated tax liability of FNF that is attributable to us and will be entitled to refunds for reductions of tax liabilities attributable to us for prior periods. We will be included in FNF’s consolidated group for federal income tax purposes so long as FNF beneficially owns at least 80% of the total voting power and value of our company’s outstanding common stock. Each corporation that is a member of a consolidated group during any portion of the group’s tax year is severally liable for the federal income tax liability of the group for that year. While the tax disaffiliation agreement will allocate tax liabilities between FNF and us, we could be liable in the event federal tax liability allocated to FNF is incurred but not paid by FNF or any other member of FNF’s consolidated group for FNF’s tax years that include these periods. In this event, we would be entitled to indemnification by FNF under the tax disaffiliation agreement.

      Preservation of the Tax-free Status of the Distribution. We and FNF intend the distribution to qualify as a reorganization pursuant to which no gain or loss is recognized by FNF or its stockholders for federal income tax purposes under Sections 355, 368(a)(1)(D) and related provisions of the Internal Revenue Code. FNF will seek to obtain a private letter ruling from the Internal Revenue Service and an opinion from its outside tax advisor collectively to that effect. In addition, it is expected that we will agree to a restriction on our future actions to help assure that the distribution is not taxable to FNF. In general, we expect that, for the two-year period following the distribution, any acquisition, issuance, or other transaction involving our stock will be restricted in the absence of an opinion from a nationally recognized law firm or accounting firm or a ruling from the Internal Revenue Service that the transaction will not cause the distribution to be taxable to FNF.

      Tax Disputes and Contests. Generally, for periods which we are included in FNF’s consolidated federal income tax return, or state consolidated, combined, or unitary tax returns, we will control all tax contests for which the underlying tax liabilities would be allocated to us under the tax disaffiliation agreement, and FNF will control all tax contests for which the underlying tax liabilities would be allocated to FNF under the tax disaffiliation agreement. We generally have authority to control tax contest with respect to tax returns that include only us and our subsidiaries. Disputes arising between us and FNF related to matters covered by the tax disaffiliation agreement are subject to resolution though specific dispute resolutions provisions described in the tax disaffiliation agreement.

          Employee Matters Agreement

      In addition to corporate and similar services described above under “—Transitional Services Agreement,” we will enter into the employee matters agreement with FNF to allocate responsibility and liability for certain employee-related matters. Under the employee matters agreement, we will assume and agree to pay, perform, fulfill, and discharge employee benefit obligations in accordance with their respective terms relating to individuals who will be employed by us as of the closing date of the offering. The employee matters agreement generally provides for the following:

      Employee Transfers and Liabilities. Effective as of the closing of this offering, we will hire or employ employees of FNF and its affiliates, as identified in the employee matters agreement, all of whom are currently involved in our business. In most cases, employees on the date of the distribution also will receive credit for their years of service with FNF prior to the date of the distribution. Other than services provided under the transitional services agreement, effective as of the closing of this offering, we will assume all employment, compensation and employee benefit liabilities relating to our employees that arise on or after that date, or are related to our employees’ transfer of employment to us.

      Stock and Incentive Compensation. Any FNF restricted stock and stock options held by our employees immediately prior to this offering will be treated in the manner described in “Management—Treatment of FNF Stock Options and Restricted Stock.”

      U.S. Employee Benefits. During the period between closing of this offering and the date of the distribution, our U.S. employees will continue to participate in FNF’s U.S. employee benefit plans, and we will contribute to those plans (or reimburse FNF) the portions of the employer contributions and other employer-

paid costs under those plans that are attributable to our employees. Effective as of the date of the distribution, we will establish our own employee benefit plans for our U.S. employees, and our U.S. employees will cease to participate in the FNF U.S. plans, except with respect to any FNF U.S. plans in which our employees continue to be covered on a temporary basis agreed to by FNF as an accommodation to us (for which we will reimburse FNF). The accrued benefits of our U.S. employees in FNF’s U.S. pension and 401(k) plans will be frozen and retained in those plans on and after the date of the distribution, subject to those plans’ distribution provisions.

      Non-U.S. Employee Benefits. The benefits provided to non-U.S. employees will vary by country during the period between the closing of this offering and the date of the distribution. In most countries, our non-U.S. employees will continue to participate in the FNF non-U.S. employee benefit plans, and we will contribute to those plans (or reimburse to FNF) the portions of the employer contributions and other employer-paid costs under those plans that are attributable to our employees. Effective as of the date of the distribution, we generally will establish our own employee benefit plans for our non-U.S. employees, and our non-U.S. employees will in that event cease to participate in the FNF non-U.S. plans. In some situations, our employees may continue to be covered by FNF plans on a temporary basis as an accommodation to us (for which we will reimburse FNF).

Registration Rights Agreement

      In the event the distribution is not completed and FNF does not divest itself of all of its shares of our common stock, FNF would not be able to freely sell our shares without registration under the Securities Act or a valid exemption therefrom. Accordingly, we will enter into a registration rights agreement with FNF requiring us, under certain circumstances, to register our shares beneficially owned by FNF following this offering. These registration rights will generally become effective at the time as FNF informs us that it no longer intends to complete the distribution.

      Demand Registration Rights. Under the registration rights agreement, FNF will have the right to require us to register for offer and sale all or a portion of our shares beneficially owned by FNF, which we refer to as a demand registration. The maximum number of demand registrations that we are required to effect is two per year and the number of shares to be registered in each demand registration must have an aggregate expected offering price of at least $25 million.

      Piggy-Back Registration Rights. In addition, FNF will have the right, subject to certain conditions, which it may exercise at any time, to include its shares in any registration of common stock that we may make in the future, commonly referred to as a piggy-back registration right, if our registration would permit the inclusion.

      Terms of Offering. FNF will have the right to designate the terms of each offering effected pursuant to a demand registration, which may take any form, including a shelf registration, a convertible registration or an exchange registration. We will agree to cooperate fully in connection with any registration for FNF’s benefit and with any offering FNF makes under the registration rights agreement. We will also agree to pay for the costs and expenses related to shares sold by FNF in connection with any registration covered by the agreement, except that FNF will be responsible for any applicable underwriting discounts and commissions as well as any registration or filing fees with respect to the shares being sold by FNF. The registration rights of FNF will be transferable by FNF and will be for an indefinite term. In addition, the registration rights agreement will contain indemnification and contribution provisions with respect to information included in any registration statement, prospectus or related documents.

      Timing of Demand Registrations. We will not be required to undertake a demand registration within 90 days of the effective date of a previous demand registration, other than a demand registration that was effected as a shelf registration. In addition, we will have the right (which may be exercised once in any 12-month period) to postpone the filing or effectiveness of any demand registration for up to 90 days, if we determine that the registration would be reasonably expected to have a material adverse effect on any then-

active proposals to engage in certain material transactions or would otherwise disadvantage us through premature disclosure of pending developments.

      Duration. The registration rights under the registration rights agreement will remain in effect with respect to our shares until (i) the shares have been sold pursuant to an effective registration statement under the Securities Act; (ii) the shares have been sold to the public pursuant to Rule 144 under the Securities Act (or any successor provision); (iii) the shares have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer have been delivered by our company, and subsequent public distribution of the shares does not require registration or qualification of them under the Securities Act or any similar state law; (iv) the shares have ceased to be outstanding; or (v) in the case of shares held by a transferee of FNF, when the shares become eligible for sale pursuant to Rule 144(k) under the Securities Act (or any successor provision).

          Intellectual Property Assignment Agreement

      The intellectual property assignment agreement governs the assignment by FNF to us of certain intellectual property rights related to our businesses, and the assignment by us to FNF of certain intellectual property rights related to FNF’s businesses. Under the terms of the intellectual property assignment agreement, prior to the completion of this offering, FNF will assign to us, or we will assign to FNF, as applicable, certain intellectual property including specified trademarks (including pending applications), trade names, trade dress, copyrights (including pending applications), existing or developing software and technology architecture and design, databases, trade secrets, proprietary “know-how,” business methodologies and business models, and other proprietary rights. Pursuant to the intellectual property assignment agreement, FNF will assign ownership to us of all copyrights and trade secret rights in the products, applications and technologies pertaining primarily to our businesses that were previously owned by FNF.

          Intellectual Property License Agreement

      The intellectual property license agreement governs the respective rights, responsibilities, and obligations of FNF and us after this offering with respect to intellectual property. Pursuant to the terms of the intellectual property license agreement, we have entered into an intellectual property cross-license with FNF. Under the intellectual property license agreement, we agree to license to FNF certain intellectual property owned by us. Likewise, FNF agrees to license us certain intellectual property owned by FNF, including certain rights to trademarks.

          Agency Agreements

      Our subsidiaries, CTC of Alameda County, Inc. (whose name will be changed to LSI Title Company), or LSI-California, a California corporation, and LSI Title Agency, Inc., or LSI-Illinois, an Illinois corporation, have each entered into an issuing agency contract with Chicago Title Insurance Company, or CTI, a subsidiary of FNF and a Missouri-domiciled title insurer. Under these issuing agency contracts, LSI-California and LSI-Illinois will act as title agents for CTI in connection with our Lender Outsourcing Solutions segment. The nature of the services we provide as part of our Lender Outsourcing Solutions segment requires that we have licensed title agents for certain portions of this business.

      Terms and Provisions. Under the issuing agency contracts, the title agency appointments of LSI-California and LSI-Illinois are not exclusive and CTI retains the ability to appoint other title agents and to issue title insurance directly. In addition, the issuance of all title insurance for which LSI-California or LSI-Illinois are the agents is subject to the approval of CTI. Rates, duties, liability and indemnification provisions were determined on an arm’s length basis and comport with the terms and conditions generally applicable in similar arrangements between non-affiliated parties in the title agency industry.

      Duration and Termination. The issuing agency contracts will be effective for a 3-year period beginning July 1, 2004, with an automatic extension for an additional 3-year term so long as neither party has given notice to the other of its election to terminate the contract within 30 days of the contract expiration date. The issuing agency contracts can be terminated by either party with 30 days prior written notice.

          Reinsurance Agreement

      The title agency services we provide as part of our Lender Outsourcing Solutions segment require that we have licensed title agents for certain portions of this business. We contemplate that LSI-California and LSI-Illinois will serve as our title agents for this purpose in all jurisdictions. To the extent that neither LSI-California nor LSI-Illinois are licensed to serve as a title agent in a particular state or county in which we are providing title agency services, our subsidiary, National Title Insurance of New York Inc., or National Title-NY, a New York-domiciled title insurer, may act as the title insurance underwriter in that jurisdiction. National Title-NY is not expected to underwrite a significant amount of title insurance in addition to that written in connection with our Lender Outsourcing Solutions business in the event that neither LSI-California nor LSI-Illinois are licensed to provide title agency services in a particular state or county.

      In order for us to limit the underwriting risk for these lender outsourcing solutions-related title insurance policies, prior to the offering, National Title-NY will enter into a reinsurance agreement pursuant to which it will cede to CTI (or another affiliate of FNF) 90% of its risk under all title insurance policies it may write in connection with our Lender Outsourcing Solutions business. Although National Title-NY will remain liable under these title insurance policies as the ceding insurer, the reinsurance agreement will have the effect of transferring 90% of the financial results of the reinsured policies to FNF and its affiliates.

          Information Products and Services Management Agreement

      We will enter into an information products and services management agreement with FNF prior to the completion of this offering. Pursuant to the information products and services management agreement, we will manage certain of FNF’s title plant assets. These management services will include keeping the title plant assets current and functioning on a daily basis. In exchange, we earn all revenue generated from the use of those assets by third party customers as well as amounts from FNF. FNF in turn benefits from having its title plant assets continually updated and accessible.

      Duration and Termination. The information products and services management agreement will be effective for a 3 year period beginning on the completion of this offering, with an automatic extension for an additional 1 year term so long as neither party has given notice to the other of its election to terminate the contract within 120 days of the contract expiration date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Historical Related-Party Transactions with FNF

      FNF has historically operated the business groups that it will transfer to us prior to the consummation of this offering as internal divisions or separate subsidiaries. Accordingly, the transactions described below, which historically were inter-company arrangements among FNF divisions and subsidiaries, are described as if those divisions and subsidiaries were our operating businesses during 2003, 2002 and 2001. As described in “Our Arrangements with FNF,” we will enter into agreements to continue these arrangements for varying periods following this offering.

      We generate significant revenue from the loan facilitation services that we provide to large national lenders. A significant part of these transactions involves title agency functions that result in the issuance of a title insurance policy by a third-party title insurance underwriter. We also perform similar title agency functions in connection with certain trustee sale guarantees, which is a form of title insurance that is issued by a title insurance underwriter as part of the foreclosure process on a defaulted loan. In 2003, we earned net revenues of $250.9 million from such title agency functions performed in connection with title insurance policies issued by underwriters owned by FNF, representing commissions earned on those policies. In 2002 and 2001, we earned net revenues of $46.7 million and $34.0 million, respectively, from providing these title agency functions to FNF. We received an additional $3.9 million, $3.8 million and $3.5 million from sales of other title related products and services to FNF in 2003, 2002 and 2001, respectively.

      We manage title plant assets located in various parts of the country for certain title insurance underwriters owned by FNF. These management activities include keeping the title plant assets current and functioning on a daily basis, for which we bear all of the costs. In exchange for providing these services, we receive all of the revenue generated from the use of those assets by third-party customers, as well as amounts from FNF. In 2003, 2002 and 2001, the revenue that we received from FNF relating to this arrangement was $28.2 million, $24.3 million and $18.8 million, respectively.

      FNF historically has provided certain corporate services to us relating to general management, accounting, finance, legal, payroll, human resources, internal audit and mergers and acquisitions. In 2003, 2002 and 2001, we paid FNF $39.5 million, $21.6 million and $15.2 million, respectively, for these services.

      On September 24, 2001, one of our subsidiaries entered into a revolving credit facility with FNF, which provided for a maximum credit line of $25.0 million and carried an interest rate of prime plus 2%. In connection with entering into a new credit agreement with unrelated third-party lenders in December 2001, the credit facility with FNF was subordinated and converted into an unsecured obligation. The aggregate principal amount of this obligation at December 31, 2002 was $5.8 million and it subsequently was retired in full in 2003. Additionally, at December 31, 2003, we owed FNF $5.7 million related to the financing of certain lease receivables and $0.5 million from a previous default division acquisition.

      In 2003, we provided IT infrastructure support to FNF, including data center management and software sales. Our revenues from the provision of these products and services in 2003 was $17.4 million. Under this arrangement in 2002, we sold FNF certain software products but did not provide any additional services, for which we received revenue of $1.3 million. A subsidiary of FNF historically provided technology support to us. Amounts paid to this subsidiary were $5.4 million, $5.8 million, and $4.9 million in 2003, 2002, and 2001.

Other

      Cary H. Thompson has been nominated to serve as one of our directors upon the consummation of this offering. Mr. Thompson is a Senior Managing Director with Bear, Stearns & Co. Inc., which is a joint lead manager of this offering. During 2003, we engaged Bear, Stearns & Co. Inc. to provide us with certain investment advisory and brokerage services, for which they received fees in the amount of approximately $1.7 million. During 2002, Bear, Stearns & Co. Inc. provided investment advisory and brokerage services to us, including acting as our investment advisor during our acquisition of Eastern Financial Systems, Inc., for which they received fees in the amount of approximately $750,000.

OWNERSHIP OF COMMON STOCK

      Prior to the completion of this offering, all shares of our common stock were owned by FNF. Upon the completion of this offering, FNF will beneficially own approximately           % of our outstanding common stock, assuming the underwriters’ over-allotment option is not exercised, and approximately           % of our outstanding common stock, if it is exercised in full.

      Except for FNF, no persons will beneficially own more than 5% of our outstanding common stock upon completion of this offering. Our directors and officers, as a group, will beneficially own less than 1% of our outstanding common stock upon completion of this offering.

DESCRIPTION OF CAPITAL STOCK

      The following description of select provisions of our certificate of incorporation, our bylaws, and of the Delaware General Corporation Law is necessarily general and does not purport to be complete. This summary is qualified in its entirety by reference in each case to the applicable provisions of our certificate of incorporation and bylaws, which are filed as exhibits to our registration statement of which this prospectus forms a part, and to the provisions of Delaware law. See “Additional Information” for information on where to obtain a current copy of our certificate of incorporation and our bylaws.

General

      Our authorized capital stock will consist of                      shares of common stock and                      shares of preferred stock. Immediately after the completion of this offering,                      shares of common stock will be outstanding, assuming the over-allotment option is not exercised.

Common Stock

      Holders of our common stock are entitled to receive such dividends as may be declared by our board of directors out of funds legally available therefore. See “Dividend Policy.” Holders of our common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have any cumulative voting rights. In the event of our liquidation or dissolution, holders of our common stock would be entitled to share equally and ratably in our assets, if any, remaining after the payment of all liabilities and the liquidation preference of any outstanding class or series of preferred stock. The shares of common stock issued by us in the initial public offering will be fully paid and nonassessable. The rights and privileges of holders of our common stock are subject to the rights and preferences of the holders of any series of preferred stock that we may issue in the future, as described below. For a discussion of certain registration rights held by FNF, please see “Share Eligible For Future Sale.”

Authorized Preferred Stock

      Subject to the approval by holders of shares of any class or series of preferred stock, to the extent such approval is required, our board of directors will have the authority following the closing of the offering to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the designations, powers, preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by stockholders.

Certain Provisions of our Certificate and Bylaws and of Delaware Law

      A number of provisions of our certificate of incorporation and our bylaws deal with matters of corporate governance and the rights of stockholders. The following discussion is a general summary of select provisions of our certificate of incorporation, our bylaws and certain Delaware laws that might be deemed to have a potential “anti-takeover” effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by our board of directors but which individual stockholders may deem to be in their best interest or in which stockholders may be offered a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the incumbent board of directors or management more difficult.

      Common Stock. Our unissued shares of authorized common stock will be available for future issuance without additional stockholder approval. While the authorized but unissued shares are not designed to deter or prevent a change of control, under some circumstances we could use the authorized but unissued shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.

      Preferred Stock. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of the preferred stock to parties that might oppose such a takeover bid or issue shares of the preferred stock containing terms the potential acquiror may find unattractive. This ability may have the effect of delaying or preventing a change of control, may discourage bids for our common stock at a premium over the market price of our common stock, and may adversely affect the market price of, and the voting and the other rights of the holders of, our common stock.

      Classified Board of Directors and Related Provisions. Our certificate of incorporation provides that our board of directors must be divided into three classes of directors (each class containing approximately one-third of the total number of directors) serving staggered three-year terms. As a result, approximately one-third of our board of directors will be elected each year. This classified board provision will prevent a third party who acquires control of a majority of our outstanding voting stock from obtaining control of our board of directors until the second annual stockholder meeting following the date the acquiror obtains the controlling interest. The number of directors constituting our board of directors is determined from time to time by our board of directors. Our certificate of incorporation also provides that directors may be removed only for “cause” and by the affirmative vote of the holders of a majority of all outstanding voting stock entitled to vote. This provision, in conjunction with the provisions of our certificate of incorporation authorizing our board of directors to fill vacancies on the board, will prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

      No Stockholder Action by Written Consent; Special Meetings. Our certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our certificate of incorporation also provides that, except as otherwise required by law, special meetings of the stockholders can only be called by a majority of our entire board of directors or our president. Stockholders may not call a special meeting or require that our board of directors call a special meeting of stockholders.

      Advance Notice Requirements for Stockholder Proposals and Director Nominees. Our bylaws provide that, if one of our stockholders desires to submit a proposal or nominate persons for election as directors at an annual stockholders’ meeting, the stockholder’s written notice must be received by us not less than 120 days prior to the anniversary date of the date of the proxy statement for the immediately preceding annual meeting of stockholders. However, if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by a stockholder must be received by us not later than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting was made. The notice must describe the proposal or nomination and set forth the name and address of, and stock held of record and beneficially by, the stockholder. Notices of stockholder proposals or nominations must set forth the reasons for the proposal or nomination and any material interest of the stockholder in the proposal or nomination and a representation that the stockholder intends to appear in person or by proxy at the annual meeting. Director nomination notices must set forth the name and address of the nominee, arrangements between the stockholder and the nominee and other information required under Regulation 14A of the Exchange Act. The presiding officer of the meeting may refuse to acknowledge a proposal or nomination not made in compliance with the procedures contained in our bylaws. The advance notice requirements regulating stockholder nominations and proposals may have the effect of precluding a contest for the election of directors or the introduction of a stockholder proposal if the requisite procedures are not followed and may discourage or deter a third-party from conducting a solicitation of proxies to elect its own slate of directors or to introduce a proposal.

      Voting Requirements on Amending our Certificate of Incorporation or Bylaws. Our certificate of incorporation and our bylaws provide that amendments to certain provisions of our bylaws, including those related to stockholder proposals and calling special meetings of stockholders, must be approved by both our board of directors and by the vote, at a regular or special stockholders’ meeting, of the holders of at least two-thirds of the votes entitled to be cast by the holders of all our capital stock then entitled to vote. All other amendments to our bylaws require either: (i) approval by a majority of our entire board of directors (without stockholder consent) or (ii) the vote, at a regular or special stockholders’ meeting, of the holders of at least two-thirds of the votes entitled to be cast by the holders of all our capital stock then entitled to vote. In addition, our certificate of incorporation provides that amendments to certain provisions of our certificate of incorporation, including those relating to the classified board, removal of directors, calling special meetings and no stockholder action by written consent, must be approved by the vote, at a regular or special stockholders’ meeting, of the holders of at least two-thirds of the votes entitled to be cast by the holders of all of our capital stock then entitled to vote (in addition to the approval of our board of directors).

      Business Combination Statute. Following the offering, we will be subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Because we were not subject to Section 203 prior to the offering, none of our current stockholders would as of the time of the offering be considered an interested stockholder.

Limitations on Director Liability

      Under the Delaware General Corporation Law, we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock), or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation contains the provisions permitted by Section 102(b)(7) of the Delaware General Corporation Law.

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is                     .

SHARES ELIGIBLE FOR FUTURE SALE

      Sales of substantial amounts of our common stock in the public market after the offering or the perception that such sales could occur could cause the market price of our common stock to fall and could affect our ability to raise equity capital in the future on terms favorable to us. We can make no prediction as to the effect, if any, that market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price prevailing from time to time.

      Upon completion of this offering, we will have outstanding            shares of common stock assuming the underwriters’ over-allotment option is not exercised. All the shares of common stock sold in the offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by or owned by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below. As defined in Rule 144, an affiliate of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. Shares held by affiliates may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from registration, including, among others, the exemption provided by Rule 144 under the Securities Act.

      Upon completion of this offering, FNF will beneficially own approximately           % of our outstanding common stock, assuming the underwriters’ over-allotment option is not exercised. The shares of our common stock held by FNF prior to the distribution are deemed “restricted securities” as defined in Rule 144 under the Securities Act, and may not be sold other than through registration under the Securities or under an exemption from registration, such as the one provided by Rule 144 described below. See “Our Arrangements with FNF— Registration Rights Agreement.”

      All shares distributed to FNF stockholders in the distribution will be freely tradable without restriction or further registration under the Securities Act, except that any shares received in the distribution by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

Rule 144

      In general, under Rule 144 as currently in effect, an affiliate would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding or approximately shares of common stock immediately after this offering; or

•	the average weekly trading volume of the common stock on the New York Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

      Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Lock-up Agreements

      We, all of our directors and executive officers and FNF have agreed with the underwriters pursuant to lock-up agreements that, subject to limited exceptions described in “Underwriters,” for a period of 180 days after the date of this prospectus, we and they will not directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase or otherwise dispose of any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, or in any manner transfer all or a portion of the economic consequences associated with the ownership of shares of common stock, or cause a registration statement covering any shares of common stock to be filed, without the prior written consent of Morgan Stanley & Co. Incorporated. After the expiration of the lock-up agreements, these shares will be freely eligible for sale in the public market as described above. The underwriters do not have any intention or arrangement at the present time to release any of the shares of common stock subject to lock-up agreements prior to the expiration of the lock-up period.

Registration Rights

      As described in “Our Arrangements with FNF — Registration Rights Agreement,” we have entered into a registration rights agreement with FNF. We do not have any other contractual obligations to register our common stock.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

      The following is a general discussion of the principal U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder. As used in this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation (or an entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any political subdivision of the U.S.;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust.

      An individual may be treated as a resident of the U.S. in any calendar year for U.S. federal income tax purposes, instead of a nonresident, by among other ways, being present in the United States on at least 31 days in that calendar year and for an aggregate of at least 183 days during the current calendar year and the two immediately preceding calendar years. For purposes of this calculation, you would count all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year.

      If a partnership holds common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Special rules may apply if a non-U.S. holder is a “controlled foreign corporation,” “passive foreign investment company,” or “foreign personal holding company,” as defined under the Internal Revenue Code and to certain expatriates or former long-term residents of the United States. If you fall within any of the foregoing categories, you should consult your own tax advisor to determine the U.S. federal, state, local, and foreign tax consequences that may be relevant to you.

      This summary does not describe all of the U.S. federal income tax consequences that may be relevant to the purchase, ownership, and disposition of our common stock by a prospective non-U.S. holder in light of that investor’s particular circumstances. In addition, this discussion does not consider:

•	U.S. alternative minimum taxes, state and local or non-U.S. tax consequences;

•	the tax consequences for the stockholders, partners or beneficiaries of a non-U.S. holder;

•	special tax rules that may apply to particular non-U.S. holders, such as financial institutions, insurance companies, tax-exempt organizations, U.S. expatriates, broker-dealers and traders in securities; or

•	special tax rules that may apply to a non-U.S. holder that holds our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment.

      The following discussion is based on provisions of the Internal Revenue Code, applicable U.S. Treasury regulations and administrative and judicial interpretations, all as in effect on the date of this prospectus, and all of which are subject to change, retroactively or prospectively. The following discussion also assumes that a non-U.S. holder holds our common stock as a capital asset. EACH NON-U.S. HOLDER SHOULD CONSULT ITS TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF OUR COMMON STOCK.

Dividends

      In the event that we pay dividends on our common stock, we will have to withhold U.S. federal withholding tax at a rate of 30%, or at a lower rate if provided by an applicable income tax treaty and we have received proper certification of the application of such income tax treaty, from the gross amount of the dividends paid to a non-U.S. holder.

      Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

      Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States or, if provided in an applicable income tax treaty, dividends that are attributable to a permanent establishment in the United States are not subject to the U.S. federal withholding tax, but are instead taxed in the manner applicable to U.S. persons. In that case, we will not have to withhold U.S. federal withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements. In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States may, under specific circumstances, be subject to a branch profits tax at a 30% rate, or at a lower rate if provided by an applicable income tax treaty.

Gain on Disposal of Common Stock

      A non-U.S. holder generally will not be taxed on gain recognized on a disposition of our common stock unless:

•	the non-U.S. holder is an individual who holds our common stock as a capital asset, is present in the United States for 183 days or more during the taxable year of the disposition and meets certain other conditions;

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States or, in some instances if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our common stock.

      We have determined that we are not and have never been, and we believe we will not become, a U.S. real property holding corporation.

      Individual non-U.S. holders who are subject to U.S. tax because the holder was present in the United States for 183 days or more during the year of disposition are taxed on their gains (including gains from sale of our common stock and net of applicable U.S. losses from sale or exchanges of other capital assets incurred during the year) at a flat rate of 30%. Other non-U.S. holders who may be subject to U.S. federal income tax on the disposition of our common stock will be taxed on such disposition in the same manner in which citizens or residents of the United States would be taxed.

Federal Estate Tax

      Common stock owned or treated as owned by an individual who is a non-U.S. holder (as specifically defined for estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise. U.S. federal legislation enacted in the spring of 2001 provides for reductions in the U.S. federal estate tax through 2009 and the elimination of the tax entirely in 2010. Under the legislation, the U.S. federal estate tax would be fully reinstated, as in effect prior to the reductions, in 2011.

Information Reporting and Backup Withholding

      In general, backup withholding will not apply to dividends on our common stock made by us or our paying agents, in their capacities as such, to a non-U.S. holder if the holder has provided the required certification that it is a non-U.S. holder and neither we nor our paying agents have actual knowledge that the holder is a U.S. holder. Generally, we must report to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. These information reporting requirements apply even if no tax was required to be withheld. A similar report is sent to the recipient of the dividend.

      In general, backup withholding and information reporting will not apply to proceeds from the disposition of common stock paid to a non-U.S. holder if the holder has provided the required certification that it is a non-U.S. holder and neither we nor our paying agents have actual knowledge that the holder is a U.S. holder.

      Any amounts over withheld under the backup withholding rules from a payment to a non-U.S. holder will be refunded, or credited against the holder’s U.S. federal income tax liability, if any, provided that certain required information is furnished to the IRS.

      THE PRECEDING DISCUSSION OF CERTAIN MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES IS GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH NON-U.S. HOLDER SHOULD CONSULT THAT NON-U.S. HOLDER’S OWN TAX ADVISER AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING, OR DISPOSING OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS, AND OF ANY CHANGES OR PROPOSED CHANGES IN APPLICABLE LAW.

UNDERWRITERS

      Under the terms and subject to the conditions contained in the underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated is acting as representative, have severally agreed to purchase, and we have agreed to sell to them the number of shares indicated below:

Number of
Name	Shares

Morgan Stanley & Co. Incorporated
Bear, Stearns & Co. Inc.

Total:

      The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

      The underwriters propose initially to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $          per share under the public offering price.

      We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of                    additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If the underwriters’ option is exercised in full, the total price to the public would be $          , the total underwriters’ discounts and commissions would be $          and the total proceeds to us would be $           million.

      The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

      We, all of our directors and executive officers and FNF have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any of our shares of common stock or any securities convertible into or exercisable or exchangeable for our common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock;

whether any such transaction described above is to be settled by delivery of our common stock or other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to:

•	the sale of shares to the underwriters;

•	the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of and reflected in this prospectus of which the underwriters have been advised in writing;

•	the issuance by us of shares of common stock as consideration in acquisitions of businesses or assets, provided that, subject to certain exceptions, the recipients of such common stock agree in writing to be bound by the restrictions described in this paragraph for the remainder of such 180 day period;

•	the issuance by us of stock options, restricted stock or other awards pursuant to our existing benefit plans as described in this prospectus, provided that (i) such options, restricted stock or awards do not become exercisable or vest during such 180 day period or (ii) shares of common stock issued upon exercise of options, such restricted stock or shares of common stock issued pursuant to such other awards are subject to the restrictions described in this paragraph for the remainder of such 180 day period;

•	transfers by any person other than us of shares of common stock to immediate family members or any trust, so long as the recipient of such common stock agrees in writing to be bound by the restrictions described in this paragraph for the remainder of such 180 day period;

•	transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering; or

•	the distribution by FNF of its remaining shares of our common stock to its stockholders.

      The 180 day restricted period above is subject to extension such that, in the event that either (1) during the last 17 days of the 180 day restricted period, we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the 180 day restricted period, we announce that we will release earnings results during the 16 day period beginning on the last day of the 180 day period, the “lock up” restrictions described above, subject to limited exceptions, will continue to apply until the expiration of the 18 day period beginning on the earnings release or the occurrence of the material news or material event.

      The estimated offering expenses payable by us, in addition to the underwriting discounts and commissions, are approximately $          , which includes legal, accounting and printing costs and various other fees associated with registering and listing the common stock.

      The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of our common stock.

Paid by FIS

	No Exercise	Full Exercise

Per share	$	$
Total	$	$

      In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. In addition, to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in this offering, if the syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of the common stock. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

      From time to time, certain of the underwriters have provided, and continue to provide, investment banking and other services to us for which they receive customary fees and commissions. One of our director nominees, Cary H. Thompson, is a Senior Managing Director with Bear, Stearns & Co. Inc. During 2003, we engaged Bear, Stearns & Co. Inc. to provide us with certain investment advisory and brokerage services, for which they received fees in the amount of approximately $1.7 million. During 2002, Bear, Stearns & Co. Inc. provided investment advisory and brokerage services to us, including acting as our investment advisor during our acquisition of Eastern Financial Systems, Inc., for which they received fees in the amount of approximately $750,000.

      We intend to apply for listing of our common stock on the New York Stock Exchange under the symbol “FIS.”

      We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

Pricing of the Offering

      Prior to this offering, there has been no public market for the common stock. The offering price will be determined by negotiations between us and the underwriters. Among the factors to be considered in determining the offering price will be our future prospects and those of our industry in general; our sales, earnings and certain other financial and operating information in recent periods; and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours. The estimated offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

LEGAL MATTERS

      The validity of the shares of common stock offered hereby will be passed upon for us by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, and for the underwriters by Davis Polk & Wardwell, New York, New York.

EXPERTS

      The combined financial statements of Fidelity National Information Services, Inc. and subsidiaries, as of December 31, 2003, and 2002, and for each of the years in the three-year period ended December 31, 2003, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report refers to the adoption effective January 1, 2002 of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” related to a change to the method of accounting for goodwill and the adoption effective January 1, 2003 of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” related to stock-based employee compensation.

      The consolidated statements of operations and comprehensive income, parent company investment, and cash flows of Financial Services Division of ALLTEL Information Services, Inc. for the three month period ended March 31, 2003, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report contains explanatory paragraphs related to the basis of presentation and the acquisition of Financial Services Division of ALLTEL Information Services, Inc. by Fidelity National Financial, Inc. on April 1, 2003.

      The consolidated financial statements of the Financial Services Division of ALLTEL Information Services. Inc. as of December 31, 2002 and 2001, and for the years then ended, included in this prospectus have been so included in reliance on the report (which contains explanatory paragraphs relating to the Financial Services Division of ALLTEL Information Services, Inc., being a fully integrated business of ALLTEL Information Services, Inc.) of PricewaterhouseCoopers LLP, independent registered public accountants, given on the authority of said firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock we offer under this prospectus. This prospectus is materially complete, but does not contain all of the information included in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and our common stock, please refer to the registration statement, including its exhibits and schedules, which you may inspect and obtain copies at prescribed rates at the public reference facilities of the Securities and Exchange Commission at the addresses provided below.

      Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, under that Act, we file reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect those reports, proxy statements and other information and the registration statement and its exhibits and schedules, without charge, and you may make copies of them at prescribed rates at the public reference facilities of the Securities and Exchange Commission’s principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Securities and Exchange Commission’s public reference facilities by calling the Securities and Exchange Commission in the United States at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

INDEX TO FINANCIAL STATEMENTS

Page
Number

Fidelity National Information Services, Inc.
Report of Independent Registered Public Accounting Firm	F-2
Combined Balance Sheets as of December 31, 2003 and 2002	F-3
Combined Statements of Earnings for the years ended December 31, 2003, 2002 and 2001	F-4
Combined Statements of Equity and Comprehensive Earnings for the years ended December 31, 2003, 2002 and 2001	F-5
Combined Statements of Cash Flows for the years ended December 31, 2003, 2002 and 2001	F-6
Notes to Combined Financial Statements	F-7
Condensed Combined Balance Sheets as of March 31, 2004 and December 31, 2003	F-26
Condensed Combined Statements of Earnings for the three months ended March 31, 2004 and 2003	F-27
Condensed Combined Statements of Cash Flows for the three months ended March 31, 2004 and 2003	F-28
Notes to Condensed Combined Financial Statements	F-29
Financial Services Division of ALLTEL Information Services, Inc.
Independent Auditors’ Report (KPMG LLP)	F-37
Report of Independent Registered Public Accounting Firm (PricewaterhouseCoopers LLP)	F-38
Consolidated Balance Sheets as of December 31, 2002 and 2001	F-39
Consolidated Statements of Operations and Comprehensive Income for the years ended December 31, 2002 and 2001 and the Three Months Ended March 31, 2003	F-41
Consolidated Statements of Parent Company Investment for the years ended December 31, 2002 and 2001 and the Three Months Ended March 31, 2003	F-42
Consolidated Statements of Cash Flows for the years ended December 31, 2002 and 2001 and the Three Months Ended March 31, 2003	F-43
Notes to Consolidated Financial Statements	F-44

      WHEN THE TRANSACTIONS REFERRED TO IN NOTE 1 OF THE NOTES TO COMBINED FINANCIAL STATEMENTS HAVE BEEN CONSUMMATED, WE WILL BE IN A POSITION TO RENDER THE FOLLOWING REPORT.

/s/ KPMG LLP

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Fidelity National Information Services, Inc.:

      We have audited the accompanying Combined Balance Sheets of Fidelity National Information Services, Inc. and subsidiaries as of December 31, 2003 and 2002 and the related Combined Statements of Earnings, Equity and Comprehensive Earnings and Cash Flows for each of the years in the three-year period ended December 31, 2003. These Combined Financial Statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these Combined Financial Statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the Combined Financial Statements referred to above present fairly, in all material respects, the financial position of Fidelity National Information Services, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

      As discussed in Note A to the Combined Financial Statements, effective January 1, 2002, Fidelity National Information Services, Inc. fully adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” which resulted in a change to the method of accounting for goodwill after it has been initially recognized in the financial statements.

      The Combined Financial Statements for 2002 and 2001 were prepared using Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” to record stock-based employee compensation. As discussed in Note J to the Combined Financial Statements, effective January 1, 2003, the Company adopted the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”, to record stock-based employee compensation, applying the prospective method of adoption in accordance with SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.”

Jacksonville, Florida
May 23, 2004, except for
Note 1 which is as
of                         , 2004

Fidelity National Information Services, Inc.

COMBINED BALANCE SHEETS

	December 31,

	2003	2002

	(In thousands)
Assets
Current assets
Cash and cash equivalents	$100,466	$56,472
Trade receivables, net of allowance of $19,491 and $10,103 in 2003 and 2002, respectively	301,476	102,898
Prepaid expenses and other assets	81,462	87,279
Deferred income taxes	19,859	13,001

Total current assets	503,263	259,650
Property and equipment, net	153,575	17,797
Other assets
Goodwill	966,013	176,815
Other intangibles, net of amortization	451,010	41,917
Computer software, net of amortization	202,448	35,086
Other non-current assets	94,799	25,004

Total assets	$2,371,108	$556,269

Liabilities and Equity
Current liabilities
Accounts payable and accrued liabilities	$204,412	$108,406
Deferred revenues	134,463	44,943
Current portion of long-term debt includes $5,731 and $5,775 of related party notes in 2003 and 2002, respectively	30,634	14,574

Total current liabilities	369,509	167,923
Deferred revenues	30,231	6,471
Deferred income taxes	18,727	—
Long-term debt, excluding current portion	10,492	18,897
Other long-term liabilities	25,651	4,474

Total liabilities	454,610	197,765
Minority interest	12,130	63,272
Total equity	1,904,368	295,232

Total liabilities and equity	$2,371,108	$556,269

See Notes to Combined Financial Statements

Fidelity National Information Services Inc.

COMBINED STATEMENTS OF EARNINGS

	December 31,

	2003	2002	2001

	(in thousands)
Revenue
Financial Institution Software and Services, includes $17,426 and $1,333 of related party revenues for the years ended December 31, 2003 and 2002, respectively	$717,816	$13,763	$2,432
Lender Outsourcing Solutions, includes $3,930, $3,827 and $3,517 of related party revenues for the years ended December 31, 2003, 2002, and 2001, respectively	658,786	244,098	144,706
Information Products and Services, includes $34,794, $24,298 and $18,812 of related party revenues for the years ended December 31, 2003, 2002 and 2001, respectively	565,160	392,234	267,484
Other	3,314	3,598	3,169

Total revenue	1,945,076	653,693	417,791

Operating expenses
Personnel costs includes $13,136, $7,486, and $4,201 of related party costs for the years ended December 31, 2003, 2002 and 2001	737,516	195,661	136,876
Other operating expenses includes $31,765, $19,939, and $15,908 of related party costs for the years ended December 31, 2003, 2002 and 2001	695,603	342,440	216,554
Depreciation and amortization	144,223	18,637	9,450

Total operating expenses	1,577,342	556,738	362,880

Operating income	367,734	96,955	54,911
Other income (expense)
Interest income	704	377	189
Interest expense	(2,831)	(2,322)	(1,333)
Gain (loss) on equity in consolidated subsidiary	(3,625)	11,109	31

Total other income (expense)	(5,752)	9,164	(1,113)

Earnings before income taxes and minority interest	361,982	106,119	53,798
Income tax expense	140,449	39,582	22,003
Minority interest	14,518	8,359	778

Net earnings	$207,015	$58,178	$31,017

See Notes to Combined Financial Statements

Fidelity National Information Services, Inc.

COMBINED STATEMENTS OF EQUITY AND COMPREHENSIVE EARNINGS

(in thousands)

		Accumulated Other
	Net Investment	Comprehensive		Comprehensive
	by FNF	Earnings (Loss)	Total Equity	Earnings (loss)

Balance, December 31, 2000	$88,725	$—	$88,725	$—
Other comprehensive earnings— net of tax	—	171	171	171
Net contribution of capital	60,861	—	60,861
Net earnings	31,017	—	31,017	31,017

Balance, December 31, 2001	180,603	171	180,774	$31,188

Other comprehensive loss— net of tax	—	(2,146)	(2,146)	(2,146)
Net contribution of capital	58,426	—	58,426
Net earnings	58,178	—	58,178	58,178

Balance, December 31, 2002	297,207	(1,975)	295,232	$56,032

Other comprehensive earnings— net of tax	—	3,500	3,500	3,500
Net contribution of capital	1,398,621	—	1,398,621
Net earnings	207,015	—	207,015	207,015

Balance, December 31, 2003	$1,902,843	$1,525	$1,904,368	$210,515

See Notes to Combined Financial Statements

Fidelity National Information Services, Inc.

COMBINED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2003	2002	2001

	(in thousands)
Cash Flows From Operating Activities
Net earnings	$207,015	$58,178	$31,017
Adjustment to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	144,223	18,637	9,450
Stock-based compensation cost	3,804	—	—
Deferred income taxes	(1,170)	282	4,981
Minority interest	14,518	8,359	778
Changes in assets and liabilities, net of effects from acquisitions:
Net increase in trade receivables	(48,663)	(15,226)	(22,779)
Net (increase) decrease in prepaid expenses and other assets	(26,340)	32,720	(44,603)
Net increase (decrease) in accounts payable, accrued expenses and other	70,988	(27,458)	40,046

Net cash provided by operating activities	364,375	75,492	18,890

Cash Flows From Investing Activities
Additions to property and equipment	(57,288)	(3,349)	(497)
Additions to computer software	(48,212)	(19,363)	(3,332)
Acquisition of businesses, net of cash acquired	(114,952)	(21,071)	—
Other investing activities	(2,660)	472	(2,202)

Net cash used in investing activities	(223,112)	(43,311)	(6,031)

Cash Flows From Financing Activities
Borrowings	12,545	4,500	21,796
Debt service payments	(16,920)	(3,503)	(12,759)
Net contribution from (distribution to) parent	(92,894)	2,049	(11,760)

Net cash (used in) provided by financing activities	(97,269)	3,046	(2,723)

Net increase in cash and cash equivalents	43,994	35,227	10,136
Cash and cash equivalents, beginning of year	56,472	21,245	11,109

Cash and cash equivalents, end of year	$100,466	$56,472	$21,245

See Notes to Combined Financial Statements

Fidelity National Information Services, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS

A.     Summary of Significant Accounting Policies

      The following describes the significant accounting policies of Fidelity National Information Services, Inc. (collectively, the “Company” or “FIS”), which have been followed in preparing the accompanying Combined Financial Statements.

Description of Business

      Fidelity National Financial, Inc. (“FNF”) expects to initiate a plan for an initial public offering of less than 20% of the common stock of its wholly owned technology solutions, processing services and information-based real estate products businesses.

      The Company is a leading provider of technology solutions, processing services, and information-based products and services to the financial services and real estate industries. The Company operates in three primary business segments: Financial Institution Software and Services, Lender Outsourcing Solutions and Information Products and Services.

      The Financial Institution Software and Services segment focuses on two primary markets, financial institution processing and mortgage loan processing. The primary products are software applications that function as the underlying infrastructure of a financial institution’s processing environment. These products include core bank processing software, which banks use to maintain the primary records of their customer accounts, and core mortgage processing software, which banks use to process and service mortgage loans. This segment also provides a number of complementary products and services that interact directly with the core processing products, including applications that facilitate interactions between the segment’s financial institution customers and their clients.

      The Lender Outsourcing Solutions segment offers customized outsourced business process and information solutions to national lenders and loan servicers. This business provides loan facilitation services, which allow customers to outsource their title and closing requirements in accordance with pre-selected criteria, regardless of the geographic location of the borrower or property. Depending on customer requirements, the Company performs these services both in the traditional manner involving many manual steps, and through more automated processes, which significantly reduce the time required to complete the task. The Company also provides default management services, which allows customers to outsource the business processes necessary to take a loan and the underlying real estate securing the loan through the default and foreclosure process. The Company utilizes its own resources and networks established with independent contractors to provide outsourcing solutions. The Company frequently offers outsourcing solutions to lenders in combination with products and services of the Information Products and Services segment.

      In the Information Products and Services segment, the Company operates a property data business and a real estate-related services business. The Company’s property data products and real estate-related information services are utilized by mortgage lenders, investors and real estate professionals to complete residential real estate transactions throughout the U.S. The Company offers a comprehensive suite of products and services spanning the entire home purchase and ownership life cycle, from purchase through closing, refinancing, and resale. The Lender Outsourcing Solutions segment utilizes several of the products provided by the Information Products and Services segment and there are a significant number of common customers in these two segments.

Principles of Combination and Basis of Presentation

      The accompanying Combined Financial Statements include those assets, liabilities, revenues and expenses directly attributable to FIS’s operations and allocations of certain FNF corporate assets, liabilities and expenses to FIS. These amounts have been allocated to FIS on the basis that is considered by management to reflect most fairly or reasonably the utilization of the services provided to or the benefit

Fidelity National Information Services, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

obtained by the Company. Management believes the methods used to allocate these amounts are reasonable. All intercompany profits, transactions and balances have been eliminated. The financial information included herein does not necessarily reflect what the financial position and results of operations of the Company would have been had it operated as a stand-alone public entity during the periods covered, and may not be indicative of future operations or financial position. The Company’s investments in non-majority-owned partnerships and affiliates are accounted for on the equity method until such time that they became wholly or majority owned.

      On occasion, a non-wholly owned company may issue its shares to third parties at amounts per share in excess of or less than the Company’s average per share carrying value. With respect to such transactions, the resulting gains or losses arising from a change in interest are recorded in net earnings for the period in which the change in interest transaction occurs.

      All dollars presented in the accompanying Combined Financial Statements are in thousands unless indicated otherwise.

Transactions with Related Parties

      The Company has historically conducted business with FNF and intends to continue these business arrangements in the future. Included in the Financial Institution Software and Services segment in 2003 is $17.4 million in revenue from FNF relating to the provision of IT infrastructure support, data center management and software sales. Revenue in 2002 was $1.3 million and reflects software sales only. There was no revenue from FNF in this segment during 2001.

      The Lender Outsourcing Solutions segment includes revenue generated from loan facilitation transactions with large national lenders. A significant part of those transactions involves title agency functions resulting from the issuance of title insurance policies by a title insurance underwriter owned by FNF. The Company also performs similar functions in connection with trustee sale guarantees, a form of title insurance, that FNF issues as part of the foreclosure process on a defaulted loan. These operations recorded net revenues from third parties of $250.9 million, $46.7 million and $34.0 million, in 2003, 2002 and 2001, respectively representing commission on title insurance policies written by title insurance subsidiaries of FNF. Sales of other title related products and services to FNF generated revenues of $3.9 million, $3.8 million and $3.5 million during 2003, 2002 and 2001, respectively.

      The Company’s property information division within the Information Products and Services segment manages FNF’s title plant assets in certain parts of the country. As part of that management agreement the Company earns all revenue generated by those assets, both from third party customers and from FNF, and is also responsible for the costs related to keeping the title plant assets current and functioning on a daily basis. FNF in turn benefits from having its title plant assets continually updated and accessible. Included in the Information Products and Services segment in 2003 is revenue of $28.2 million related to the sale of property information to FNF. The revenue amounts in 2002 and 2001 for similar transactions were $24.3 million and $18.8 million, respectively. Also included in this segment are sales of certain real estate related products of $6.6 million in 2003, and no similar sales in 2002 or 2001. A subsidiary of FNF has historically provided technology services to this segment. Amounts paid to this subsidiary were $5.4 million, $5.8 million and $4.9 million, in 2003, 2002 and 2001, respectively and are included in other operating expenses.

      FNF provides certain corporate services to the Company relating to general management, accounting, finance, legal, payroll, human resources, internal audit and mergers & acquisitions. The cost of these services has been allocated to the Company from FNF based upon reasonable allocation bases including revenue, head count, specific identification and others. Total costs allocated for 2003, 2002 and 2001 were $39.5 million, $21.6 million and $15.2 million, respectively. These allocations are reflected in the Company’s Corporate and Other segment.

Fidelity National Information Services, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

      The Company owed FNF $5.7 million at December 31, 2003 related to the financing of certain lease receivables and other related party notes payable. At December 31, 2002 the Company owed FNF $5.8 million, related to certain financing arrangements between the two parties. These amounts are included in current portion of long-term debt.

Cash and Cash Equivalents

      For purposes of reporting cash flows, highly liquid instruments purchased with maturities of three months or less are considered cash equivalents. The carrying amounts reported in the Combined Balance Sheets for these instruments approximate their fair value. At December 31, 2003 and 2002, the Company held pledged cash of $8.6 million and $2.8 million for various reasons.

Fair Value of Financial Instruments

      The fair values of financial instruments, which include accounts receivable and long-term debt presented in the applicable notes to the Company’s Combined Financial Statements, are estimates of the fair values at a specific point in time using available market information and appropriate valuation methodologies. These estimates are subjective in nature and involve uncertainties and significant judgment in the interpretation of current market data. Therefore, the fair values presented are not necessarily indicative of amounts the Company could realize or settle currently. The Company does not necessarily intend to dispose of or liquidate such instruments prior to maturity. The Company’s accounts receivable and long-term debt balances approximate fair value at December 31, 2003 and 2002.

Trade Receivables

      The carrying values reported in the Combined Balance Sheets for trade receivables approximate their fair value. Included in trade receivables at December 31, 2003 are unbilled receivables totaling $61.6 million. The Company did not have any unbilled receivables at December 31, 2002.

Goodwill

      Goodwill represents the excess of cost over fair value of identifiable net assets acquired in a business combination. The Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Intangible Assets” (SFAS No. 142) on January 1, 2002. SFAS No. 142 requires that intangible assets with estimable lives be amortized over their respective estimated useful lives to their estimated residual values and reviewed for impairment in accordance with SFAS No. 144. The statement also provides that goodwill and other intangible assets with indefinite useful lives should not be amortized, but shall be tested for impairment annually, or more frequently if circumstances indicate potential impairment, through a comparison of fair value to its carrying amount. The Company was not required to record a charge upon adoption and measures for impairment on an annual basis.

      As required by SFAS No. 142, the Company has completed its annual goodwill impairment test in the fourth quarter on its reporting units and has determined that each of its reporting units has a fair value in excess of its carrying value. Accordingly, no goodwill impairment has been recorded.

      Prior to 2002, the Company amortized goodwill on a straight line basis.

Valuation of Long-lived Assets

      Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”), which the Company adopted on January 1, 2002, requires that long-lived assets and intangible assets with definite useful lives be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Fidelity National Information Services, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

      During 2003, in accordance with SFAS No. 144, the Company determined that the carrying value of certain of its intangible assets and computer software may not be recoverable and recorded a pre-tax expense of $5.9 million relating to the write-off of these assets. These expenses are included in other operating expenses in the Combined Statements of Earnings for the year ended December 31, 2003.

      Prior to the adoption of SFAS No. 144, the Company accounted for long-lived assets in accordance with SFAS No. 121.

      Beginning on January 1, 2002, the Company ceased recording goodwill amortization in accordance with SFAS No. 142. The following table reconciles reported net earnings to adjusted net earnings:

	Year Ended December 31,

	2003	2002	2001

	(in thousands)
Reported net earnings	$207,015	$58,178	$31,017
Add back: Goodwill amortization	—	—	5,973
Less: Tax effect of goodwill amortization	—	—	(1,283)

Adjusted net earnings	$207,015	$58,178	$35,707

Intangible Assets

      The Company has intangible assets which consist of customer relationships and contractual relationships, which are generally recorded upon acquisition at their fair value. Customer relationships are amortized over their estimated useful lives using an accelerated method which takes into consideration expected customer attrition rates over a ten-year period. Contractual relationships are generally amortized over their contract life.

      The Company also has intangible assets with indefinite lives, which approximate $8,586 and $5,206 in 2003 and 2002, respectively and are principally comprised of trademarks.

Computer Software

      Computer software includes software acquired in business acquisitions, purchased software and internally developed capitalized software. Purchased software is recorded at cost and amortized using the straight-line method over a 3 year period and software acquired in a business acquisition is recorded at its fair value upon acquisition and amortized over its estimated useful life, generally 7 to 10 years. Computer software development costs are accounted for in accordance with either SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed,” or with SOP No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” After the technological feasibility of the software has been established (for SFAS No. 86 software) or at the beginning of application development (for SOP No. 98-1 software), material software development costs, which include salaries and related payroll costs incurred during development, are capitalized. Research and development costs incurred prior to the establishment of technological feasibility (for SFAS No. 86 software) or prior to application development (for SOP No. 98-1 software) of a product are expensed as incurred. The cost of capitalized software is amortized on a product-by-product basis commencing on the date of general release of the products for internally developed software and the date of purchase for purchased software. The capitalized cost of internally developed software (for SOP No. 98-1 software) is amortized on a straight-line basis over its estimated useful life, generally five years. Software development costs (for SFAS No. 86 software) are amortized using the

Fidelity National Information Services, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

greater of (1) the straight-line method over its estimated useful life, which ranges from three to ten years or (2) the ratio of current revenues to total anticipated revenue over its useful life.

	December 31,

	2003	2002

Software from business acquisitions	181,063	26,294
Internally developed/purchased software	64,795	46,102
Accumulated amortization	(43,410)	(37,310)

Computer software, net of amortization	202,448	35,086

Property and Equipment

      Property and equipment are recorded at cost, less accumulated depreciation. Depreciation and amortization is computed primarily using the straight-line method based on the estimated useful lives of the related assets: thirty years for buildings, five to seven years for furniture, fixtures and equipment. Leasehold improvements are amortized on a straight-line basis over the lesser of the term of the applicable lease or the estimated useful lives of such assets.

Income Taxes

      The Company’s operating results have been included in FNF’s Consolidated U.S. Federal and State income tax returns. The provision for income taxes is based on an allocation from FNF and is done at rates consistent with what the Company would have paid as a stand-alone taxpayer as if results were not included in the results of FNF. The Company recognizes deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities and expected benefits of utilizing net operating loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The impact on deferred taxes of changes in tax rates and laws, if any, are applied to the years during which temporary differences are expected to be settled and reflected in the financial statements in the period enacted.

Revenue Recognition

      Financial Institution Software and Services. The Company, through its FI subsidiary, recognizes data processing revenue as services are performed. Revenue and incremental direct costs related to professional services implementation associated with the Company’s data processing service agreements are deferred during the implementation phase and subsequently recognized over the term of the data processing agreement. Revenue in excess of billings on service contracts is recorded as unbilled receivables and is included in accounts receivable. Billings in excess of revenue recognized on service contracts are recorded as deferred revenue until revenue recognition criteria are met.

      The Company recognizes software maintenance and license fees in accordance with the American Institute of Certified Public Accountants’ Statement of Position (“SOP”) 97-2, entitled “Software Revenue Recognition” and SOP 98-9, entitled “Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions.” Initial license fees are recognized when a contract exists, the fee is fixed or determinable, software delivery has occurred and collection of the receivable is deemed probable. Software licensed with post-contract customer support includes rights to upgrades, when and if available, telephone support, updates and bug fixes. SOP 97-2, as amended, requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair value of the elements. The Company determines the fair value of each element in multi-element arrangements based on vendor-specific objective evidence (“VSOE”). VSOE for each element is based on the price charged when the same

Fidelity National Information Services, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

element is sold separately. If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue. Revenue allocated to maintenance and support is recognized ratably over the term of the agreement. The Company records deferred revenue for maintenance amounts invoiced prior to revenue recognition.

      Some of the Company’s contracts include a software license and one or more of the following services: development and implementation, conversion, programming, maintenance, application management and data processing. The Company uses contract accounting, as required by SOP 97-2, when the arrangement with the customer includes significant customization, modification, or production of software. The Company uses multiple element accounting required by SOP 97-2 and accounts for certain elements of the arrangement separately as the services are performed based on the element’s VSOE of fair value (i.e., maintenance and certain other services). For the one or more elements accounted for under SOP 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts,” the Company uses the percentage-of-completion method since reasonably dependable estimates of revenue and contract hours applicable to various elements of a contract can be made. Changes in estimates for revenues, costs and profits are recognized in the period in which they are determinable. When the Company’s estimates indicate that the entire contract will be performed at a loss, a provision for the entire loss is recorded in that accounting period.

      Lender Outsourcing Solutions. Revenues relating to loan facilitation services, such as title agency and closing services are recognized at the time of closing of the related real estate transaction as the earnings process is considered complete. Ancillary service fees are recognized when the service is provided. Revenues from default management services are recognized over the period the related services are provided.

      Information Products and Services. The flood and tax units of the Company provide various services including life-of-loan monitoring services. Revenue for those life-of-loan services is deferred and recognized ratably over the estimated average life of the loan portfolio, which is determined based on the Company’s historical experience. Revenues from providing data services, management support and consulting services are recognized as the services are performed.

Stock-Based Compensation Plans

      Certain FIS employees are participants in FNF’s stock-based compensation plans, which provide for the granting of incentive and nonqualified stock options, restricted stock and other stock-based incentive awards for officers and key employees. Prior to the third quarter of 2003, the Company, consistent with FNF, accounted for its stock option plans under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. All options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant; therefore no stock-based compensation cost had been reflected in net earnings.

      During the third quarter of 2003, the Company, consistent with FNF, adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), for stock-based employee compensation, effective as of the beginning of 2003. Under the fair value method of accounting, compensation cost is measured based on the fair value of the award at the grant date and recognized over the service period. FNF has elected to use the prospective method of transition, as permitted by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure” (“SFAS No. 148”). Under this method, stock-based employee compensation cost is recognized from the beginning of 2003 as if the fair value method of accounting had been used to account for all employee awards granted, modified, or settled in years beginning after December 31, 2002. Prior year financial statements were not restated. The Company was allocated stock

Fidelity National Information Services, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

compensation expense of $3.8 million for the year ended December 31, 2003, which is included in personnel costs in the 2003 Combined Statement of Earnings, as a result of the adoption of SFAS No. 123.

      For purposes of pro forma disclosures, the Company’s management has allocated stock compensation expense to the Company. Management believes that the assumptions made for purposes of determining the pro forma net earnings are reasonable. The following table illustrates the effect on net earnings if the Company had applied the fair value recognition provisions of SFAS No. 123 to all outstanding and unvested awards in each period held by FIS employees who are plan participants (see Note J):

	Year Ended December 31,

	2003	2002	2001

	(in thousands)
Net earnings, as reported	$207,015	$58,178	$31,017
Add: Stock-based compensation expense included in reported net earnings, net of related tax effects	2,358	—	—
Deduct: Total stock-based employee compensation expense determined under fair value based methods for all awards, net of related tax effects	(4,926)	(4,704)	(2,787)

Pro forma net earnings	$204,447	$53,474	$28,230

Management Estimates

      The preparation of these Combined Financial Statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Combined Financial Statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

B.     Acquisitions

      The results of operations and financial position of the entities acquired during any year are included in the Combined Financial Statements from and after the date of acquisition. Some of these acquisitions were made by entities that are a part of FIS and some were made by FNF and are being contributed to FIS by FNF.

Significant Transactions:

ALLTEL Information Services, Inc.

      On January 28, 2003, FNF entered into a stock purchase agreement with ALLTEL Corporation, Inc., a Delaware corporation (“ALLTEL”), to acquire from ALLTEL the financial services division of ALLTEL Information Services, Inc. (“AIS”). On April 1, 2003, FNF closed the acquisition and subsequently renamed the division Fidelity Information Services (“FI”). FI is one of the largest providers of information-based technology solutions and processing services to the mortgage and financial services industries.

      FNF acquired FI for approximately $1.1 billion (including the payment for certain working capital adjustments and estimated transaction costs), consisting of $794.6 million in cash and $275.0 million of the FNF’s common stock. The stock portion of the purchase price resulted in the issuance of 11,206,692 shares of FNF’s common stock to ALLTEL.

      In connection with the closing of the acquisition, FNF entered into a non-competition agreement and certain transition agreements with ALLTEL. This non-competition agreement prohibits, with certain exceptions, ALLTEL and its affiliates from engaging in the business relating to the business acquired by FNF for a period of two years after the transaction.

Fidelity National Information Services, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

      The purchase price was allocated to intangible assets as follows: $450.7 million to goodwill; $348.0 million to intangible assets, namely acquired customer relationship intangibles; $95.0 million to acquired technology based on studies and valuations; and the remainder to various tangible assets. FI is amortizing the other intangible assets using an accelerated method, which takes into consideration expected customer attrition rates over a 10-year period. The acquired software is amortized over a seven-year period using an accelerated method that contemplates the period of expected economic benefit and future enhancements to the underlying software. Under the terms of the stock purchase agreement, FNF made a joint election with ALLTEL to treat the acquisition as a sale of assets in accordance with Section 338(h)(10) of the Internal Revenue Code, which resulted in the revaluation of the assets acquired to fair value. As such, the fair value assignable to the historical assets, as well as intangible assets and goodwill, will be deductible for federal and state income tax purposes.

      The assets acquired and liabilities assumed in the FI acquisition were as follows (in thousands):

Tangible and amortizable intangible assets acquired at fair value	$741,960
Goodwill	450,743
Liabilities assumed at fair value	(123,082)

Total purchase price	$1,069,621

      Selected unaudited pro forma combined results of operations for the years ended December 31, 2003 and 2002, assuming the acquisition had occurred as of January 1, 2002, and using actual general and administrative expenses prior to the acquisition, are set forth below (in thousands):

	Year Ended
	December 31,

	2003	2002

Total revenue	$2,155,418	$1,474,203
Net earnings	$225,083	$117,612

Other Transactions:

      The following transactions were made by the Company or FNF during the years ended December 31, 2003, 2002 and 2001 and were immaterial for pro forma disclosure.

Fidelity National Information Solutions, Inc.

      On September 30, 2003, FNF acquired the outstanding minority interest of FNIS, its majority-owned real estate information services public subsidiary, whereby FNIS became a wholly owned subsidiary of FNF. In the acquisition, each share of FNIS common stock (other than FNIS common stock FNF already owned) was exchanged for 0.83 shares of FNF’s common stock. FNF issued 14,292,858 shares of its common stock to FNIS stockholders in the acquisition. As part of the initial public offering of the Company, FNF is contributing specific assets of FNIS to the Company. Of the assets and liabilities contributed to the Company, FNF has allocated $154.8 million of the purchase price to goodwill and $88.9 million of the purchase price to other intangible assets and capitalized software based on studies and valuations.

WebTone Technologies, Inc.

      On September 2, 2003, FI acquired WebTone Technologies, Inc. (“WebTone”) for approximately $90.0 million in cash. WebTone is the developer of the TouchPoint® suite of customer interactive management solutions for financial services organizations. The Company allocated $55.4 million of the

Fidelity National Information Services, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

purchase price to goodwill and $27.0 million of the purchase price to intangible assets and capitalized software based on studies and valuations. The Company also assumed $11.0 million in long-term liabilities.

Lender’s Service, Inc.

      On February 10, 2003, FNF acquired Lender’s Service, Inc., a Delaware corporation (“LSI”), for approximately $75.0 million in cash. LSI is a provider of appraisal, title and closing services to residential mortgage originators. The Company allocated $57.5 million of the purchase price to goodwill and $31.0 million of the purchase price to intangible assets, primarily customer relationships.

VISTA

      On August 1, 2001, FNF acquired approximately 80% of the outstanding common stock of FNIS, formerly VISTA, a provider of real estate information products and services, including multiple listing services and environmental data and disclosure information businesses. In consideration for this acquisition, FNF contributed its wholly owned tax, credit, flood, appraisal, property records and multiple listing service businesses to the former VISTA entity and as a result, immediately following the consummation of the transaction, FNF owned approximately 80% of the combined entity. For the period from August 1, 2001, the acquisition date, through December 31, 2003, the results of the former operations of Vista are included in the Company’s Combined Financial Statements.

Transactions Subsequent to December 31, 2003

Sanchez Computer Associates, Inc.

      On April 14, 2004, FI acquired Sanchez Computer Associates, Inc. (“Sanchez”) for approximately $175.0 million, composed of approximately $88.1 million in cash and the issuance of approximately 2,267,290 shares of FNF’s common stock. Sanchez develops and markets scalable and integrated software and services that provide banking, customer integration, outsourcing and wealth management solutions to financial institutions in several countries. Sanchez’ primary product offering is Sanchez ProfileTM, a real-time, multi-currency, strategic core banking deposit and loan processing system that can be utilized on both an outsourced and in-house basis.

Aurum Technology, Inc.

      On March 11, 2004, FI acquired Aurum Technology, Inc. (“Aurum”) for approximately $305.0 million, composed of approximately $185.0 million in cash and the issuance of 3,144,390 shares of FNF’s common stock. Aurum is a provider of outsourced and in-house information technology solutions for the community bank and credit union markets.

Hansen Quality Loan Services, LLC

      On February 27, 2004, FNF acquired the remaining 45% interest in Hansen Quality Loan Services, LLC (“Hansen”) that it did not already own for approximately $34.0 million, consisting of approximately $25.5 million in cash and $8.5 million of FNF’s common stock. The stock portion of the purchase price resulted in the issuance of 220,396 shares of FNF’s common stock, which is restricted from sale to the public. Hansen provides collateral risk assessment and valuation services for real estate mortgage financing.

Convansys Corporation

      The Company has entered into an agreement to acquire 11 million shares of Convansys Corporation, a U.S.-based provider of application management and offshore outsourcing services with India based operations. The transaction is expected to close in the second quarter of 2004. The purchase price for the shares is

Fidelity National Information Services, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

$131 million. Following the closing of the transaction, the Company will own approximately 29% of the common stock of Convansys and will have warrants to purchase additional shares. The Company will account for this investment using the equity method.

C.     Property and Equipment

      Property and equipment consists of the following:

	December 31,

	2003	2002

	(in thousands)
Land	$9,487	$532
Buildings	68,382	3,619
Leasehold improvements	12,816	3,724
Furniture, fixtures and equipment	118,971	19,224

	209,656	27,099
Accumulated depreciation	(56,081)	(9,302)

	$153,575	$17,797

D.	Goodwill

	Financial		Information
	Institution	Lender	Products
	Software and	Outsourcing	and
	Services	Solutions	Services	Total

	(in thousands)
Balance, December 31, 2001	$6,384	$10,937	$94,210	$111,531
Goodwill acquired during the year net of amortization of $5,973	35,239	17,178	12,867	65,284

Balance, December 31, 2002	$41,623	$28,115	$107,077	$176,815
Goodwill acquired during the year	521,037	57,464	210,697	789,198

Balance, December 31, 2003	$562,660	$85,579	$317,774	$966,013

E.	Other Intangible Assets

      Other intangible assets consist of the following:

	2003			2002

		Accumulated			Accumulated
	Cost	Amortization	Net	Cost	Amortization	Net

	(in thousands)
Customer relationships	$389,402	$48,188	$341,214	$—	$—	$—
Contracts	122,342	15,030	107,312	42,549	4,139	38,410
Other	2,597	113	2,484	3,507	—	3,507

	$514,341	$63,331	$451,010	$46,056	$4,139	$41,917

      Amortization expense for amortizing intangible assets was $59.2 million, $3.9 million and $0.2 million for the years ended December 31, 2003, 2002 and 2001, respectively, and is amortized over a period of 5 to 20 years. Estimated amortization expense for the next five years is $87.1 million in 2004, $78.4 million in 2005, $70.5 million in 2006, $61.6 million in 2007 and $51.9 million in 2008.

Fidelity National Information Services, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

F. Accounts Payable and Accrued Liabilities

      Accounts payable and accrued liabilities consist of the following:

	December 31,

	2003	2002

	(in thousands)
Salaries and incentives	$49,228	$13,053
Accrued benefits	14,410	2,578
Trade accounts payable	70,828	70,170
Other accrued liabilities	69,946	22,605

	$204,412	$108,406

G. Long-term Debt

      Long-term debt consists of the following:

	December 31,

	2003	2002

	(in thousands)
Lease-backed notes, secured by security interest in certain leases and underlying equipment, interest due monthly at various fixed rates ranging from 5.65%—9.00%, due at various dates in 2007	$19,666	$16,341
Other promissory notes with various interest rates and maturities	21,460	17,130

	$41,126	$33,471
Less current portion	30,634	14,574

	$10,492	$18,897

      Principal maturities at December 31, 2003, are as follows (in thousands):

2004	$30,634
2005	6,003
2006	3,075
2007	1,117
2008	297

$41,126

H. Income Taxes

      Income tax expense (benefit) consists of the following:

	Year Ended December 31,

	2003	2002	2001

	(in thousands)
Current	$141,619	$39,300	$17,022
Deferred	(1,170)	282	4,981

Total income tax expense	$140,449	$39,582	$22,003

Fidelity National Information Services, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

      A reconciliation of the federal statutory rate to the Company’s effective tax rate is as follows:

	Years Ended
	December 31,

	2003	2002	2001

Federal statutory rate	35.0%	35.0%	35.0%
State income taxes	5.2	4.9	5.8
Federal benefit of state taxes	(1.8)	(1.7)	(2.0)
Valuation allowance	0.8	—	—
Other	(0.4)	(0.9)	2.1

Effective tax rate	38.8%	37.3%	40.9%

      The significant components of deferred income tax assets and liabilities at December 31, 2003 and 2002 consist of the following:

	December 31,

	2003	2002

	(in thousands)
Deferred Income Tax Assets:
Deferred revenue	$27,643	$13,785
Net operating loss carryforward	19,462	5,722
Allowance for doubtful accounts	7,149	3,616
Employee benefit accruals	4,636	1,989
Other	4,881	2,402
State income taxes	4,180	689
Accrued liabilities	2,522	249

Total gross deferred income tax assets	70,473	28,452
Less: valuation allowance	(2,845)	—

Total deferred income tax assets	67,628	28,452
Deferred Income Tax Liabilities:
Amortization of goodwill and intangible assets	57,566	—
Other	8,930	107

Total deferred tax liabilities	66,496	107

Net deferred income tax asset	$1,132	$28,345

      Deferred income taxes have been classified on the consolidated balance sheet as follows:

	December 31,

	2003	2002

	(in thousands)
Current assets	$19,859	$13,001
Non current assets	—	15,344
Non current liabilities	18,727	—

Net deferred income tax asset	$1,132	$28,345

      Management believes that based on its historical pattern of taxable income, the Company will produce sufficient income in the future to realize its net deferred income tax assets. A valuation allowance is

Fidelity National Information Services, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

established for any portion of a deferred income tax asset that management believes it is more likely than not that the Company will not be able to realize the benefits of such deferred income tax assets. Adjustments to the valuation allowance will be made if there is a change in management’s assessment of the amount of deferred income tax asset that is realizable.

      At December 31, 2003 and December 31, 2002, the Company has a net operating loss carryforward of $51.2 million and $16.8 million, respectively. The net operating losses expire between 2019 and 2023.

I.     Commitments and Contingencies

      In the ordinary course of business, the Company is involved in various pending and threatened litigation matters related to its operations, some of which include claims for punitive or exemplary damages. The Company believes that no actions, other than those listed below, depart from customary litigation incidental to its business and that the resolution of all pending and threatened litigation will not have a material effect on the Company’s results of operations, financial position or liquidity.

      A class action is pending in state court in California alleging that a subsidiary of FNF violated the Telephone Consumer Protection Act by sending unsolicited facsimile advertising. In April 2004, a class was certified in the case. Recently, FNIS was added as a co-defendant. Plaintiffs seek statutory damages. The Company intends to vigorously defend this action.

      The Company is the subject of three separate claims alleging erroneous flood zone determinations by NRC Insurance Services, Inc., or NRC, an entity that it acquired in August of 2001.

      The first claim was filed by the Pennsylvania Manufacturers Association Indemnity Company, d/b/a PMA Group, against NRC in the U.S. District Court for the District of New Jersey on May 10, 2001. PMA is seeking approximately $1.4 million in damages, which is the amount that it paid to its insured, based on an allegedly erroneous flood zone determination issued by NRC. The insured subsequently initiated suit in Pennsylvania state court seeking approximately $2.3 million in additional damages from PMA, alleging lost business income. In the event that PMA’s insured prevails in its claim against PMA, the Company believes that PMA will seek such additional damages from us. PMA’s claim against the Company has been stayed pending the outcome of its insured’s claim against PMA.

      The second claim was filed by Travelers Indemnity Co. against NRC in the U.S. District Court for the Eastern District of Missouri on May 29, 2002. Travelers is seeking approximately $4.1 million in damages, based on an allegedly erroneous flood zone determination issued by NRC.

      The third claim was filed by St. Paul Fire & Marine against FNIS in the U.S. District Court for the Eastern District of Missouri on November 6, 2002. St. Paul Fire & Marine is seeking approximately $12 million in damages, based on an allegedly erroneous flood zone determination issued by NRC in 1998.

      In conducting its operations, the Company routinely holds customers’ assets in escrow, pending completion of real estate transactions. Certain of these amounts are maintained in segregated bank accounts and have not been included in the accompanying Combined Balance Sheets. The Company has a contingent liability relating to proper disposition of these balances for our customers, which amounted to $1.9 billion at December 31, 2003. As a result of holding these customers’ assets in escrow, the Company has ongoing programs for realizing economic benefits during the year through favorable borrowing and vendor arrangements with various banks. There were no investments or loans outstanding as of December 31, 2003 related to these arrangements.

      The Company leases certain of its property and equipment under leases which expire at various dates. Several of these agreements include escalation clauses and provide for purchases and renewal options for periods ranging from one to five years.

Fidelity National Information Services, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

      Future minimum operating lease payments for the next five years and in the aggregate for leases with remaining terms greater than one year are as follows (in thousands):

2004	$29,693
2005	23,156
2006	19,441
2007	15,028
2008	9,106
Thereafter	10,109

Total future minimum operating lease payments	$106,533

      Rent expense incurred under operating leases during the years ended December 31, 2003, 2002 and 2001, was $32.7 million, $15.9 million and $9.1 million, respectively.

J.	Employee Benefit Plans

Stock Purchase Plan

      FIS employees participated in the Fidelity National Financial, Inc. Employee Stock Purchase Plan (“ESPP”). Under the terms of the ESPP and subsequent amendments, eligible employees may voluntarily purchase, at current market prices, shares of FNF’s common stock through payroll deductions. Pursuant to the ESPP, employees may contribute an amount between 3% and 15% of their base salary and certain commissions. Shares purchased are allocated to employees, based upon their contributions. FNF contributes varying amounts as specified in the ESPP. The Company recorded expenses of $1.3 million, $0.9 million and $0.4 million for the years ended December 31, 2003, 2002 and 2001, respectively, relating to FIS ESPP participants.

401(k) Profit Savings Plan

      The Company’s employees are covered by a qualified 401(k) plan sponsored by FNF. Eligible employees may contribute up to 15% of their pretax annual compensation, up to the amount allowed pursuant to the Internal Revenue Code. FNF matches 50% of each dollar of employee contribution up to six percent of the employee’s total compensation. The Company’s cost for the 401(k) Plan for the years ended December 31, 2003, 2002 and 2001 was $2.7 million, $1.6 million and $0.8 million, respectively, relating to FIS participants.

Stock Option Plans

      Certain FIS employees are participants in FNF’s stock-based compensation plans, which provide for the granting of incentive and nonqualified stock options, restricted stock and other stock-based incentive awards for officers and key employees. Grants of incentive and nonqualified stock options under these plans have generally provided that options shall vest equally over three years and generally expire ten years after their original date of grant. All options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant; therefore no stock-based compensation cost has been reflected in net earnings prior to the adoption of SFAS No. 123 discussed below. However, certain of these plans allow for the option exercise price for each share granted pursuant to a nonqualified stock option to be less than the fair market value of the common stock on the date of grant to reflect the application of the optionee’s deferred bonus, if applicable.

      In 2003, FNF issued to certain FIS employees rights to purchase shares of restricted common stock (“Restricted Shares”). A portion of the Restricted Shares vest over a five-year period and a portion of the Restricted Shares vest over a four-year period, of which one-fifth vested immediately on the date of grant. FNF did not grant rights to purchase restricted shares in 2002 or 2001. The Company recorded compensation expense of $1.5 million in connection with the issuance of Restricted Shares to FIS employees in 2003.

Fidelity National Information Services, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

      Prior to the third quarter of 2003, the Company accounted for its stock option plans under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations.

      During the third quarter of 2003, the Company, consistent with FNF, adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), for stock-based employee compensation, effective as of the beginning of 2003. Under the fair value method of accounting, compensation cost is measured based on the fair value of the award at the grant date and recognized over the service period. The Company has elected to use the prospective method of transition, as permitted by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure” (“SFAS No. 148”). Under this method, stock-based employee compensation cost is recognized from the beginning of 2003 as if the fair value method of accounting had been used to account for all employee awards granted, modified, or settled in years beginning after December 31, 2002. Prior year financial statements were not restated. The Company recorded compensation expense of $3.8 million for the year ended December 31, 2003, which is included in personnel costs in the accompanying 2003 Combined Statement of Earnings from the adoption of SFAS No. 123.

      Pro forma information regarding net earnings and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for all of its employee stock options under the fair value method of that statement. The fair value for these FNF options was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted average assumptions. The risk free interest rates used in the calculation are the rate that corresponds to the weighted average expected life of an option. The risk free interest rate used for options granted during 2003, 2002 and 2001 was 2.0%, 2.0% and 4.3%, respectively. A volatility factor for the expected market price of the common stock of 43%, 44% and 47% was used for options granted in 2003, 2002 and 2001, respectively. The expected dividend yield used for 2003, 2002 and 2001 was 1.4%, 1.3% and 1.5%, respectively. A weighted average expected life of 3.5 years, 3.25 years and 5.0 years was used for 2003, 2002 and 2001, respectively.

      For purposes of pro forma disclosures, stock compensation expenses were allocated to the Company. Management believes that the assumptions made for purposes of determining the pro forma net earnings are reasonable. The following table illustrates the effect on net earnings if the Company had applied the fair value recognition provisions of SFAS No. 123 to all outstanding and unvested awards for all periods presented:

	Year Ended December 31,

	2003	2002	2001

	(in thousands)
Net earnings, as reported	$207,015	$58,178	$31,017
Add: Stock-based compensation expense included in reported net earnings, net of related tax effects	2,358	—	—
Deduct: Total stock-based employee compensation expense determined under fair value based methods for all awards, net of related income tax effects	(4,926)	(4,704)	(2,787)

Pro forma net earnings	$204,447	$53,474	$28,230

K.	Concentration of Risk

      The Company generates a significant amount of revenue from large customers. In 2003, one customer accounted for approximately 16.6% of total revenues and 40.2% of Lender Outsourcing Solutions segment revenues and 8.6% of total accounts receivable at December 31, 2003.

      Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, and trade receivables.

Fidelity National Information Services, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

      The Company places its cash equivalents with high credit quality financial institutions and, by policy, limits the amount of credit exposure with any one financial institution. Investments in commercial paper of industrial firms and financial institutions are rated investment grade by nationally recognized rating agencies.

      Concentrations of credit risk with respect to trade receivables are limited because a large number of geographically diverse customers make up the Company’s customer base, thus spreading the trade receivables credit risk. The Company controls credit risk through monitoring procedures.

L. Segment Information

      Summarized financial information concerning the Company’s reportable segments is shown in the following table.

      As of and for the year ended December 31, 2003 (in thousands):

	Financial
	Institution	Lender	Information	Corporate
	Software and	Outsourcing	Products and	and
	Services	Solutions	Services	Other	Total

Total revenue	$717,816	$658,786	$565,160	$3,314	$1,945,076
Operating income	115,498	196,845	93,258	(37,867)	367,734
Depreciation and amortization	101,577	13,615	29,031	—	144,223
Assets	1,434,035	321,328	568,482	47,263	2,371,108
Goodwill	562,660	85,579	317,774	—	966,013

      As of and for the year ended December 31, 2002 (in thousands):

	Financial
	Institution	Lender	Information	Corporate
	Software and	Outsourcing	Products and	and
	Services	Solutions	Services	Other	Total

Total revenue	$13,763	$244,098	$392,234	$3,598	$653,693
Operating income	4,474	53,585	58,836	(19,940)	96,955
Depreciation and amortization	988	2,670	14,979	—	18,637
Assets	71,869	139,611	327,568	17,221	556,269
Goodwill	41,623	28,115	107,077	—	176,815

      As of and for the year ended December 31, 2001 (in thousands):

	Financial
	Institution	Lender	Information	Corporate
	Software and	Outsourcing	Products and	and
	Services	Solutions	Services	Other	Total

Total revenue	$2,432	$144,706	$267,484	$3,169	$417,791
Operating income	315	22,050	47,251	(14,705)	54,911
Depreciation and amortization	130	1,480	7,840	—	9,450
Assets	10,362	67,044	332,527	17,727	427,660
Goodwill	6,384	10,937	94,210	—	111,531

Financial Institution Software and Services

      The Financial Institution Software and Services segment focuses on two primary markets, financial institution processing and mortgage loan processing. The primary products are software applications that function as the underlying infrastructure of a financial institution’s processing environment. These products

Fidelity National Information Services, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

include core bank processing software, which banks use to maintain the primary records of their customer accounts, and core mortgage processing software, which banks use to process and service mortgage loans. This segment also provides a number of complementary products and services that interact directly with the core processing products, including applications that facilitate interactions between the segment’s financial institution customers and their clients. Included in this segment were $62.3 million in sales to non-U.S. based customers in 2003. There were no sales to non-U.S. based customers in 2002 and 2001.

Lender Outsourcing Solutions

      The Lender Outsourcing Solutions segment offers customized outsourced business process and information solutions to national lenders and loan servicers. This business provides loan facilitation services, which allow customers to outsource their title and closing requirements in accordance with pre-selected criteria, regardless of the geographic location of the borrower or property. Depending on customer requirements, the Company performs these services both in the traditional manner involving many manual steps, and through more automated processes, which significantly reduce the time required to complete the task. The Company also provides default management services, which allows customers to outsource the business processes necessary to take a loan and the underlying real estate securing the loan through the default and foreclosure process. The Company utilizes its own resources and networks established with independent contractors to provide outsourcing solutions. The Company frequently offers outsourcing solutions to lenders in combination with products and services of the Information Products and Services segment.

Information Products and Services

      In the Information Products and Services segment, the Company operates a property data business and a real estate-related services business. The Company’s property data products and real estate-related information services are utilized by mortgage lenders, investors and real estate professionals to complete residential real estate transactions throughout the U.S. The Company offers a comprehensive suite of products and services spanning the entire home purchase and ownership life cycle, from purchase through closing, refinancing, and resale. The Lender Outsourcing Solutions segment utilizes several of the products provided by the information products and services segment and there are a significant number of common customers in these two segments.

Corporate and Other

      The Corporate and Other segment consists of the corporate overhead costs not attributable to any operating business and the Company’s technology equipment leasing operations. There were no intersegment revenues in 2003, 2002 or 2001.

M.	Recent Accounting Pronouncements

      In March 2004, the Financial Accounting Standards Board (“FASB”) issued a proposed Statement, Share-Based Payment, that addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. The proposed Statement would eliminate the ability to account for share-based compensation transactions using APB Opinion No. 25, Accounting for Stock Issued to Employees, and generally would require instead that such transactions be accounted for using a fair-value-based method. The proposed Statement would be effective for awards granted, modified, or settled in fiscal years beginning after December 15, 2004, for public entities that used the fair-value based method of accounting under the original provisions of SFAS No. 123, Accounting for Stock-Based Compensation for recognition or pro forma

Fidelity National Information Services, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

disclosure purposes. The Company is currently evaluating the impact the proposed Statement may have on its combined financial position, cash flows and results of operations.

      In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement establishes how a company classifies and measures certain financial instruments with characteristics of both liabilities and equity, including redeemable preferred stock. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the interim period commencing July 1, 2003, except for mandatory redeemable financial instruments of nonpublic companies, which is effective for fiscal periods beginning after December 31, 2004. The Company does not expect the adoption of this statement to have a material impact on its financial statements.

      In November 2002, the FASB issued FIN No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN No. 45 requires that a liability be recorded in the guarantor’s balance sheet upon issuance of a guarantee. In addition, FIN No. 45 requires disclosures about the guarantees that an entity has issued, including a reconciliation of changes in the entity’s product warranty liabilities. The initial recognition and initial measurement provisions of FIN No. 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year-end. The disclosure requirements of FIN No. 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company’s adoption of FIN No. 45 did not have a material effect on its combined financial statements.

      In December 2002, the FASB issued Statement of Financial Accounting Standard No. 148, Accounting for Stock-Based Compensation— Transition and Disclosure— an Amendment of Statement of Financial Accounting Standard No. 123 (“SFAS No. 148”). This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. This statement also amends the disclosure requirements of Statement of Financial Accounting Standard No. 123 and Accounting Principles Board Opinion No. 28, Interim Financial Reporting, to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. In the third quarter of 2003, the Company voluntarily adopted the fair value recognition provisions of SFAS No. 123, under the prospective method of transition as permitted by SFAS No. 148.

      During 2002, the FASB Emerging Issues Task Force reached a consensus on Issue No. 00-21, Revenue Arrangements with Multiple Deliverables (“EITF 00-21”). EITF 00-21 provides an accounting model for an approach to determine whether a vendor should divide an arrangement with multiple deliverables into separate units of accounting. EITF 00-21 requires an analysis of whether a delivered item has stand-alone value to the customer, whether there is objective and reliable evidence of fair value for the undelivered items, and whether delivery of the undelivered items is probable and substantially in control of the vendor if the arrangement includes a general right of return relative to the delivered item. Companies are required to adopt EITF 00-21 for fiscal periods beginning after June 15, 2003. Companies may apply EITF 00-21 prospectively to new arrangements initiated after the date of adoption or as a cumulative-effect adjustment. The adoption of EITF 00-21 did not have a material effect on the Company’s combined financial statements.

      In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51, which addresses consolidation by business enterprises of variable interest entities (“VIEs”) either: (1) that do not have sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support, or (2) in which the equity investors lack an essential characteristic of a controlling financial interest. In December 2003, the FASB completed deliberations of proposed modifications to FIN 46 (“Revised Interpretations”) resulting in multiple effective dates based on the nature as well as the creation date of the VIE. The consolidation and disclosure requirements apply immediately to VIEs created after January 31, 2003. For all VIEs created prior

Fidelity National Information Services, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

to February 1, 2003, the Revised Interpretations are effective all periods ending after March 15, 2004, except for entities that are considered special purpose entities, to which the provisions apply as of December 31, 2003. The Company is not the primary beneficiary of any VIEs created after February 1, 2003, nor does the Company expect the final adoption of this statement to have a material impact on its financial position or results of operations.

Fidelity National Information Services, Inc.

CONDENSED COMBINED BALANCE SHEETS

	(Unaudited)
	March 31,	December 31,
	2004	2003

	(in thousands)
Assets
Current assets
Cash and cash equivalents	$114,222	$100,466
Trade receivables, net of allowance of $19,508 and $19,491 at March 31, 2004 and December 31, 2003, respectively	321,364	301,476
Prepaid expenses and other assets	95,822	81,462
Deferred income taxes	14,306	19,859

Total current assets	545,714	503,263
Property and equipment, net	175,071	153,575
Other assets
Goodwill	1,245,820	966,013
Other intangibles, net of amortization	497,840	451,010
Computer software, net of amortization	255,010	202,448
Other non-current assets	96,219	94,799

Total assets	$2,815,674	$2,371,108

Liabilities and Equity

Current liabilities
Accounts payable and accrued liabilities	$174,975	$204,412
Deferred revenues	158,165	134,463
Current portion of long-term debt includes $5,465 and $5,731 of related party notes at March 31, 2004 and December 31, 2003, respectively	25,586	30,634

Total current liabilities	358,726	369,509
Deferred revenues	33,668	30,231
Deferred income taxes	61,860	18,727
Long-term debt, excluding current portion	23,045	10,492
Other long-term liabilities	25,449	25,651

Total liabilities	502,748	454,610
Minority interest	9,325	12,130
Total equity	2,303,601	1,904,368

Total liabilities and equity	$2,815,674	$2,371,108

See Notes to Unaudited Condensed Combined Financial Statements.

Fidelity National Information Services, Inc.

CONDENSED COMBINED STATEMENTS OF EARNINGS

	(Unaudited)

	Three Months
	Ended March 31,

	2004	2003

	(in thousands)
Revenue
Financial Institution Software and Services, includes $12,292 and $364 of related party revenues for the months ended March 31, 2004 and 2003, respectively	$258,753	$8,562
Lender Outsourcing Solutions, includes $480 and $1,358 of related party revenues for the three months ended March 31, 2004 and 2003, respectively	134,308	106,751
Information Products and Services, includes $8,252 and $7,757 of related party revenues for the three months ended March 31, 2004 and 2003, respectively	144,622	118,126
Other	882	960

Total revenue	538,565	234,399

Operating Expenses
Personnel costs, includes $8,630 and $2,744 of related party costs for the three months ended March 31, 2004 and 2003, respectively	239,199	69,526
Other operating expenses, includes $8,792 and $6,260 of related party costs for the three months ended March 31, 2004 and 2003, respectively	172,048	120,169
Depreciation and amortization	48,926	6,603

Total operating expenses	460,173	196,298

Operating income	78,392	38,101
Other income (expense)
Interest income	186	183
Interest expense	(391)	(708)

Total other income (expense)	(205)	(525)

Earnings before income taxes and minority interest	78,187	37,576
Income tax expense	30,493	14,053
Minority interest	402	4,994

Net earnings	$47,292	$18,529

See Notes to Unaudited Condensed Combined Financial Statements

Fidelity National Information Services, Inc.

CONDENSED COMBINED STATEMENTS OF CASH FLOWS

	(Unaudited)

	Three Months Ended
	March 31,

	2004	2003

	(in thousands)
Cash Flows From Operating Activities
Net earnings	$47,292	$18,529
Adjustment to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	48,926	6,603
Stock-based compensation cost	5,027	—
Minority interest	402	4,994
Changes in assets and liabilities, net of effects from acquisitions:
Net increase in trade receivables	(1,665)	(19,929)
Net (increase) decrease in prepaid expenses and other assets	(191)	28,158
Net increase (decrease) in accounts payable, accrued liabilities and other	(76,835)	11,661

Net cash provided by operating activities	22,956	50,016

Cash Flows From Investing Activities
Additions to property and equipment	(19,684)	(6,931)
Additions to computer software	(23,735)	—
Other investing activities	(5,425)	2,030

Net cash used in investing activities	(48,844)	(4,901)

Cash Flows From Financing Activities
Borrowings	3,759	12,548
Debt service payments	(5,187)	(16,920)
Net contribution from (distribution to) parent	41,072	(35,181)

Net cash provided by (used in) financing activities	39,644	(39,553)

Net increase in cash and cash equivalents	13,756	5,562
Cash and cash equivalents, beginning of period	100,466	56,472

Cash and cash equivalents, end of period	$114,222	$62,034

See Notes to Unaudited Condensed Combined Financial Statements

Fidelity National Information Services, Inc.

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

A. Summary of Significant Accounting Policies

      The following describes the significant accounting policies Fidelity National Information Services, Inc. (the “Company” or “FIS”) which have been followed in preparing the accompanying Condensed Combined Financial Statements.

Principles of Combination and Basis of Presentation

      The accompanying Combined Financial Statements include those assets, liabilities, revenues and expenses directly attributable to FIS’s operations and allocations of certain FNF corporate assets, liabilities and expenses to FIS. These amounts have been allocated to FIS on the basis that is considered by management to reflect most fairly or reasonably the utilization of the services provided to or the benefit obtained by the Company. Management believes the methods used to allocate these amounts are reasonable. All intercompany profits, transactions and balances have been eliminated. The financial information included herein does not necessarily reflect what the financial position and results of operations of the Company would have been had it operated as a stand-alone public entity during the periods covered, and may not be indicative of future operations or financial position. The Company’s investments in non-majority-owned partnerships and affiliates are accounted for on the equity method until such time that they became wholly or majority owned. The financial information included in this report has been prepared in accordance with generally accepted accounting principles and the instructions to Article 10 of Regulation S-X. All adjustments considered necessary for a fair presentation have been included. This report should be read in conjunction with the Company’s financial statements for the years ended December 31, 2003, 2002 and 2001 included in this registration statement.

      All dollars presented in the accompanying Combined Financial Statements are in thousands unless indicated otherwise.

Transactions with Related Parties

      The Company has historically conducted business with FNF and intends to continue these business arrangements in the future. Included in the Financial Institution Software and Services segment in the three months ended March 31, 2004 is $12.3 million in revenue from FNF relating to the provision of IT infrastructure support, data center management and software sales. Revenue in the three months ended March 31, 2003 was $0.4 million and reflects software sales only.

      The Lender Outsourcing Solutions segment includes revenue generated from loan facilitation transactions with large national lenders. A significant part of those transactions involve title agency functions resulting from the issuance of title insurance policies by a title insurance underwriter owned by FNF. The Company also performs similar functions in connection with trustee sale guarantees, a form of title insurance that FNF issues, as part of the foreclosure process on a defaulted loan. These operations recorded net revenues from outside parties of $32.8 million and $31.3 million, in the three months ended March 31, 2004 and 2003, respectively representing commissions on title insurance policies written by title insurance subsidiaries of FNF. Sales of other title related products and services to FNF generated revenues of $0.5 million and $1.4 million in the three months ended March 31, 2004 and 2003.

      The Company’s property information division within the Information Products and Services segment manages FNF’s title plant assets in certain parts of the country. As part of that management agreement the Company earns all revenue generated by those assets, both from third party customers and from FNF, and is also responsible for the costs related to keeping the title plant assets current and functioning on a daily basis. FNF in turn benefits from having its title plant assets continually updated and accessible. Included in the Information Products and Services segment in the three months ended March 31, 2004 is revenue of

Fidelity National Information Services, Inc.

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

$8.2 million related to the sale of property information to FNF. The revenue amount in the 2003 period for similar transactions was $7.8 million.

      FNF provides certain corporate services to the Company relating to general management, accounting, finance, legal, payroll, human resources, internal audit and mergers & acquisitions. The cost of these services has been allocated to the Company from FNF based upon reasonable allocation bases including revenue, head count, specific identification and others. Total costs allocated for the three months ended March 31, 2004 and 2003 were $17.4 million and $9.0 million, respectively. These allocations are reflected in the Company’s Corporate and Other segment.

      At March 31, 2004 and December 31, 2003 the Company owed FNF $5.5 and $5.7 million respectively, related to certain financing arrangements between the two parties and this amount is included in current portion of long-term debt.

B.     Acquisitions

      The results of operations and financial position of the entities acquired during any year are included in the Combined Financial Statements from and after the date of acquisition. Some of these acquisitions were made by entities that are a part of FIS and some were made by FNF and are being contributed to FIS by FNF.

Significant Transactions:

ALLTEL Information Services, Inc.

      On January 28, 2003, FNF entered into a stock purchase agreement with ALLTEL Corporation, Inc., a Delaware corporation (“ALLTEL”), to acquire from ALLTEL the financial services division of ALLTEL Information Services, Inc. (“AIS”). On April 1, 2003, FNF closed the acquisition and subsequently renamed the division Fidelity Information Services (“FI”). FI is one of the largest providers of information-based technology solutions and processing services to the mortgage and financial services industries.

      FNF acquired FI for approximately $1.1 billion (including the payment for certain working capital adjustments and estimated transaction costs), consisting of $794.6 million in cash and $275.0 million of the FNF’s common stock. The stock portion of the purchase price resulted in the issuance of 11,206,692 shares of FNF’s common stock to ALLTEL.

      In connection with the closing of the acquisition, FNF entered into a non-competition agreement and certain transition agreements with ALLTEL. This non-competition agreement prohibits, with certain exceptions, ALLTEL and its affiliates from engaging in the business relating to the business acquired by FNF for a period of two years after the transaction.

      The purchase price was allocated to intangible assets as follows: $450.7 million to goodwill; $348.0 million to intangible assets, namely acquired customer relationship intangibles; $95.0 million to acquired technology based on studies and valuations; and the remainder to various tangible assets. FI is amortizing the other intangible assets using an accelerated method, which takes into consideration expected customer attrition rates over a 10-year period. The acquired software is amortized over a seven-year period using an accelerated method that contemplates the period of expected economic benefit and future enhancements to the underlying software. Under the terms of the stock purchase agreement, FNF made a joint election with ALLTEL to treat the acquisition as a sale of assets in accordance with Section 338(h)(10) of the Internal Revenue Code, which resulted in the revaluation of the assets acquired to fair value. As such, the fair value assignable to the historical assets, as well as intangible assets and goodwill, will be deductible for federal and state income tax purposes.

Fidelity National Information Services, Inc.

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

      The assets acquired and liabilities assumed in the FI acquisition were as follows (in thousands):

Tangible and amortizable intangible assets acquired at fair value	$741,960
Goodwill	450,743
Liabilities assumed at fair value	(123,082)

Total purchase price	$1,069,621

      Selected unaudited pro forma combined results of operations for the three months ended March 31, 2003, assuming the acquisition had occurred as of January 1, 2003, and using actual general and administrative expenses prior to the acquisition, are set forth below:

Three Months
ended
March 31, 2003

Total revenue	$444,741
Net earnings	$36,596

Other Transactions:

      The following transactions were made by the Company during the three months ended March 31, 2004 and the years ended December 31, 2003, and 2002 and were immaterial for pro forma disclosure.

Fidelity National Information Solutions, Inc.

      On September 30, 2003, FNF acquired the outstanding minority interest of FNIS, its majority-owned real estate information services public subsidiary, whereby FNIS became a wholly owned subsidiary of FNF. In the acquisition, each share of FNIS common stock (other than FNIS common stock FNF already owned) was exchanged for 0.83 shares of FNF’s common stock. FNF issued 14,292,858 shares of its common stock to FNIS stockholders in the acquisition. As part of the initial public offering of the Company, FNF is contributing specific assets of FNIS to the Company. Of the assets and liabilities contributed to the Company, FNF has allocated $154.8 million of the purchase price to goodwill and $88.9 million of the purchase price to other intangible assets and capitalized software based on studies and valuations.

WebTone Technologies, Inc.

      On September 2, 2003, FI acquired WebTone Technologies, Inc. (“WebTone”) for approximately $90.0 million in cash. WebTone is the developer of the TouchPoint® suite of customer interactive management solutions for financial services organizations. The Company allocated $55.4 million of the purchase price to goodwill and $27.0 million of the purchase price to intangible assets and capitalized software based on studies and valuations. The Company also assumed $11.0 million in long-term liabilities.

Lender’s Service, Inc.

      On February 10, 2003, FNF acquired Lender’s Service, Inc., a Delaware corporation (“LSI”), for approximately $75.0 million in cash. LSI is a provider of appraisal, title and closing services to residential mortgage originators. The Company allocated $57.5 million of the purchase price to goodwill and $31.0 million of the purchase price to intangible assets, primarily customer relationships.

Hansen Quality Loan Services, LLC

      On February 27, 2004, FNF acquired the remaining 45% interest in Hansen Quality Loan Services, LLC (“Hansen”) that it did not already own for approximately $34.0 million, consisting of approximately

Fidelity National Information Services, Inc.

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

$25.5 million in cash and $8.5 million of FNF’s common stock. The stock portion of the purchase price resulted in the issuance of 220,396 shares of FNF’s common stock, which is restricted from sale to the public. Hansen provides collateral risk assessment and valuation services for real estate mortgage financing.

Aurum Technology, Inc.

      On March 11, 2004, FI acquired Aurum Technology, Inc. (“Aurum”) for approximately $305.0 million, composed of approximately $185.0 million in cash and the issuance of 3,144,390 shares of FNF’s common stock. Aurum is a provider of outsourced and in-house information technology solutions for the community bank and credit union markets.

Transactions Subsequent to March 31, 2004

Sanchez Computer Associates, Inc.

      On April 14, 2004, FI acquired Sanchez Computer Associates, Inc. (“Sanchez”) for approximately $175.0 million, composed of approximately $88.1 million in cash and the issuance of approximately 2,267,290 shares of FNF’s common stock. Sanchez develops and markets scalable and integrated software and services that provide banking, customer integration, outsourcing and wealth management solutions to financial institutions in several countries. Sanchez’ primary product offering is Sanchez ProfileTM, a real-time, multi-currency, strategic core banking deposit and loan processing system that can be utilized on both an outsourced and in-house basis.

Convansys Corporation

      The Company has entered into an agreement to acquire 11 million shares of Convansys Corporation, a U.S.-based provider of application management and offshore outsourcing services with India based operations. The transaction is expected to close in the second quarter of 2004. The purchase price for the shares is $131 million. Following the closing of the transaction, the Company will own approximately 29% of the common stock of Convansys and will have warrants to purchase additional shares. The Company will account for this investment using the equity method.

C.     Stock Based Compensation Plans

      Prior to the third quarter of 2003, the Company, consistent with FNF accounted for its stock option plans under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. All options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant; therefore no stock-based compensation cost had been reflected in net earnings.

      During the third quarter of 2003, the Company, consistent with FNF, adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), for stock-based employee compensation, effective as of the beginning of 2003. Under the fair value method of accounting, compensation cost is measured based on the fair value of the award at the grant date and recognized over the service period. The Company has elected to use the prospective method of transition, as permitted by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation— Transition and Disclosure” (“SFAS No. 148”). Under this method, stock-based employee compensation cost is recognized from the beginning of 2003 as if the fair value method of accounting had been used to account for all employee awards granted, modified, or settled in years beginning after December 31, 2002. The financial statements for the three months ended March 31, 2003 have been restated to reflect the adoption of SFAS No. 123.

      For purposes of pro forma disclosures, stock compensation expenses were allocated to the Company. Management believes that the assumptions made for purposes of determining the pro forma net earnings are

Fidelity National Information Services, Inc.

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

reasonable. The following table illustrates the effect on net earnings if the Company had applied the fair value recognition provisions of SFAS No. 123 to all outstanding and unvested awards for all periods presented:

	Three Months
	ended March 31,

	2004	2003

	(in thousands)
Net earnings, as reported	$47,292	$18,529
Add: Stock-based compensation expense included in reported net earnings, net of related tax effects	3,117	354
Deduct: Total stock-based compensation expense determined under fair value based methods for all awards, net of related tax effects	(3,242)	(1,183)

Pro forma net earnings	$47,167	$17,700

D.     Segment Information

      Summarized financial information concerning the Company’s reportable segments is shown in the following table.

      As of and for the three months ended March 31, 2004 (dollars in thousands):

	Financial
	Institution	Lender	Information	Corporate
	Software and	Outsourcing	Products and	and
	Services	Solutions	Services	Other	Total

Total revenue	$258,753	$134,308	$144,622	$882	$538,565
Operating Income	39,858	27,010	28,656	(17,132)	78,392
Depreciation and Amortization	36,734	2,524	9,668	—	48,926
Assets	1,842,073	334,688	584,040	54,873	2,815,674
Goodwill	821,728	94,855	329,237	—	1,245,820

      As of and for the three months ended March 31, 2003 (dollars in thousands):

	Financial
	Institution	Lender	Information	Corporate
	Software and	Outsourcing	Products and	and
	Services	Solutions	Services	Other	Total

Total revenue	$8,562	$106,751	$118,126	$960	$234,399
Operating Income	2,756	22,798	21,156	(8,609)	38,101
Depreciation and Amortization	1,403	1,238	3,962	—	6,603
Assets	69,223	260,372	339,836	16,459	685,890
Goodwill	41,776	105,123	107,710	—	254,609

Financial Institution Software and Services

      The Financial Institution Software and Services segment focuses on two primary markets, financial institution processing and mortgage loan processing. The primary products are software applications that function as the underlying infrastructure of a financial institution’s processing environment. These products include core bank processing software, which banks use to maintain the primary records of their customer accounts, and core mortgage processing software, which banks use to process and service mortgage loans. This segment also provides a number of complementary products and services that interact directly with the core processing products, including applications that facilitate interactions between the segment’s financial

Fidelity National Information Services, Inc.

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

institution customers and their clients. Included in the segment were $20.0 million in sales to non-U.S. based customers in the first three months of 2004. There were no sales to non-U.S. based customers in the first three months of 2003.

Lender Outsourcing Solutions

      The Lender Outsourcing Solutions segment offers customized outsourced business process and information solutions to national lenders and loan servicers. This business provides loan facilitation services, which allow customers to outsource their title and closing requirements in accordance with pre-selected criteria, regardless of the geographic location of the borrower or property. Depending on customer requirements, the Company performs these services both in the traditional manner involving many manual steps, and through more automated processes, which significantly reduce the time required to complete the task. The Company also provides default management services, which allows customers to outsource the business processes necessary to take a loan and the underlying real estate securing the loan through the default and foreclosure process. The Company utilizes its own resources and networks established with independent contractors to provide outsourcing solutions. The Company frequently offers outsourcing solutions to lenders in combination with products and services of the Information Products and Services segment.

Information Products and Services

      In the Information Products and Services segment, the Company operates a property data business and a real estate-related services business. The Company’s property data products and real estate-related information services are utilized by mortgage lenders, investors and real estate professionals to complete residential real estate transactions throughout the U.S. The Company offers a comprehensive suite of products and services spanning the entire home purchase and ownership life cycle, from purchase through closing, refinancing, and resale. The Lender Outsourcing solutions segment utilizes several of the products provided by the Information Products and Services segment and there are a significant number of common customers in these two segments.

E.     Legal Proceedings

      In the ordinary course of business, the Company is involved in various pending and threatened litigation matters related to its operations, some of which include claims for punitive or exemplary damages. The Company believes that no actions, other than those listed below, depart from customary litigation incidental to its business and that the resolution of all pending and threatened litigation will not have a material effect on the Company’s results of operations, financial position or liquidity.

      A class action is pending in state court in California alleging that a subsidiary of FNF violated the Telephone Consumer Protection Act by sending unsolicited facsimile advertising. In April 2004, a class was certified in the case. Recently, FNIS was added as a co-defendant. Plaintiffs seek statutory damages. The Company intends to vigorously defend this action.

      The Company is the subject of three separate claims alleging erroneous flood zone determinations by NRC Insurance Services, Inc., or NRC, an entity that we acquired in August of 2001.

      The first claim was filed by the Pennsylvania Manufacturers Association Indemnity Company, d/b/a PMA Group, against NRC in the U.S. District Court for the District of New Jersey on May 10, 2001. PMA is seeking approximately $1.4 million in damages, which is the amount that it paid to its insured, based on an allegedly erroneous flood zone determination issued by NRC. The insured subsequently initiated suit in Pennsylvania state court seeking approximately $2.3 million in additional damages from PMA, alleging lost business income. In the event that PMA’s insured prevails in its claim against PMA, the Company believes

Fidelity National Information Services, Inc.

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

that PMA will seek such additional damages from us. PMA’s claim against the Company has been stayed pending the outcome of its insured’s claim against PMA.

      The second claim was filed by Travelers Indemnity Co. against NRC in the U.S. District Court for the Eastern District of Missouri on May 29, 2002. Travelers is seeking approximately $4.1 million in damages, based on an allegedly erroneous flood zone determination issued by NRC.

      The third claim was filed by St. Paul Fire & Marine against FNIS in the U.S. District Court for the Eastern District of Missouri on November 6, 2002. St. Paul Fire & Marine is seeking approximately $12 million in damages, based on an allegedly erroneous flood zone determination issued by NRC in 1998.

FINANCIAL SERVICES DIVISION OF ALLTEL INFORMATION SERVICES, INC.

CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2002 and 2001 and for the three months
ended March 31, 2003, and the years ended December 31, 2002 and 2001 with Reports of Independent Accountants

Independent Auditors’ Report

The Board of Directors

Fidelity National Information Services, Inc.:

We have audited the accompanying consolidated statements of operations and comprehensive income, parent company investment, and cash flows of Financial Services Division of ALLTEL Information Services, Inc. (the Company) for the three months ended March 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated statements of operations and comprehensive income, parent company investment, and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated statements of operations and comprehensive income, parent company investment, and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated statements of operations and comprehensive income, parent company investment, and cash flows presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated statements of operations and comprehensive income, parent company investment, and cash flows referred to above present fairly, in all material respects, the results of operations and cash flows of Financial Services Division of ALLTEL Information Services, Inc. for the three months ended March 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The Company was a fully integrated business of ALLTEL Information Services, Inc., a wholly owned subsidiary of ALLTEL Corporation. Consequently, as indicated in Note 1, these financial statements have been derived from the consolidated financial statements and accounting records of ALLTEL Information Services, Inc. and reflect significant assumptions and allocations. Moreover, as indicated in Note 1, the Company relied on ALLTEL Corporation for administrative, management and other services. Accordingly, these financial statements do not necessarily reflect the results of operations and comprehensive income, parent company investment and cash flows of the Company had it been a separate stand-alone entity, independent of ALLTEL Information Services, Inc.

As discussed in Note 16, to the consolidated financial statements, the Company was acquired on April 1, 2003 by Fidelity National Financial, Inc.

/s/ KPMG LLP

May 23, 2004

Jacksonville, Florida

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder of Financial Services Division of ALLTEL Information Services, Inc.:

      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income, parent company investment and cash flows present fairly, in all material respects, the financial position of Financial Services Division of ALLTEL Information Services, Inc. (the “Company”) at December 31, 2002 and 2001, and the results of their operations and their cash flows for the years then ended in conformity with United States generally accepted accounting principles. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      The Company is a fully integrated business of ALLTEL Information Services, Inc., a wholly owned subsidiary of ALLTEL Corporation. Consequently, as indicated in Note 1, these financial statements have been derived from the consolidated financial statements and accounting records of ALLTEL Information Services, Inc. and reflect significant assumptions and allocations. Moreover, as indicated in Note 1, the Company relies on ALLTEL Corporation for administrative, management and other services. Accordingly, these financial statements do not necessarily reflect the financial position, results of operations and comprehensive income, parent company investment and cash flows of the Company had it been a separate stand-alone entity, independent of ALLTEL Information Services, Inc.

      As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets upon adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” as of January 1, 2002.

/s/ PRICEWATERHOUSECOOPERS LLP

Little Rock, Arkansas
January 25, 2003

FINANCIAL SERVICES DIVISION OF ALLTEL INFORMATION SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

As of December 31

	2002	2001
Assets

	(dollars in
	thousands)
Current Assets:
Cash and cash equivalents	$11,510	$16,063
Accounts receivable, net	125,148	140,778
Income taxes receivable	2,156	—
Prepaid expenses and other	22,815	24,468

Total current assets	161,629	181,309

Property and Equipment, net	115,287	118,122
Computer Software, net	190,297	187,397
Deferred Expenses	47,272	11,044
Goodwill, net	25,790	16,473
Other	1,986	3,593

Total assets	$542,261	$517,938

The accompanying notes are an integral part of these consolidated financial statements.

FINANCIAL SERVICES DIVISION OF ALLTEL INFORMATION SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

As of December 31

Liabilities and Parent Company Investment	2002	2001

	(dollars in
	thousands)
Current Liabilities:
Payroll and related liabilities	$21,276	$26,258
Trade accounts payable funded by Parent	7,109	4,829
Current maturities of long-term debt	610	562
Deferred revenue	55,613	45,322
Accrued taxes other than income taxes	1,526	1,773
Income taxes payable	—	703
Accrued employee benefit plans	15,938	16,572
Accrued incentive compensation	12,574	8,760
Other	19,455	22,638

Total current liabilities	134,101	127,417

Deferred Revenue	42,062	14,534
Deferred Income Taxes	42,990	27,529
Long-Term Debt	120	730
Other	11,872	12,232

Total liabilities	231,145	182,442

Commitments and Contingencies (See Notes 7, 13 and 15)
Cumulative foreign currency translation adjustment	(3,739)	(3,396)

Parent Company Investment	314,855	338,892

Total liabilities and parent company investment	$542,261	$517,938

The accompanying notes are an integral part of these consolidated financial statements.

FINANCIAL SERVICES DIVISION OF ALLTEL INFORMATION SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

For the Three Months Ended March 31, 2003 and the Years Ended December 31, 2002 and 2001

	Three Months	Year Ending
	Ended	December 31,
	March 31,
	2003	2002	2001

	(dollars in thousands)
Revenues:
Data processing	$166,877	$671,032	$694,046
Software maintenance	29,441	111,108	99,393
Software license fees	6,685	11,124	29,697
Other	7,339	27,148	19,679

	210,342	820,412	842,815

Costs and Expenses:
Cost of operations (excludes depreciation and amortization of $19,510, $68,777 and $68,485 included below)	120,485	536,361	570,791
Selling, general, and administrative expenses	27,631	53,167	47,353
Depreciation and amortization	21,736	79,850	83,552
Restructuring charges	—	12,295	15,946
Royalty expense to Parent	6,548	21,902	22,225

	176,400	703,575	739,867

Operating income	33,942	116,837	102,948
Other Income (Expense):
Interest expense	(14)	(84)	(139)
Other	6	98	170

Income before income taxes	33,934	116,851	102,979
Income tax expense	14,311	44,588	38,906

Net Income	19,623	$72,263	$64,073

Other Comprehensive Income:
Foreign currency translation adjustment	(311)	(343)	(117)

Comprehensive Income	$19,312	$71,920	$63,956

The accompanying notes are an integral part of these consolidated financial statements.

FINANCIAL SERVICES DIVISION OF ALLTEL INFORMATION SERVICES, INC.

CONSOLIDATED STATEMENTS OF PARENT COMPANY INVESTMENT

For the Three Months Ended March 31, 2003 and the Years Ended December 31, 2002 and 2001

	Three
	Months	Year Ended
	Ended	December 31,
	March 31,
	2003	2002	2001

	(dollars in thousands)
Parent Company Investment, beginning of period	$314,855	$338,892	$338,014
Net income	19,623	72,263	64,073
Dividends to Parent	(12,109)	(36,132)	(32,037)
Performance stock options	—	—	(3,556)
Net transfers from (to) Parent	105,035	(60,168)	(27,602)

Parent Company Investment, end of period	$427,404	$314,855	$338,892

The accompanying notes are an integral part of these consolidated financial statements.

FINANCIAL SERVICES DIVISION OF ALLTEL INFORMATION SERVICES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Three Months Ended March 31, 2003 and the Years Ended December 31, 2002 and 2001

	Three Months	Year Ended
	Ended	December 31,
	March 31,
	2003	2002	2001

	(dollars in thousands)
Cash Flows from Operating Activities:
Net income	$19,623	$72,263	$64,073
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	8,481	33,636	41,080
Amortization of capitalized software	13,254	46,214	42,472
Provision for doubtful accounts	(7)	1,163	1,116
Loss on asset dispositions	49	121	2,162
Write-off of software assets	—	8,880	8,853
Performance stock options	—	—	(2,268)
Deferred income taxes	4,962	15,461	18,793
Increase (decrease) in cash, net of effects of acquisitions, attributable to changes in operating assets and liabilities:
Accounts receivable	(7,101)	14,931	37,903
Prepaid expenses and other	(1,381)	1,398	(4,668)
Deferred expenses	(10,615)	(36,228)	(9,641)
Accrued expenses	(14,880)	(5,255)	4,341
Income taxes payable	(3,000)	(2,859)	(3,005)
Other long-term liabilities	944	(2,860)	(1,947)
Trade accounts payable funded by Parent	(861)	2,280	(26,180)
Deferred revenue	13,867	37,818	4,624

Net cash provided by operating activities	23,335	186,963	177,708

Cash Flows from Investing Activities:
Additions to property and equipment	(6,013)	(23,099)	(37,056)
Additions to computer software	(11,039)	(61,423)	(88,040)
Proceeds from asset sales	—	629	381
Purchases of businesses, net of cash acquired	—	(9,734)	(5,753)
Other, net	72	(684)	3,275

Net cash used in investing activities	(16,980)	(94,311)	(127,193)

Cash Flows from Financing Activities:
Net increase (decrease) in payable to Parent	7,427	(60,168)	(27,602)
Repayments on long-term debt	(148)	(562)	(689)
Dividends paid	(12,109)	(36,132)	(32,037)

Net cash provided by (used in) financing activities	(4,830)	(96,862)	(60,328)

Effect of foreign currency translation on cash	(311)	(343)	(117)
Net increase (decrease) in cash and cash equivalents	1,224	(4,553)	(9,930)
Cash and cash equivalents at beginning of period	11,510	16,063	25,993

Cash and cash equivalents at end of period	$12,734	$11,510	$16,063

The accompanying notes are an integral part of these consolidated financial statements.

FINANCIAL SERVICES DIVISION OF ALLTEL INFORMATION SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

1.	Organization and Basis of Presentation

Organization

      ALLTEL Information Services, Inc., a wholly owned subsidiary of ALLTEL Corporation (“ALLTEL” or the “Parent”) consists of two divisions: financial services and telecommunications. No direct equity ownership relationship exists among the operating divisions comprising ALLTEL Information Services, Inc. (“AIS”). The Financial Services Division of ALLTEL Information Services, Inc. (the “Company”) is not a separate stand-alone legal entity. The Company is primarily engaged in providing electronic data processing services and computer software to the financial services and mortgage industries. The principal markets for the Company’s services are located within the United States; however, the Company also provides services in approximately 50 foreign markets. For the three months ended March 31, 2003 and the years ended December 31, 2002 and 2001, approximately $20,569, $72,686 and $113,624, respectively, of the Company’s revenues were earned in foreign countries.

Basis of Presentation

      The accompanying consolidated financial statements present the financial position, results of operations and cash flows of the Company in contemplation of a potential sale of the business. The Company is a fully integrated business of AIS; consequently, these financial statements have been derived from the consolidated financial statements and accounting records of AIS, a reportable segment of ALLTEL, using the historical results of operations and historical basis of the assets and liabilities of the Company. The financial statements include the amounts of the Company’s wholly owned subsidiaries, majority owned ventures and certain other accounts. All material intercompany transactions have been eliminated.

      The Company participates in the centralized cash management practices of ALLTEL. Under these practices, cash balances are transferred daily to ALLTEL accounts and the daily cash requirements of the Company are funded by ALLTEL. These short-term, non-interest bearing transfers are reflected in Parent Company Investment in the accompanying consolidated balance sheets. As a result, the Company’s cash, cash equivalents and debt held at the ALLTEL level were not allocated to the Company in the consolidated financial statements. Cash and cash equivalents in the consolidated financial statements represent amounts held by the Company’s foreign operations. Additionally, the amounts reflected in the accompanying consolidated balance sheets for trade accounts payable funded by Parent were not historically recorded at the Company level. These amounts have been calculated based on the ratio of the Company’s related operating costs and expenses to the total operating costs and expenses of AIS.

      ALLTEL and AIS incur certain operating expenses in areas such as information technology, accounting, legal, tax and risk and treasury management on behalf of their component operations, including the Company. These costs primarily include salaries and benefits, rent, utilities, corporate aircraft charges and maintenance expenses. These costs have been allocated based on various factors, which are designed to attribute costs to the business segments benefited. An allocation of these costs from ALLTEL and AIS has been included in the accompanying consolidated statements of operations and comprehensive income and totaled $3,706, $15,817 and $16,151 during the three months ended March 31, 2003, and the years ended December 31, 2002 and 2001, respectively.

      The costs of these services charged to the Company and the allocated liabilities assigned to the Company are not necessarily indicative of the costs liabilities that would have been incurred if the Company had performed these functions as a stand-alone entity. However, management believes that the methods used to make such allocations are reasonable and costs of these services charged to the Company are reasonable representations of the costs that would have been incurred if the Company had performed these functions as a stand-alone company.

FINANCIAL SERVICES DIVISION OF ALLTEL INFORMATION SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2.	Summary of Significant Accounting Policies

Revenue Recognition

      Effective January 1, 2000, the Company adopted Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements,” issued by the Securities and Exchange Commission in December 1999. SAB No. 101 provides additional guidance in applying generally accepted accounting principles for revenue recognition. The primary criteria for recognizing revenue under SAB No. 101 is that persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the seller’s price to the buyer is fixed or determinable and collectibility is reasonably assured. The Company’s prior method of revenue recognition was not materially different than that prescribed by SAB No. 101.

      Data processing revenue is recognized as services are performed. Revenue and incremental direct costs related to professional services implementation associated with the Company’s data processing service agreements are deferred during the implementation phase and subsequently recognized over the term of the data processing agreement. Revenue in excess of billings on service contracts is recorded as unbilled receivables and is included in accounts receivable. Billings in excess of revenue recognized on service contracts are recorded as deferred revenue until revenue recognition criteria are met.

      The Company recognizes software maintenance and license fees in accordance with the American Institute of Certified Public Accountants’ Statement of Position (“SOP”) 97-2, entitled “Software Revenue Recognition” and SOP 98-9, entitled “Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions.” Initial license fees are recognized when a contract exists, the fee is fixed or determinable, software delivery has occurred and collection of the receivable is deemed probable. Software licensed with post-contract customer support includes rights to upgrades, when and if available, telephone support, updates and bug fixes. SOP 97-2, as amended, generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair value of the elements. The Company determines the fair value of each element in multi-element arrangements based on vendor-specific objective evidence (“VSOE”). VSOE for each element is based on the price charged when the same element is sold separately. If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue. Revenue allocated to maintenance and support is recognized ratably over the term of the agreement. The Company records deferred revenue for maintenance amounts invoiced prior to revenue recognition.

      Many of the Company’s contracts include a software license and one or more of the following services: development and implementation, conversion, programming, maintenance, application management and data processing. The Company uses contract accounting, as required by SOP 97-2, when the arrangement with the customer includes significant customization, modification, or production of software. The Company uses multiple element accounting required by SOP 97-2 and accounts for certain elements of the arrangement separately as the services are performed based on the element’s VSOE of fair value (i.e., maintenance and certain other services). For the one or more elements accounted for under SOP 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts,” the Company uses the percentage-of-completion method since reasonably dependable estimates of revenue and contract hours applicable to various elements of a contract can be made. Changes in estimates for revenues, costs and profits are recognized in the period in which they are determinable. When the Company’s estimates indicate that the entire contract will be performed at a loss, a provision for the entire loss is recorded in that accounting period.

      There were no customers whose revenues exceeded ten percent of total revenues.

FINANCIAL SERVICES DIVISION OF ALLTEL INFORMATION SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Costs and Expenses

      The Company’s costs and expenses have been summarized on a functional basis in the consolidated statements of operations and comprehensive income. Certain costs have been allocated from general corporate departments to cost of operations and other functional categories based upon the Company’s estimated cost of providing specific services.

Cash and Cash Equivalents

      The Company considers all investments with an original maturity of three months or less to be cash and cash equivalents.

      Marketable securities consist primarily of U.S. Government agency securities and certificates of deposit. Marketable securities classified as held-to-maturity totaled $1,675 and $2,075 at December 31, 2002 and 2001, respectively. Management determines the appropriate classification at the time of purchase in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 115 entitled “Accounting for Certain Investments in Debt and Equity Securities.” Securities are classified as held-to-maturity as management has the ability and intent to hold these investments to maturity. Held-to-maturity securities are stated at amortized cost.

Allowance for Doubtful Accounts

      The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The Company takes into consideration the current financial condition of the customers, the specific details of the customer accounts, the age of the outstanding balance and the current economic environment when assessing the adequacy of the allowance. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances might be required.

Property and Equipment

      Property and equipment are recorded at cost. Depreciation and amortization are computed using the straight-line method based on estimated useful lives and allowances for salvage, where applicable. Gains or losses resulting from sales or retirements are recorded as incurred, at which time the related costs and accumulated depreciation are removed. Renewals and substantial betterments are capitalized and depreciated as explained above. Maintenance and repairs are expensed as incurred.

      The estimated useful lives for computing depreciation of property and equipment are as follows:

Buildings	30-40 Years
Building improvements	3-15 Years
Data processing equipment	1-10 Years
Furniture, fixtures and other	1-15 Years

Computer Software

      Computer software development costs are accounted for in accordance with either SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed,” or with SOP No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” After the technological feasibility of the software has been established (for SFAS No. 86 software) or at the beginning of application development (for SOP 98-1 software), material software development costs, which include salaries and related payroll costs incurred during development, are capitalized. Purchased software is recorded at cost. Research and development costs incurred prior to the establishment of the technological

FINANCIAL SERVICES DIVISION OF ALLTEL INFORMATION SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

feasibility (for SFAS No. 86 software) or prior to application development (for SOP 98-1 software) of a product are expensed as incurred. The cost of capitalized software is amortized on a product-by-product basis commencing on the date of general release of the products for internally developed software and the date of purchase for purchased software. The capitalized cost of internally developed software (SOP 98-1 software) is amortized on a straight-line basis over its estimated useful life, generally three to five years. Software development costs (SFAS No. 86 software) are amortized using whichever one of the following methods provides the greater amortization: (1) the straight-line method over its estimated useful life, which generally ranges from three to five years or (2) the ratio of current revenues to current and anticipated revenues from the software over its useful life. Computer software is shown net of accumulated amortization of $361,102 and $318,432 at December 31, 2002 and 2001, respectively. During the three months ended March 31, 2003 and the years ended December 31, 2002 and 2001, the Company charged to expense research and development costs totaling approximately $16,234, $60,330 and $56,752, respectively. These expenses are included in cost of operations on the consolidated statements of operations and comprehensive income.

      The net realizable value of capitalized software development costs is periodically evaluated by the Company. This evaluation requires considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future revenues generated by the software, estimated economic life of the software and changes in software and hardware technologies. Accordingly, it is reasonably possible that estimates of anticipated future revenues generated by the software, the remaining economic life of the software, or both, may be reduced significantly in the near term, materially impacting the carrying value of capitalized software development costs.

Deferred Expenses

      Deferred expenses consist primarily of incremental direct set-up costs incurred in conjunction with certain long-term data processing contracts which are recoverable over the term of the contract for which revenue has been deferred in compliance with SAB No. 101. Deferred expenses also include up-front costs for services from certain arrangements accounted for under SOP 97-2 where the Company lacks VSOE of fair value for an undelivered element.

Goodwill

      Effective January 1, 2002, the Company adopted SFAS No. 142 “Goodwill and Other Intangible Assets.” This standard changed the accounting for goodwill and other indefinite-lived intangible assets from an amortization method to an impairment-only approach. As of January 1, 2002, the Company ceased amortization of goodwill recorded in conjunction with past business combinations. In accordance with SFAS No. 142, goodwill is to be tested for impairment annually using a consistent measurement date, which for the Company is January 1st of each year. The impairment test for goodwill requires a two-step approach, which is performed at a reporting unit level. Step one of the test identifies potential impairments by comparing the fair value of a reporting unit to its carrying amount. Step two, which is only performed if the fair value of a reporting unit is less than its carrying value, calculates the impairment loss as the difference between the carrying amount of the reporting unit’s goodwill and the implied fair value of that goodwill. During 2002, the Company completed step one of the initial impairment review of goodwill and determined that no write-down in the carrying value of goodwill was required. Fair value of the Company was determined utilizing a combination of the discounted cash flows of the reporting unit and calculated market values of comparable public companies as determined by a third party appraiser. Prior to December 31, 2001, goodwill was amortized on a straight-line basis over its estimated useful life, which ranged from seven to 25 years. Goodwill amortization amounted to $2,356 in 2001. Accumulated amortization amounted to $7,379 at December 31, 2002 and 2001.

FINANCIAL SERVICES DIVISION OF ALLTEL INFORMATION SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

      The Company has acquired identifiable intangible assets through its acquisitions of interests in various information services companies. The cost of acquired entities at the date of the acquisition is allocated to identifiable assets and the excess of the total purchase price over the amounts assigned to identifiable assets is recorded as goodwill. The changes in the carrying amount of goodwill were as follows for the years ended December 31:

	2002	2001

Beginning balance	$16,473	$18,253
Acquisitions	9,317	576
Amortization	—	(2,356)

Ending balance	$25,790	$16,473

      The after-tax net income effects, assuming the change in accounting to eliminate the amortization of goodwill, were as follows for the periods indicated:

		Year Ended
	Three Months	December 31,
	Ended March 31,
	2003	2002	2001

Net income	$19,623	$72,263	$64,073
Goodwill amortization, net of taxes	—	—	1,466

Net income as adjusted	$19,623	$72,263	$65,539

      See Note 15 for a discussion of the acquisitions completed during 2002 that resulted in the recognition of goodwill.

Income Taxes

      Income taxes are accounted for under the asset and liability method pursuant to SFAS No. 109, “Accounting for Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates for the year in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more likely than not to be realized.

Stock-Based Compensation

      The Company accounts for stock-based employee compensation in accordance with Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees” and its various interpretations, including Financial Accounting Standards Board (“FASB”) Interpretation No. 44, “Accounting for Certain Transactions Involving Stock-Based Compensation, an Interpretation of APB No. 25.” For fixed options granted under the Parent’s plans, the exercise price of the option equals the market value of ALLTEL’s common stock on the date of grant. Accordingly, no compensation cost has been recognized by the Company in the accompanying consolidated statements of operations and comprehensive income for any of the fixed options granted. Compensation cost for performance-based options is recognized as expense over the expected vesting period and is adjusted for changes in the market value of ALLTEL’s common stock. Compensation credit for the performance-based options amounted to $0, $0 and $2,268 for the three months ended March 31, 2003 and the years ended December 31, 2002 and 2001, respectively.

      Had compensation costs for the fixed options granted been determined on the basis of fair value of the awards at the date of grant, consistent with the methodology prescribed by SFAS No. 123 entitled

FINANCIAL SERVICES DIVISION OF ALLTEL INFORMATION SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

“Accounting for Stock-Based Compensation,” the Company’s net income would have been reduced to the following pro forma amounts for the periods indicated:

		Years Ended
	Three Months	December 31,
	Ended March 31,
	2003	2002	2001

Net income, as reported	$19,623	$72,263	$64,073
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(1,880)	(7,520)	(7,111)

Pro forma net income	$17,743	$64,743	$56,962

      The fair value of each option was estimated on the grant date using the Black-Scholes option-pricing model and the following weighted average assumptions:

	2002	2001

Expected life	5.0 years	5.0 years
Expected volatility	29.7%	29.3%
Dividend yield	2.5%	2.4%
Risk-free interest rate	4.6%	4.9%

      The pro forma amounts may not be representative of the future effects on reported net income that will result from the future granting of stock options, since the pro forma compensation expense is allocated over the periods in which options become exercisable, and new options may be granted each year. ALLTEL granted no options to employees of the Company during the three months ended March 31, 2003.

Parent Company Investment

      The Company has obtained financing for its day-to-day operations from the Parent. Parent Company Investment includes the Parent’s equity investment in the Company and net amounts due to the Parent. Neither intercompany interest expense on the Parent Company Investment nor interest expense associated with the Parent’s general corporate debt has been included in the consolidated financial statements.

Use of Estimates

      The preparation of financial statements, in accordance with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying consolidated financial statements are based upon management’s evaluation of the relevant facts and circumstances as of the date of the financial statements. However, actual results may differ from the estimates and assumptions used in preparing the consolidated financial statements.

Recoverability of Long-Lived Assets

      The Company periodically evaluates whether events and circumstances have occurred which may indicate that the carrying amounts of its long-lived assets, specifically capitalized computer software, and deferred expenses may warrant revision or may not be recoverable. The Company uses an estimate of the future undiscounted net cash flows of the related assets over the remaining life of the asset in measuring whether the asset is recoverable. As of December 31, 2002 and 2001, the carrying amounts of the Company’s long-lived assets were considered to be fully recoverable.

FINANCIAL SERVICES DIVISION OF ALLTEL INFORMATION SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Supplemental Cash Flow Disclosures

      The following supplemental disclosures are required by SFAS No. 95, “Statement of Cash Flows.”

		Years Ended
	Three Months	December 31,
	Ended March 31,
	2003	2002	2001

Net cash paid for income taxes	$774	$31,821	$21,500
Cash paid for interest	$46	$84	$139

Foreign Currency Translation

      The functional currency for several of the Company’s foreign subsidiaries is the applicable local currency. The Company also has foreign subsidiaries where the functional currency is the U.S. dollar. The translation from the foreign currency to U.S. dollars is performed for balance sheet accounts using the current exchange rate in effect at the balance sheet date and for income statement accounts using a weighted average exchange rate during the period. Foreign currency transaction gains and losses are recognized in income as incurred.

      The Company accounts for unrealized gains or losses on its foreign currency translation adjustments in accordance with SFAS No. 130, “Reporting Comprehensive Income,” which requires the adjustment be accumulated as part of other comprehensive income.

      A summary of the foreign currency translation adjustment recorded in 2003, 2002 and 2001 is as follows:

Amount

Balance at December 31, 2000	$(3,279)
Foreign currency translation adjustment	(117)

Balance at December 31, 2001	$(3,396)
Foreign currency translation adjustment	(343)

Balance at December 31, 2002	$(3,739)
Foreign currency translation adjustment	(311)

Balance at March 31, 2003	$(4,050)

Advertising Expenses

      Advertising costs are expensed as incurred. Advertising expense totaled $195 for the three months ended March 31, 2003, $1,451 in 2002 and $2,314 in 2001.

Recently Issued Accounting Pronouncements

      In June 2001, the FASB issued SFAS No. 143 “Accounting for Asset Retirement Obligations.” SFAS No. 143 applies to fiscal years beginning after June 15, 2002, and addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development or normal use of the assets and requires that a liability for an asset retirement obligation be recognized when incurred, recorded at fair value and classified as a liability in the balance sheet. The adoption of this standard did not have a material effect on the Company’s consolidated financial statements.

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” which requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Costs typically associated with exit or disposal activities include employee

FINANCIAL SERVICES DIVISION OF ALLTEL INFORMATION SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

termination costs, contract cancellation provisions and relocation costs. SFAS No. 146 nullifies Emerging Issues Task Force (“EITF”) Issue 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” The provisions of the new standard are effective for exit or disposal activities initiated after December 31, 2002. The adoption of SFAS No. 146 on January 1, 2003 did not have a material impact on the Company’s consolidated financial statements.

      In December 2002, the FASB issued SFAS No. 148 “Accounting for Stock-Based Compensation— Transition and Disclosure, an Amendment of FASB Statement No. 123.” SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation prescribed by SFAS No. 123. SFAS No. 148 also amends the disclosure requirements of SFAS No. 123 to require disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. As the Company continues to account for stock-based employee compensation using the intrinsic value method under APB No. 25, the Company, as required, has only adopted the revised disclosure requirements of SFAS No. 148 as of December 31, 2002. (See “Stock-Based Compensation” section of Note 2.)

      EITF Issue 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” addresses the accounting treatment for an arrangement to provide the delivery or performance of multiple products and/or services where the delivery of a product or system or performance of services may occur at different points in time or over different periods of time. The arrangements are often accompanied by initial installation, initiation, or activation services and involve either a fixed fee or a fixed fee coupled with a continuing payment stream, which may be fixed or variable. The EITF reached conclusions regarding, among other issues, the applicability of the provisions regarding separation of contract elements in EITF Issue 00-21 to contracts where one or more elements fall within the scope of other authoritative literature, such as SOP 81-1. The proposed EITF does not impact the use of SOP 81-1 for contracts that fall within the scope of SOP 81-1, such as for implementation or building of an information technology system or product to client specifications for a client under a long-term contract. Where an implementation or development project is contracted with a client, and the vendor will also provide services or operate the system over a period of time, EITF Issue 00-21 provides the methodology for separating the contract elements and earnings processes. The provisions of EITF Issue 00-21 are applicable on a prospective basis to transactions entered into in fiscal years beginning after June 15, 2003. The Company does not believe that EITF Issue 00-21 will have a material impact on its consolidated financial statements.

3.	Disclosures about Fair Value of Financial Instruments

      The estimated fair values of financial instruments have been determined by the Company using available market information and appropriate methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

      The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, short-term investments, trade accounts payable funded by Parent, accrued liabilities and debt. The current carrying amount of these instruments approximates the market value due to the relatively short period of time to maturity for these instruments.

FINANCIAL SERVICES DIVISION OF ALLTEL INFORMATION SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4.	Accounts Receivable

      Accounts receivable were comprised of the following at December 31:

	2002	2001

Billed amounts	$86,776	$102,373
Unbilled amounts	33,269	28,476
Costs and estimated earnings in excess of billings on contracts accounted for under the percentage-of-completion method	8,613	12,424

	128,658	143,273
Less allowance for doubtful accounts	(3,510)	(2,495)

	$125,148	$140,778

5.	Property and Equipment

      Property and equipment were comprised of the following at December 31:

	2002	2001

Land	$9,632	$9,632
Buildings and improvements	101,296	92,678
Data processing equipment	181,634	194,659
Furniture, fixtures and other	52,683	53,946

	345,245	350,915
Less accumulated depreciation and amortization	(229,958)	(232,793)

	$115,287	$118,122

      Depreciation expense was $7,637, $33,065 and $38,249 for the three months ended March 31, 2003 and for the years ended December 31, 2002 and 2001, respectively.

6.	Long-Term Debt

      Debt included the following at December 31:

	2002	2001

Commercial capital leases	$730	$1,292
Less current portion	(610)	(562)

	$120	$730

      The capital leases relate to various types of property, plant, and equipment and are classified as data processing equipment, furniture and fixtures, and other.

      As of December 31, 2002, principal maturities of debt for each of the next five years and thereafter were as follows:

Year ending
December 31:	Amount

2003	$610
2004	120

$730

FINANCIAL SERVICES DIVISION OF ALLTEL INFORMATION SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7.	Lease Obligations

      The Company is a party to a number of operating lease agreements related to certain office space and data processing equipment. The future minimum obligations related to these leases which had an original term in excess of one year were as follows as of December 31, 2002:

Year ending
December 31:	Amount

2003	$7,937
2004	6,259
2005	4,116
2006	4,088
2007	3,335
Thereafter	2,342

$28,077

      Rent expense for the three months ended March 31, 2003 and for the years ended December 31, 2002 and 2001 was $2,537, $10,601 and $11,470, respectively. These expenses are included in cost of operations on the consolidated statements of operations and comprehensive income.

8.	Restructuring Charges

      A summary of the restructuring charges recorded in 2002 and 2001 is as follows:

	2002	2001

Severance and employee benefit costs	$1,389	$5,595
Lease and contract termination costs	2,026	1,498
Write-down of software development costs	8,880	8,853

Total restructuring charges	$12,295	$15,946

Number of employees terminated	83	151
Number of lease sites terminated	2	1

      During 2002, a customer in the United Kingdom terminated its contract with AIS and certain previously capitalized software development costs totaling $8,880 were written off because they had no alternative future use or functionality. The Company also recorded lease termination and contract costs of $2,026 related to the closing of two operating locations. The lease termination costs reflected the estimated minimum contractual commitments over the ensuing one to two years to terminate leases associated with these locations. The Company also recorded severance and employee benefit costs in the amount of $1,389 related to a planned workforce reduction. The restructuring plan provided for the elimination of 83 employees primarily in the Company’s customer operations and product development organizations. As of December 31, 2002, the Company had paid $1,250 in severance and all of the employee reductions had been completed.

      During 2001, the Company recorded restructuring charges which consisted of $5,595 in severance and employee benefit costs related to planned workforce reductions, $1,498 in lease termination costs associated with the closing of one operating location and a $8,853 write-down in the carrying value of certain software development costs. The lease termination costs reflected the estimated minimum contractual commitments over the ensuing one to three years to terminate the lease associated with this location. The write-down in the carrying value of certain software development costs resulted from the Company’s formation of a venture with a third party as more fully discussed in Note 15. Prior to forming the venture, the Company had been developing its own real-time processing software. Following the signing of the venture agreement, the Company ceased further development of its software product and wrote off the portion of the capitalized

FINANCIAL SERVICES DIVISION OF ALLTEL INFORMATION SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

software development costs that had no alternative future use or functionality. The restructuring plan provided for the elimination of 151 employees primarily in the Company’s operations and product development organizations. As of December 31, 2002 the Company had paid all of the severance and employee benefit costs and all of the employee reductions had been completed.

      The following is a summary of activity related to the liabilities associated with the Company’s restructuring charges at December 31:

	2002	2001

Balance, beginning of year	$3,134	$2,535
Restructuring charges	12,295	15,946
Non-cash write-down of assets	(8,880)	(8,853)
Cash outlays	(3,790)	(6,494)

Balance, end of year	$2,759	$3,134

      As of December 31, 2002, the remaining unpaid liability related to the Company’s restructuring activities consisted of lease cancellation and contract termination costs of $2,620 and severance and employee-related expenses of $139 and is included in other current liabilities in the accompanying consolidated balance sheets. The restructuring charges decreased net income $7,603 and $9,922 for the years ended December 31, 2002 and 2001, respectively.

9.	Income Taxes

      The Company operates as a division of AIS, a wholly owned subsidiary of ALLTEL. Therefore, the Company’s operations are included in the consolidated federal income tax return filed by ALLTEL. As a result, income tax expense and related balances shown in the accompanying consolidated financial statements have been calculated based upon management’s estimate of what the Company may have incurred had it been a separate entity.

      The provision for income taxes was comprised of the following for the three months ended March 31, 2003 and the years ended December 31:

		December 31
	March 31
	2003	2002	2001

Current:
Federal	$5,271	$16,422	$8,833
State	1,903	5,928	3,982
Foreign	2,175	6,777	7,298

	9,349	29,127	20,113

Deferred:
Federal	4,107	12,795	15,680
State	855	2,666	3,113

	4,962	15,461	18,793

	$14,311	$44,588	$38,906

FINANCIAL SERVICES DIVISION OF ALLTEL INFORMATION SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

      The difference between taxes on income computed at the statutory federal income tax rate and the provision for income taxes was as follows for the three months ended March 31, 2003 and the years ended December 31:

		December 31
	March 31
	2003	2002	2001

Taxes on income at a statutory rate of 35.0%	$11,877	$40,898	$36,042
State income taxes, net of federal tax effect	1,514	5,212	4,611
Other permanent items	1,367	455	1,150
Foreign taxes	(305)	(861)	(1,063)
R&D tax credits	(142)	(1,116)	(1,834)

Provision for income taxes	$14,311	$44,588	$38,906

      Total deferred tax assets as of December 31, 2002 and 2001 were $36,895 and $33,525, respectively. Total deferred tax liabilities as of December 31, 2002 and 2001 were $79,885 and $61,054, respectively.

      The significant components of the net deferred income tax liability were as follows at December 31:

	2002	2001

Property, plant and equipment	$(1,624)	$(6,811)
Capitalized computer software development costs	50,380	51,002
Deferred revenue	(23,750)	(11,239)
Deferred charges	18,973	2,182
Other, net	(989)	(7,605)

Total	$42,990	$27,529

10.	Employee Benefit Plans

      The Company’s Parent has a non-contributory defined contribution plan in the form of profit-sharing arrangements for eligible employees, except bargaining unit employees. The amount of profit-sharing contributions to the plan is determined annually by ALLTEL’s Board of Directors. Profit-sharing expense amounted to $1,169 for the three months ended March 31, 2003, $7,905 for the year ended December 31, 2002 and $7,541 for the year ended December 31, 2001. These expenses are included in cost of operations on the consolidated statements of operations and comprehensive income.

      The Company’s Parent sponsors employee savings plans under section 401(k) of the Internal Revenue Code. The plans cover substantially all full-time employees, except bargaining unit employees. Employees may elect to contribute to the plans a portion of their eligible pre-tax compensation up to certain limits as specified by the plans. The Company also makes annual contributions to the plans. Expense recorded by the Company related to these plans amounted to $1,400 for the three months ended March 31, 2003, $8,026 for the year ended December 31, 2002 and $7,727 for the year ended December 31, 2001. These expenses are included in cost of operations on the consolidated statements of operations and comprehensive income.

      The Company’s employees are currently participants in the Parent’s Health and Welfare benefit plan. Certain members of the Company’s management also participate in the Parent’s Senior Executive Retirement Plan. The Parent does not anticipate transferring any of the assets and liabilities associated with these plans to a buyer of the Company. Therefore, the Company’s allocated share of the Parent plans’ assets and liabilities have not been included in the Company’s consolidated financial statements. Expense recorded by the Company related to these plans amounted to $5,848 for the three months ended March 31, 2003, $23,184 for

FINANCIAL SERVICES DIVISION OF ALLTEL INFORMATION SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the year ended December 31, 2002 and $22,312 for the year ended December 31, 2001. These expenses are included in cost of operations on the consolidated statements of operations and comprehensive income.

11.	Stock-Based Compensation Plans

      Under the Parent’s stock-based compensation plans, the Company’s Parent may grant fixed and performance-based incentive and non-qualified ALLTEL stock options to officers and other key employees of the Company. The maximum number of shares of ALLTEL’s common stock that may be issued to officers and other key employees under all stock option plans in effect at December 31, 2002 was 34.6 million shares. Fixed options granted under the ALLTEL stock option plans generally become exercisable in one to five years from the date of the grant. Certain fixed options granted in 1997 became exercisable in equal increments over a six-year period beginning three years from the date of the grant. Performance-based options were granted in 1997, and such options became exercisable one year from the date in which certain performance goals related to operating income growth and return on invested capital were achieved for the four most recent consecutive calendar quarters.

      Four separate levels of performance goal targets have been established, each specifying different minimum growth and return rates. Depending upon which of the four performance goal target levels is attained, 25%, 50%, 75% or 100% of the option award will vest and become exercisable.

      For all plans, the exercise price of the option equals the market value of ALLTEL’s common stock on the date of grant. For fixed stock options, the maximum term for each option granted is 10 years. There were no performance-based options that remained unvested as of December 31, 2001.

      The following is a summary of stock options outstanding, granted, exercised, transferred, forfeited and expired pursuant to ALLTEL’s stock-based compensation plans relating to the Company’s employees:

			Weighted
			Average Price
	Shares		Per Share

	2002	2001	2002	2001

Outstanding at beginning of period	4,064,540	3,797,094	$55.44	$54.30
Granted	525,750	832,600	53.69	56.41
Exercised	(79,299)	(214,529)	36.82	42.98
Transferred	7,011	3,800	68.25	71.78
Forfeited	(177,480)	(354,425)	62.30	53.19

Outstanding at end of period	4,340,522	4,064,540	$55.31	$55.44

Exercisable at end of period	1,819,612	1,227,931	$50.80	$48.18
Non-vested at end of period	2,520,910	2,836,609
Weighted average fair value of stock options granted during the year	$13.99	$15.24

FINANCIAL SERVICES DIVISION OF ALLTEL INFORMATION SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

      The following is a summary of stock options outstanding as of December 31, 2002:

	Options Outstanding			Options Exercisable

		Weighted	Weighted		Weighted
		Average	Average		Average
		Remaining	Exercise		Exercise
Range of	Number of	Contractual	Price Per	Number of	Price Per
Exercise Prices	Options	Life	Share	Options	Share

$26.50-$32.35	264,793	2.9 Years	$30.67	264,793	$30.67
$34.50-$44.75	803,979	4.9 Years	38.32	601,479	38.31
$52.75-$68.25	3,239,250	7.6 Years	61.37	933,840	64.12
$71.00-$73.25	32,500	6.4 Years	72.04	19,500	72.04

	4,340,522	6.8 Years	$55.31	1,819,612	$50.80

12.	Related Party Transactions

      During 1999, the Company entered into a marketing agreement with ALLTEL whereby the Company is charged a royalty fee for the use of the ALLTEL brand.

      Management believes that transactions with related parties were conducted on terms and conditions no less favorable to the Company than would be obtained from unrelated sources.

13.	Commitments and Contingencies

      Certain employees of the Company are eligible to receive a bonus payment from the Company if they continue to perform responsibilities with the Company or ALLTEL and assist the Company or ALLTEL with any aspect of the sale of the Company and the sale is completed prior to January 1, 2004 or in some cases January 1, 2006. The ALLTEL Board of Directors has approved a potential commitment of up to $13,285. As of December 31, 2002, the commitment to individual employees totals $8,285.

      The Company is a party to certain lawsuits, customer claims and former employee claims which have arisen in the ordinary course of business. Management of the Company is of the opinion, based in part on consultation with legal counsel, that the ultimate resolution of these matters will not have a material adverse effect on the Company’s financial position, results of operations and cash flows.

14.	Contract Terminations

      During 2002 and 2001, certain of the Company’s data processing and software license and maintenance contracts were terminated prior to their expiration dates, primarily as the result of customers being acquired by entities not currently using the Company’s services. Those contracts generally contain early termination fee provisions and such fees, as well as the associated costs, are recognized by the Company as of the termination notice date. The Company recognized termination fees of approximately $0, $20,984 and $3,212 and costs related to these terminations of approximately $0, $9,347 and $0 for the three months ended March 31, 2003, and the years ended December 31, 2002 and 2001, respectively. These termination fees and related costs are reflected in data processing revenues and cost of operations, respectively, in the accompanying consolidated statements of operations and comprehensive income.

15.	Business Combinations

      In the first quarter of 2002, the Company acquired the DASH network from Euronet Worldwide Inc. for $9,734 in cash. The acquisition was accounted for under the purchase method. The operating results of the acquired company have been included since the effective date of the acquisition. The cost of the acquisition

FINANCIAL SERVICES DIVISION OF ALLTEL INFORMATION SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

has been allocated on the basis of estimated fair values of the assets acquired and in accordance with SFAS No. 141, “Business Combinations.” The tangible assets have been recorded at fair value as of the acquisition dates. The remaining acquisition costs were recorded as goodwill.

      During 2001, the Company completed two acquisitions for an aggregate of $6,260 in cash. The acquisitions were accounted for under the purchase method. The operating results of the acquired companies have been included since the effective dates of the acquisition. The costs of the acquisitions have been allocated on the basis of estimated fair values of the assets acquired and in accordance with SFAS No. 141. The tangible assets have been recorded at historical, depreciated cost, which approximated fair value as of the acquisition dates. The remaining acquisition costs were recorded as goodwill and were partially amortized in 2001.

      During 2001, the Company entered into a venture with a third party to form the entity, ALLTEL Corebanking Solutions, LLC (“LLC”), to develop and market a software product (“Corebank”) primarily in Europe. Upon formation, the Company contributed $1 to the LLC, while the other party contributed software.

      In accordance with the formation of the LLC, the Company committed to pay all funding requests that were necessary to complete certain releases of Corebank through September 30, 2002 for a development only cost, at budget, of $35,000 (the “minimum development obligation”). During 2002 and 2001, the total development costs were approximately $10,300 and $20,000, respectively. The LLC was structured such that the Company had the right to discontinue further funding of the LLC if the development of Corebank could not be completed within the established expenditure guidelines or if the third party partner failed to generate a minimum amount of license fee revenue for the LLC. As of December 31, 2002, the Company has met its minimum development obligation without exercising its right to discontinue funding the LLC.

      Because the initial minimum development obligations have been met, both partners currently have the option, but not the obligation, to continue to fund the LLC. Should neither partner desire to continue funding the LLC, the LLC becomes dormant (as defined in one or more of the LLC formation agreements). If the LLC is dormant for one year, either party can unilaterally dissolve the LLC. The Company has continued to fund all of the LLC’s obligations since meeting its minimum development obligation.

      The Company maintains a 51% ownership interest in the LLC, and the other party maintains a 49% interest. Because the Company has funded all of the losses since formation of the LLC, whereas the other party has incurred no financial risk, the Company consolidated 100% of the LLC’s operations for 2002 and 2001 and reflected no minority interest in the consolidated financial statements.

      Additionally, beginning January 1, 2003, the third party partner has the right (the “Put Right”) to require the Company or the LLC to purchase all of their interest in the LLC at a purchase price equal to a multiple of applicable recurring revenue for a trailing twelve-month period plus $5,000. Beginning January 1, 2004, the Company has the right (the “Call Right”), if the third party partner has not exercised its Put Right, to require the third party partner to sell all of its interest in the LLC to the Company or the LLC at a purchase price equal to a multiple of applicable recurring revenue for a trailing twelve-month period plus $5,000. The Company determined that the value of both the Put Right and Call Right at formation of the LLC and at December 31, 2002 and 2001, respectively, was immaterial. Accordingly, no value has been assigned to the Put Right or the Call Right in the consolidated financial statements.

16.	Subsequent Event

      On April 1, 2003, Fidelity National Financial, Inc. acquired from the ALLTEL Corporation, Inc. the Company for approximately $1.1 billion (including the payment for certain working capital adjustments and estimated transaction costs).

[FIS LOGO]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

      The expenses, other than underwriting commissions, expected to be incurred by FIS (the “Company”) in connection with the issuance and distribution of the securities being registered under this Registration Statement are estimated to be as follows:

Securities and Exchange Commission Registration Fee		$63,350.00
National Association of Securities Dealers, Inc. Filing Fee		$30,500.00
New York Stock Exchange Listing Fee	$		*
Printing and Engraving	$		*
Legal Fees and Expenses	$		*
Accounting Fees and Expenses	$		*
Miscellaneous	$		*

Total	$		*

*	To be completed by amendment

Item 14.	Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s certificate of incorporation provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

      Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transactions from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation provides for such limitation of liability.

      The Registrant maintains standard policies of insurance under which coverage is provided (i) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (ii) to the Registrant with respect to payments which may be made by the Registrant to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

Item 15.	Recent Sales of Unregistered Securities

      The Registrant was incorporated on May 20, 2004 under the laws of the State of Delaware. In connection with its formation, the Registrant issued 1,000 shares of common stock for $0.10 to Fidelity National Financial, Inc., pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933.

Item 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit
Number	Description

1.1	Form of Underwriting Agreement relating to the Registrant’s Common Stock.*
3.1	Form of Certificate of Incorporation.*
3.2	Form of Bylaws.*
4.1	Specimen Certificate of Common Stock.*
5.1	Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P. relating to the Common Stock.*
10.1	Master Agreement, dated , 2004 between FNF and the Registrant.*
10.2	Transition Services Agreement, dated , 2004 between FNF and the Registrant.*
10.3	Tax Disaffiliation Agreement, dated , 2004 between FNF and the Registrant.*
10.4	Employee Matters Agreement, dated , 2004 between FNF and the Registrant.*
10.5	Registration Rights Agreement, dated , 2004 between FNF and the Registrant.*
10.6	Intellectual Property Assignment Agreement, dated , 2004 between FNF and the Registrant.*
10.7	Intellectual Property License Agreement, dated , 2004 between FNF and the Registrant.*
10.8	Agency Agreement dated , 2004, between CFC of Alameda County Inc. and CTI.*
10.9	Agency Agreement dated , 2004 between LSI Title Agency, Inc. and CTI.*
10.10	Reinsurance Agreement dated , 2004, between National Title — NY and CTI.*
10.11	Information Products and Services Management Agreement dated , 2004, between FNF and the Registrant.*
10.12	Omnibus Incentive Plan.*
21.1	Subsidiaries of the Registrant.*
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm (FIS).
23.2	Consent of KPMG LLP, Independent Auditors (ALLTEL).
23.3	Consent of PricewaterhouseCoopers LLP, Independent Certified Public Accountants.
24.1	Powers of Attorney (included in the signature page herein).
99.1	Consent of Philip G. Heasley to be named as a Nominee for Director.
99.2	Consent of Cary H. Thompson to be named as a Nominee for Director.
99.3	Consent of Terry N. Christensen to be named as a Nominee for Director.

*	To be filed by amendment

     (b)     Financial Statement Schedules

Item 17.	Undertakings

      The undersigned hereby undertakes as follows:

(a) To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commissions such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Fidelity National Information Services, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jacksonville, Florida, on this 26th day of May, 2004.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:	/s/ WILLIAM P. FOLEY, II

Name: William P. Foley, II

Title:	Chairman of the Board of Directors and Chief Executive Officer

We, the undersigned directors and/ or officers of Fidelity National Information Services, Inc. (the “Company”), hereby severally constitute and appoint William P. Foley, II and Alan L. Stinson, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-1 filed with the Securities and Exchange Commission, and any and all amendments to such Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 in connection with the registration under the Securities Act of 1933 of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that such attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

      Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the capacities on this 26th day of May, 2004.

Signature	Title	Date

/s/ WILLIAM P. FOLEY, II William P. Foley, II	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	May 26, 2004

/s/ ALAN L. STINSON Alan L. Stinson	Executive Vice President Chief Financial Officer (Principal Financial and Accounting Officer)	May 26, 2004

INDEX TO EXHIBITS

Exhibit
Number	Description

1.1	Form of Underwriting Agreement relating to the Registrant’s Common Stock.*
3.1	Form of Certificate of Incorporation.*
3.2	Form of Bylaws.*
4.1	Specimen Certificate of Common Stock.*
5.1	Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P. relating to the Common Stock.*
10.1	Master Agreement, dated , 2004 between FNF and the Registrant.*
10.2	Transition Services Agreement, dated , 2004 between FNF and the Registrant.*
10.3	Tax Disaffiliation Agreement, dated , 2004 between FNF and the Registrant.*
10.4	Employee Matters Agreement, dated , 2004 between FNF and the Registrant.*
10.5	Registration Rights Agreement, dated , 2004 between FNF and the Registrant.*
10.6	Intellectual Property Assignment Agreement, dated , 2004 between FNF and the Registrant.*
10.7	Intellectual Property License Agreement, dated , 2004 between FNF and the Registrant.*
10.8	Agency Agreement dated , 2004, between CFC of Alameda County Inc. and CTI.*
10.9	Agency Agreement dated , 2004 between LSI Title Agency, Inc. and CTI.*
10.10	Reinsurance Agreement dated , 2004, between National Title — NY and CTI.*
10.11	Information Products and Services Management Agreement dated , 2004, between FNF and the Registrant.*
10.12	Omnibus Incentive Plan.*
21.1	Subsidiaries of the Registrant.*
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm (FIS).
23.2	Consent of KPMG LLP, Independent Auditors (ALLTEL).
23.3	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
24.1	Powers of Attorney (included in the signature page herein).
99.1	Consent of Philip G. Heasley to be named as a Nominee for Director.
99.2	Consent of Cary H. Thompson to be named as a Nominee for Director.
99.3	Consent of Terry N. Christensen to be named as a Nominee for Director.

*	To be filed by amendment